As filed with the Securities and Exchange Commission on October 22, 2003

Registration No. 333-108695

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Buffalo Wild Wings, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	5812	31-1455915
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

1600 Utica Avenue South

Suite 700

Minneapolis, MN 55416

(952) 593-9943

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sally J. Smith

Chief Executive Officer and President

Buffalo Wild Wings, Inc.

1600 Utica Avenue South

Suite 700

Minneapolis, MN 55416

(952) 593-9943

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Melodie R. Rose, Esq. Fredrikson & Byron, P.A. 4000 Pillsbury Center 200 South Sixth Street Minneapolis, Minnesota 55402 (612) 492-7000	Jonathan B. Abram, Esq. Dorsey & Whitney LLP 50 South Sixth Street Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600

Approximate date of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common stock, no par value per share	3,066,667	$16.00	$49,066,672	$3,969.49(3)

(1)	Includes 400,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.
(3)	$3,721.40 of this fee was previously paid with the original filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2003

PROSPECTUS

2,666,667 Shares

Common Stock

This is the initial public offering of 2,666,667 shares of common stock of Buffalo Wild Wings, Inc.

We expect the public offering price to be between $14.00 and $16.00 per share. Currently, no public market exists for the shares. After pricing the offering, we expect the common stock will be quoted on the Nasdaq National Market under the symbol “BWLD.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Net proceeds, before expenses, to Buffalo Wild Wings	$	$

The underwriters may also purchase up to an additional 400,000 shares from us and certain of our stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. If such shares are sold, we will not receive any of the proceeds from the sale by the selling stockholders.

The underwriters expect to deliver the shares on or about             , 2003.

Joint Book-Running Managers

RBC CAPITAL MARKETS	SG COWEN

MCDONALD INVESTMENTS INC.

The date of this prospectus is             , 2003.

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220 US LOCATIONS 10-15-03

ALABAMA (1)
Birmingham

COLORADO (1)
Denver

FLORIDA (5)
Ft. Walton Beach
Jacksonville
Orlando
Tallahassee

GEORGIA (1)
Atlanta

ILLINOIS (6)
Champaign
Chicago

INDIANA (20)
Evansville
Indianapolis
Kokomo
Lafayette
Merrillville (Chicago)
Michigan City
Muncie
Schererville (Chicago)
South Bend
Terre Haute
Valparaiso (Chicago)

IOWA (2)
Cedar Rapids

KANSAS (6)
Kansas City
Lawrence
Topeka
Wichita

KENTUCKY (11)
Bowling Green
Cold Spring (Cincinnati)
Florence (Cincinnati)
Lexington
Louisville
Owensboro

LOUISIANA (2)
Baton Rouge
New Orleans

MICHIGAN (14)
Ann Arbor
Detroit
East Lansing
Fenton
Flint
Grand Rapids
Kalamazoo

MINNESOTA (12)
Mankato
Minneapolis/St. Paul
Rochester

MISSISSIPPI (2)
Hattiesburg
Jackson

MISSOURI (6)
Cape Girardeau
Columbia
Kansas City
St. Louis

NEBRASKA (6)
Lincoln
Omaha

NEVADA (3)
Las Vegas

NEW YORK (4)
Buffalo
Rochester

NORTH CAROLINA (5)
Charlotte
Fayetteville
Greenville
Raleigh
Wilmington

NORTH DAKOTA (2)
Fargo
Grand Forks

OHIO (71)
Athens
Canton
Cincinnati
Cleveland
Columbus
Dayton
Lima
Marion
Toledo
Ontario
Sandusky
Wheeling
Wilmington
Wooster
Youngstown
Zanesville

OKLAHOMA (1)
Oklahoma City

PENNSYLVANIA (3)
Greensburg
Pittsburgh

SOUTH DAKOTA (1)
Sioux Falls

TENNESSEE (7)
Chattanooga
Jackson
Knoxville
Memphis
Nashville

TEXAS (11)
Austin
Dallas
Houston
Lubbock
McAllen

VIRGINIA (6)
Blacksburg
Charlottesville
Fredericksburg
Harrisonburg
Richmond
Winchester

WEST VIRGINIA (3)
Huntington
Morgantown
Parkersburg

WISCONSIN (8)
Green Bay-Appleton
Madison
Milwaukee
Wausau-Stevens Point

BUFFALO WILD WINGS
GRILL & BAR

Mild's evil twin.
20 years and the party RACES on.
I'm just a LONELY CUP at a bar looking to get picked up.
20 years and the party RACES on.
A game face should always be covered with sauce.
Finger-staining Good.
TERIYAKI
SWEET BBQ
We CAN'T STAND BLAND.™
www.buffalowildwings.com
©2003 Buffalo Wild Wings, Inc.

IGS.
ER.
ORTS.
THE ESSENTIALS.™
BUFFALO WILD WINGS
GRILL & BAR
SMOKY SOUTHWESTERN
MILD
MEDIUM
SPICY GARLIC
CARIBBEAN JERK
THAI
HOT BBQ
HOT
WILD
BLAZIN'

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers or sales are permitted. The information in this prospectus may only be accurate on the date of this prospectus. Our business, financial condition or results of operations may have changed since that date.

ASSUMPTIONS USED IN THIS PROSPECTUS

Throughout this prospectus, our fiscal years ended December 27, 1998, December 26, 1999, December 31, 2000, December 30, 2001 and December 29, 2002 are referred to as fiscal years 1998, 1999, 2000, 2001 and 2002, respectively. Our fiscal year consists of 52 or 53 weeks and ends on the last Sunday in December in each fiscal year. Fiscal 2000 was a 53-week year. All other fiscal years shown included 52 weeks. Our nine-month periods consist of 39 weeks ended on September 29, 2002 and September 28, 2003.

Unless we indicate otherwise, all of the information in this prospectus i) reflects a 1-for-5 reverse stock split, which became effective September 9, 2003, ii) assumes the underwriters do not exercise the option granted by us and the selling stockholders to purchase additional shares in this offering, iii) does not include options to purchase 806,697 shares of common stock outstanding and warrants to purchase 131,687 shares of common stock outstanding and exercisable as of October 15, 2003 and iv) assumes all of our outstanding mandatorily redeemable Series A Preferred Stock is converted into 1,849,415 shares of common stock upon the closing of this offering. The mandatorily redeemable Series A Preferred Stock will be automatically converted into common stock upon the closing of this offering.

We own a number of trademarks and service marks registered or pending with the U.S. Patent and Trademark Office. We have registered the following marks with the U.S. Patent and Trademark Office: Better-Be-Ready Blazin’; Buffalo Wild Wings; Buffalo Wild Wings & Weck; Buffalo Wild Wings & Weck The Real Wing; bw-3; Gotta Wing It; Home Of The Real Wing; Something Wild Has Come To Town; and Buffalo Wild Wings Grill & Bar Logo. We have filed applications to federally register the following marks, which are pending: Buffalo Wild Wings (2); Buffalo Wild Wings Grill & Bar Logo (2); Buffalo Wild Wings Trade Dress (4); Get It To Go; Buffalo Design; Wings. Beer. Sports. All the Essentials.; We Can’t Stand Bland; Blazin’; Buffarita; Buffalito; Buffalo Chips; Wild; Be Wild; BWLD; We’re on Fire; B-Dubs; and Buffalo Legs. We have also registered the Internet domain names http://www.buffalowildwings.com and http://www.bwld.com. This prospectus also contains trademarks of companies other than Buffalo Wild Wings.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and the related notes. References in this prospectus to “Buffalo Wild Wings,” “company,” “we,” “us” and “our” refer to the business of Buffalo Wild Wings, Inc. and our subsidiaries.

Our Business

We are an established and growing owner, operator and franchisor of restaurants featuring a variety of boldly flavored, made-to-order menu items including our Buffalo, New York-style chicken wings spun in one of our 12 signature sauces. In addition to fresh chicken wings, our menu also features specialty hamburgers and sandwiches, Buffalito soft tacos, finger foods and salads. Our 12 sauces, from the mildest Teriyaki to the hottest Blazin’, are designed to complement many of our menu items, allowing guests to customize their meal by adding a signature sauce. Our restaurants feature a full bar including approximately 20 domestic and imported beers on tap, a broad selection of bottled beer, wine and liquor.

Our restaurants create an inviting neighborhood atmosphere by using a flexible service model, an extensive multi-media system and an open layout. Upon entering our restaurants, guests may choose to order at the counter for dine-in or take-out service or order at the table from our servers. This option allows our guests to customize each dining experience based on their different time demands or service preferences. Each of our restaurants contains an extensive multi-media system consisting of up to five projection televisions and 40 additional televisions, National Trivia Network and a selection of video games. We believe that the layout of our restaurants is attractive to both sports fans and families, as guests may move tables together to watch sporting events, to share a family dinner, or to join friends at the bar. Furthermore, by designing our restaurants with a layout that differentiates the dining and bar areas, we believe that we appeal to families while still targeting our 21- to 40-year-old demographic.

Since our first restaurant opened over 20 years ago, we have grown to 220 restaurants, comprised of 78 company-owned and 142 franchised restaurants, operating in 28 states across the United States. By the end of 2003, we expect to have 240 system-wide restaurants opened in 30 states. Over the past five fiscal years, we have increased the number of our company-owned restaurants from 10 to 70, representing a compound annual growth rate of 47.6% and have grown company-owned restaurant sales from $12.2 million to $85.5 million, representing a compound annual growth rate of 47.6%. Over the same period, we have also increased the number of our franchised restaurants from 68 to 129, representing a compound annual growth rate of 13.7% and have grown franchised restaurant sales from $70.0 million to $195.2 million, representing a compound annual growth rate of 22.8%.

Our Business Strategy

In order to continue our growth, we plan to execute the following strategies:

•	Offer a boldly flavored menu with broad appeal. Our menu features made-to-order items enhanced by our 12 signature sauces, from mild Teriyaki to Blazin’. We offer Buffalo, New York-style, chicken wings and a variety of other items including specialty hamburgers and sandwiches, Buffalito soft tacos, finger foods and salads. We strive to build strong guest loyalty by offering the food quality and dining experience typically associated with casual dining restaurants at competitive prices.

•	Create an inviting, neighborhood atmosphere. We provide an energetic atmosphere with familiar surroundings to position our restaurants as a frequent neighborhood destination. Our restaurants feature an extensive multi-media system, furnishings that can easily be rearranged and an open layout, all of which appeal to both sports fans and families.

•	Enable our guests to customize their dining experience. Our flexible service model and restaurant design allow guests to customize each dining experience to meet the different time demands or service preferences of a workday lunch, a dine-in dinner, a take-out meal, an afternoon or evening enjoying a sporting event or a late-night craving.

•	Continue to strengthen the Buffalo Wild Wings brand. Our marketing program is designed to communicate a distinctive and consistent brand to differentiate Buffalo Wild Wings from our competitors. We showcase our food and fun, energetic atmosphere through irreverent, award-winning advertising.

•	Focus on operational excellence. To continue our expansion and develop into an industry-leading restaurant company, we strive for consistent execution of our concept. We have developed extensive systems and controls for our company-owned and franchised restaurants to support our current operations and projected growth.

•	Increase same-store sales and average unit volume. We seek to increase same-store sales and average unit volumes by introducing new menu items, increasing sales during non-peak dayparts, expanding our takeout business and running targeted product promotions. We coordinate marketing programs with these initiatives to drive frequent guest visits and expand our guest demographic.

Our Growth Strategy

We plan to grow by opening company-owned and franchised restaurants in both new and existing markets.

•	Company-owned restaurants. We intend to open company-owned restaurants in new and existing markets. In new markets, we will primarily target large metropolitan areas and build brand awareness by opening multiple restaurants within six months. In our existing markets, we have opportunities to open additional restaurants. We plan to open 14 restaurants in 2003 and 20 restaurants in 2004.

•	Franchised restaurants. We intend to grow our franchise system through the development of new restaurants by existing and new franchisees. Due to the strength of our brand, unit growth opportunities in attractive undeveloped markets and the relative simplicity of our restaurant operations, we believe we are able to attract experienced and well-capitalized area developers. We plan to open 32 restaurants in 2003 and 45 restaurants in 2004.

Our History

We were founded in 1982 and opened our first restaurant near The Ohio State University. In 1992, our first franchised restaurant opened. In 1994, with nine company-owned and 26 franchised units, we hired our current Chief Executive Officer and President and our current Chief Financial Officer to refine our business strategy and manage our operations and growth. We have further added an experienced senior management team, developed and implemented our restaurant design and décor package and established our flexible service model. Our management has also formalized our real estate and franchise expansion strategy, broadened our menu to attract a wider guest demographic and implemented best practices to develop a platform for nationwide growth.

We are a Minnesota corporation located at 1600 Utica Avenue South, Suite 700, Minneapolis, Minnesota 55416 and our telephone number is (952) 593-9943. Our website address is www.buffalowildwings.com. Information on our website is not a part of this prospectus.

The Offering

Common stock offered by us	2,666,667 shares

Common stock outstanding after the offering	7,270,829 shares

Use of proceeds

We intend to use the net proceeds from this offering to repay all outstanding debt and capital lease obligations, which were approximately $10 million as of October 15, 2003. The remaining net proceeds will be used for general corporate purposes, including opening new restaurants and potentially acquiring existing restaurants from franchisees. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Proposed Nasdaq National Market symbol	BWLD

Summary Consolidated Financial and Operating Data

The following tables summarize consolidated financial and operating data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and/or consolidated financial statements and the related notes included elsewhere in this prospectus.

	Fiscal Years Ended			Nine Months Ended
	December 31, 2000	December 30, 2001	December 29, 2002	September 29, 2002	September 28, 2003
	(in thousands, except share and per share data, number of restaurants and footnotes)
Consolidated Statements of Earnings Data:
Restaurant sales	$46,244	$66,351	$85,493	$61,669	$80,437
Franchise royalties and fees (1)	6,931	8,219	10,614	7,724	9,331

Total revenue	$53,175	$74,570	$96,107	$69,393	$89,768

Income from operations	$4,466	$4,913	$5,985	$3,843	$4,554

Earnings before income taxes	$4,162	$4,200	$5,107	$3,201	$3,839
Income tax expense	1,600	1,499	2,030	1,274	1,497

Net earnings	2,562	2,701	3,077	1,927	2,342
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	1,209	1,317	1,457	1,086	1,205

Net earnings available to common stockholders	$1,353	$1,384	$1,620	$841	$1,137

Earnings per common share — basic	$0.55	$0.56	$0.64	$0.33	$0.43
Weighted average shares outstanding — basic	2,469,000	2,469,000	2,529,000	2,529,000	2,671,000
Earnings per common share — diluted	$0.52	$0.50	$0.54	$0.28	$0.35
Weighted average shares outstanding — diluted	2,583,000	2,781,000	2,976,000	2,979,000	3,296,000
Pro forma earnings per common share — basic (2)			$0.70	$0.44	$0.52
Pro forma weighted average shares outstanding — basic (2)			4,379,000	4,378,000	4,520,000
Pro forma earnings per common share — diluted (2)			$0.64	$0.40	$0.46
Pro forma weighted average shares outstanding — diluted (2)			4,825,000	4,829,000	5,145,000

Selected Operating Data:
Company-owned restaurant data:
Number of restaurants open at end of period	42	53	70	63	77
Company-owned restaurant sales	$46,244	$66,351	$85,493	$61,669	$80,437
Company-owned sales growth	59.2%	43.5%	28.9%	29.4%	30.4%
Franchised restaurant data:
Number of restaurants open at end of period	95	105	129	123	142
Franchised restaurant sales (1)	$126,497	$153,947	$195,232	$140,375	$177,919
Franchised sales growth	30.0%	21.7%	26.8%	27.2%	26.7%
Net cash provided by operating activities	$4,211	$11,019	$8,494	$4,658	$10,672
Net cash used in investing activities	(8,133)	(7,853)	(9,592)	(5,463)	(6,688)
Net cash provided by (used in) financing activities	1,346	(416)	(1,638)	(1,683)	(2,072)

	September 28, 2003
	Actual	Pro Forma(2)	Pro Forma as Adjusted(3)(4)
	(in thousands, except footnotes)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,564	$6,564	$32,701
Total assets	54,319	54,319	80,456
Long-term debt and obligations under capital leases, including current portion	9,863	9,863	—
Mandatorily redeemable Series A Preferred Stock	12,992	—	—
Total common stockholders’ equity	10,251	23,243	59,243

(1)	Franchise royalties are based on franchised restaurant sales as reported to us by our franchisees. These franchise royalties are included in the “Franchise royalties and fees” in the Consolidated Statement of Earnings.
(2)	Gives effect to the conversion of mandatorily redeemable Series A Preferred Stock, which occurs automatically upon the closing of this offering, into 1,849,415 shares of common stock as of December 31, 2001 and the related elimination of preferred stock accretion.
(3)	Pro forma as adjusted amounts give effect to the issuance and sale of 2,666,667 shares of our common stock at an assumed initial public offering price of $15.00 per share, and the receipt and application of the estimated net proceeds of $36.3 million from this offering, after deducting the underwriting discount and estimated offering expenses payable by us.
(4)	As of October 15, 2003, long-term debt and obligations under capital leases were approximately $10 million, including a prepayment penalty of approximately $300,000, which we intend to repay in full with proceeds from this offering. See “Use of Proceeds.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below before deciding to invest in our common stock. If any of the following risks actually occurs, our business, financial condition, results of operation or cash flows could be materially harmed. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information in this prospectus, including our consolidated financial statements and the related notes.

Risks related to our growth strategy

If we are unable to successfully open new restaurants, our revenue growth rate and profits may be reduced.

To successfully expand our business, we must open new Buffalo Wild Wings restaurants on schedule and in a profitable manner. In the past, we and our franchisees have experienced delays in restaurant openings and we may experience similar delays in the future. Delays or failures in opening new restaurants could hurt our ability to meet our growth objectives, which may affect the expectations of securities analysts and others and thus our stock price. We cannot guarantee that we or our franchisees will be able to achieve our expansion goals or that new restaurants will be operated profitably. Further, any restaurants that we or our franchisees open may not obtain operating results similar to those of our existing restaurants. Our ability to expand successfully will depend on a number of factors, many of which are beyond our control. These factors include:

•	locating suitable restaurant sites in new and existing markets;

•	obtaining acceptable financing for construction of new restaurants or negotiating acceptable lease terms;

•	recruiting, training and retaining qualified corporate and restaurant personnel and management;

•	attracting and retaining qualified franchisees;

•	cost effective and timely planning, design and build-out of restaurants;

•	obtaining and maintaining required local, state and federal governmental approvals and permits related to the construction of the sites and the sale of food and alcoholic beverages;

•	creating guest awareness of our restaurants in new markets;

•	competition in our markets; and

•	general economic conditions.

We must identify and obtain a sufficient number of suitable new restaurant sites for us to sustain our revenue growth rate.

We require that all proposed restaurant sites, whether for company-owned or franchised restaurants, meet site-selection criteria established by us. We and our franchisees may not be able to find sufficient new restaurant sites to support our planned expansion in future periods. We face significant competition from other restaurant companies and retailers for sites that meet our criteria and the supply of sites may be limited in some markets. As a result of these factors, our costs to obtain and lease sites may increase, or we may not be able to obtain certain sites due to unacceptable costs. Our inability to obtain suitable restaurant sites at reasonable costs may reduce our growth rate.

Our restaurants may not achieve market acceptance in the new geographic regions we enter.

Our expansion plans depend on opening restaurants in new markets where we or our franchisees have little or no operating experience. The success of these new restaurants will be affected by the different competitive conditions, consumer tastes and discretionary spending patterns of the new markets as well as our ability to generate market awareness of the Buffalo Wild Wings brand. Sales at restaurants opening in new markets may take longer to reach average annual restaurant sales, if at all, thereby affecting the profitability of these restaurants. We may not be successful in operating our restaurants in new markets on a profitable basis.

New restaurants added to our existing markets may take sales from existing restaurants.

We and our franchisees intend to open new restaurants in our existing markets, which may reduce sales performance and guest visits for existing restaurants in those markets. In addition, new restaurants added in existing markets may not achieve system-wide operating performance.

Implementing our expansion strategy may strain our resources.

Our expansion strategy may strain our management, financial and other resources. We must attract and retain talented operating personnel to maintain the quality and service levels at our existing and future restaurants. We must also continue to enhance our operational, financial and management systems. We may not be able to effectively manage these or other aspects of our expansion. If we fail to do so, our business, financial condition, operating results and cash flows could suffer.

Risks related to our business

If the cost of chicken wings increases, our cost of sales will increase and our operating income could be reduced.

The primary food product used by our company-owned and franchised restaurants is fresh chicken wings. Any material increase in the cost of fresh chicken wings could adversely affect our operating results. For fiscal 2002, approximately 28%, and for the nine months ended September 28, 2003, approximately 30% of the cost of sales for our company-owned restaurants were attributable to the purchase of fresh chicken wings. Our cost of sales is significantly affected by increases in the cost of chicken wings, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability, and greater international demand for domestic chicken products. Because we are currently unable to secure long-term fixed-price contracts for the purchase of fresh chicken wings, a rise in the prices of chicken wings would expose us to cost increases.

We are dependent on franchisees and their success.

Currently, approximately 65% of our restaurants are franchised. Franchising royalties and fees represented approximately 11% of our revenues during fiscal 2002 and 10% for the nine months ended September 28, 2003. Our performance depends upon i) our ability to attract and retain qualified franchisees and ii) the franchisees’ ability to execute our concept and capitalize upon our brand recognition and marketing. We may not be able to recruit franchisees who have the business abilities or financial resources necessary to open restaurants on schedule, or who will conduct operations in a manner consistent with our concept and standards. Our franchisees may not be able to operate restaurants in a profitable manner.

Our franchisees may take actions that could harm our business.

Franchisees are independent contractors and are not our employees. We provide training and support to franchisees, but the quality of franchised restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. If franchisees do not adequately manage their restaurants, our image and reputation, and the image and reputation of other franchisees, may suffer materially and system-wide sales could significantly decline. In addition, we may also face potential claims and liabilities due to the acts of our franchisees based on agency or vicarious liability theories.

We could face liability from our franchisees.

A franchisee or government agency may bring legal action against us based on the franchisee/franchisor relationships. Various state and federal laws govern our relationship with our franchisees and potential sales of our franchised restaurants. If we fail to comply with these laws, we could be liable for damages to franchisees and fines or other penalties. Expensive litigation with our franchisees or government agencies may adversely affect both our profits and our important relations with our franchisees.

We may be unable to compete effectively in the restaurant industry.

The restaurant industry is intensely competitive. We believe we compete primarily with regional and local sports bars, casual dining and quick casual establishments and wing-based take-out concepts. Many of our direct and indirect competitors are well established national, regional or local chains with a greater market presence than we have. Further, some competitors have substantially greater financial, marketing and other resources than we do. In addition, independent owners of local or regional establishments may enter the wing-based restaurant business without significant barriers to entry and such establishments may provide price competition for our restaurants. Competition in the casual dining, quick casual and quick service segments of the restaurant industry is expected to remain intense with respect to price, service, location, concept and the type and quality of food. We also face intense competition for real estate sites, qualified management personnel and hourly restaurant staff.

Our quarterly operating results may fluctuate due to the timing of special events and other factors.

Our quarterly operating results depend, in part, on special events, such as the Super Bowl and other popular sporting events, and thus are subject to fluctuations based on the dates for such events. Historically, sales in most of our restaurants have been higher during fall and winter months based on the relative popularity of national, regional and local sporting and other events. Further, our quarterly operating results may fluctuate significantly because of other factors, including:

•	increases or decreases in same-store sales;

•	fluctuations in food costs, particularly fresh chicken wings;

•	the timing of new restaurant openings, which may impact margins due to the related preopening costs and initially higher restaurant level operating expense ratios;

•	the timing and amount of asset impairment and restaurant closing charges;

•	labor availability and costs for hourly and management personnel;

•	changes in competitive factors;

•	disruption in supplies; and

•	general economic conditions and consumer confidence.

As a result of the factors discussed above, our quarterly and annual operating results may fluctuate significantly. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. In the future, operating results may fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

We may not be able to attract and retain qualified personnel to operate and manage our restaurants.

Our success and the success of our individual restaurants depend on our ability to attract, motivate and retain a sufficient number of qualified restaurant employees, including restaurant managers, kitchen staff and wait staff. The inability to recruit and retain these individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants. This could inhibit our expansion plans and business performance and, to the extent that a labor shortage may force us to pay higher wages, harm our profitability. Further, the loss of any of our executive officers would likely adversely impact us.

We may not be able to obtain and maintain licenses and permits necessary to operate our restaurants.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. Such regulations are subject to change from time to time. The failure to obtain and maintain these licenses, permits and approvals, including food and liquor licenses, could adversely affect our operating results. Difficulties or failure to obtain the required licenses and approvals could delay or result in our decision to cancel the opening of new restaurants. Local authorities may revoke, suspend or deny renewal of our food and liquor licenses if they determine that our conduct violates applicable regulations.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, unemployment tax rates, workers’ compensation rates, citizenship requirements and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, increased tax reporting and tax payment requirements for employees who receive gratuities, a reduction in the number of states that allow tips to be credited toward minimum wage requirements and increased employee litigation including claims relating to the Fair Labor Standards Act.

The Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Although our restaurants are designed to be accessible to the disabled, we could be required to make modifications to our restaurants to provide service to, or make reasonable accommodations for disabled persons.

A decline in visitors to any of the business districts near the locations of our restaurants could negatively affect our restaurant sales.

Some of our restaurants are located near high activity areas such as retail centers, big box shopping centers and entertainment centers. We depend on high visitor rates at these business districts to attract guests to our restaurants. If visitors to these centers decline due to economic conditions, road construction, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending or otherwise, our restaurant sales could decline significantly and adversely affect our results of operations.

Changes in consumer preferences or discretionary consumer spending could harm our performance.

Our success depends, in part, upon the continued popularity of Buffalo, New York-style chicken wings, our other menu items and casual dining restaurant styles. We also depend on trends toward consumers eating away from home more often. Shifts in these consumer preferences could negatively affect our future profitability. Such shifts could be based on health concerns related to the cholesterol, carbohydrate or fat content of certain food items, including items featured on our menu. Negative publicity over the health aspects of such food items may adversely affect consumer demand for our menu items and could result in a decrease in guest traffic to our restaurants. A decrease in guest traffic could materially harm our business. Smoking bans imposed by state or local laws could also adversely impact our restaurants’ performance. In addition, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. A decline in consumer spending or in economic conditions could reduce guest traffic or impose practical limits on pricing, either of which could harm our business, financial condition, operating results or cash flows.

We are susceptible to adverse trends and economic conditions in Ohio.

As of October 15, 2003, 71, or approximately 32%, of our company-owned and franchised restaurants are located in Ohio. As a result, we are susceptible to adverse trends and economic conditions in that state. In addition, given our geographic concentration in the Midwest, negative publicity regarding any of our restaurants could have a material effect on our business and operations throughout the region, as could other regional occurrences such as local strikes, new or revised laws or regulations, or disruptions in the supply of food products.

The acquisition of existing restaurants from our franchisees may have unanticipated consequences that could harm our business and our financial condition.

We may seek to selectively acquire existing restaurants from our franchisees. To do so, we would need to identify suitable acquisition candidates, negotiate acceptable acquisition terms and obtain appropriate financing. Any acquisition that we pursue, whether or not successfully completed, may involve risks, including:

•	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as the acquired restaurants are integrated into our operations;

•	risks associated with entering into markets or conducting operations where we have no or limited prior experience; and

•	the diversion of management’s attention from other business concerns.

Future acquisitions of existing restaurants from our franchisees, which may be accomplished through a cash purchase transaction, the issuance of our equity securities or a combination of both, could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

Our ability to raise capital in the future may be limited, which could adversely impact our business.

Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses or other events, including those described in this section, may cause us to seek additional debt or equity financing on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth and other plans as well as our financial condition and results of operations. Additional equity financing, if available, may be dilutive to the holders of our common stock and may involve significant cash payment obligations and covenants and/or financial ratios that restrict our ability to operate and grow our business.

Improper food handling may affect our business adversely.

There are health risks associated with eating improperly handled or prepared food items. Negative publicity over illness caused by improper handling or preparation of food items could harm our future revenue and profitability. While we currently maintain insurance for these types of incidents, we cannot guarantee our insurance is sufficient to cover all adverse outcomes.

Complaints or litigation may hurt us.

Occasionally, our guests file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to our restaurants, or that we have problems with food quality or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims, employment-related claims and claims from franchisees. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their guests. In addition, we are subject to “dram shop” statutes. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We are a party to such a dram shop claim recently filed in Pennsylvania state court. The plaintiff in this claim has asked for unspecified damages for wrongful death and loss of life as well as punitive damages. Recent litigation against restaurant chains has resulted in significant judgments, including punitive damages, under dram shop statutes. Because the plaintiff is seeking punitive damages, which may not be covered by insurance, this action could have an adverse impact on our financial condition and results of operations. See “Litigation.” Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from these allegations may materially adversely affect us and our restaurants.

Our current insurance may not provide adequate levels of coverage against claims.

We currently maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure, such as losses due to natural disasters. Such damages could have a material adverse effect on our business and results of operations.

We may not be able to protect our trademarks, service marks or trade secrets.

We place considerable value on our trademarks, service marks and trade secrets. We intend to actively enforce and defend our marks and if violations are identified, to take appropriate action to preserve and protect our goodwill in our marks. We attempt to protect our sauce recipes as trade secrets by, among other things, requiring confidentiality agreements with our sauce suppliers and executive officers. However, we cannot be sure that we will be able to successfully enforce our rights under our marks or prevent competitors from misappropriating our sauce recipes. We can also not be sure that: i) our marks are valuable, ii) using our marks does not, or will not, violate others’ marks, iii) the registrations of our marks would be upheld if challenged, or iv) we would not be prevented from using our marks in areas of the country where others might have already established rights to them. Any of these uncertainties could have an adverse effect on us and our expansion strategy.

Risks related to our capital stock

Our stock price may be volatile and you may not be able to resell your shares at or above the initial offering price.

Prior to this offering, there has been no public market for shares of our common stock. An active trading market may not develop or be sustained following completion of this offering. The initial public offering price of the shares has been determined by negotiations between us and representatives of the underwriters. The price may bear no relationship to the price at which our common stock will trade upon completion of this offering. The stock market has experienced significant price and volume fluctuations. Fluctuations or decreases in the trading price of our common stock may adversely affect your ability to trade your shares.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert management’s attention and resources that would otherwise be used to benefit the future performance of our operations.

Future sales of shares of common stock into the public market may depress our stock price.

The 2,666,667 shares of common stock sold in this offering (and any shares sold upon exercise of the underwriters’ over-allotment option) will be freely tradable without restriction under the Securities Act of 1933, except for any shares purchased by our officers, directors and principal stockholders and shares sold under our directed share program. As of October 15, 2003, approximately an additional 4,526,144 shares of common stock are “restricted securities” within the meaning of Rule 144 and are currently freely tradable under Rule 144(k) under the Securities Act, unless any of such shares are held by one of our existing affiliates as that term is defined in Rule 144 under the Securities Act or are subject to lock-up agreements. Approximately 4,117,457 shares are subject to lock-up agreements under which the holders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of RBC Dain Rauscher Inc. and SG Cowen Securities Corporation.

On the effective date of this prospectus, in addition to the 2,666,667 shares sold in this offering and the 400,000 shares that could be sold pursuant to the over-allotment option, 282,393 shares of our restricted shares will be immediately available for sale in the public market. Beginning 90 days after the effective date, approximately 10,900 shares of our restricted shares will be eligible for sale subject to manner of sale and certain other limitations under Rule 144. Beginning 180 days after the effective date, approximately 4,117,457 shares of our restricted shares will be eligible for sale subject to the volume and other limitations of Rule 144 or Rule 701 under the Securities Act. After expiration of the lock-up period, some of our stockholders have the contractual right to require us to register some of their shares of common stock for future sale.

Sales of substantial amounts of common stock in the public market, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital through a public offering of our equity securities. See “Shares Eligible for Future Sale” which describes the circumstances under which restricted shares or shares held by affiliates may be sold in the public market.

Our existing stockholders will continue to control us after this offering and they may make decisions with which you disagree.

Our executive officers, directors and principal stockholders, and their affiliates, will beneficially own approximately 27.2% of the outstanding shares of our common stock after this offering. As a result of such ownership, such stockholders, as a group, have the ability to influence actions requiring stockholder approval, including the election or removal of the members of the board of directors and changes in control of the company. See “Principal and Selling Stockholders.”

Adverse effect of undesignated stock and anti-takeover provisions.

Our authorized capital includes 5,600,000 shares of undesignated stock. Our board of directors has the power to issue any or all of the shares of undesignated stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval. Further, as a Minnesota corporation, we are subject to provisions of the Minnesota Business Corporations Act, or MBCA, regarding “control share acquisitions” and “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our board to issue undesignated stock and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our board of directors. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected. See “Description of Capital Stock.”

As a new investor, you will experience immediate and substantial dilution in net tangible book value.

Investors purchasing shares of our common stock in this offering will pay more for their shares than the amount paid by existing stockholders who acquired shares prior to this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate dilution in pro forma net tangible book value of approximately $6.94 per share. If the holders of outstanding options and warrants exercise these options and warrants, you will incur further dilution. See “Dilution.”

We have not and have no plans to pay cash dividends.

We have not declared or paid any cash dividends on our common stock since inception and do not anticipate declaring or paying any such cash dividends in the foreseeable future. See “Dividend Policy.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those relating to:

•	our ability to achieve and manage our planned expansion;

•	our ability to raise capital in the future;

•	the ability of our franchisees to open and manage new restaurants;

•	the concentration of our restaurants in Ohio;

•	our franchisees’ adherence to our practices, policies and procedures;

•	changes in the costs of food, primarily fresh chicken wings;

•	potential fluctuation in our quarterly operating results due to seasonality and other factors;

•	the continued service of key management personnel;

•	our ability to protect our name and logo and other proprietary information;

•	changes in consumer preferences or consumer discretionary spending;

•	health concerns about our food products;

•	our ability to attract, motivate and retain qualified restaurant managers;

•	the impact of federal, state or local government regulations relating to our employees or the sale of food and alcoholic beverages;

•	the impact of litigation; and

•	the effect of competition in the restaurant industry.

Other risks, uncertainties and factors, including those discussed under “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make.

We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The net proceeds to us from the sale of 2,666,667 shares of common stock being offered by us at an assumed initial public offering of $15.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $36.3 million. We will not receive any proceeds from any shares of common stock sold by the selling stockholders.

We intend to use the net proceeds of this offering as follows:

•	for expansion and development, including opening new restaurants and renovation and maintenance of existing restaurants, collectively for which we have allocated approximately $18.2 million in 2004;

•	approximately $10 million, including a prepayment penalty of approximately $300,000, to repay the obligations outstanding under capital leases;

•	approximately $600,000 to repay two long-term bank notes that bear interest at the rates of 7.75% and 8.25% and mature in December 2005 and April 2006, respectively; and

•	the remainder for other general corporate purposes including potentially acquiring existing restaurants from franchisees. We regularly consider these acquisitions in the ordinary course of business, although we currently have no agreements regarding any future acquisitions.

Pending the application of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional information regarding our sources and uses of capital.

DIVIDEND POLICY

We have not declared or paid cash dividends on our common stock. We currently intend to retain any earnings for use in the operation and expansion of our business and therefore do not anticipate declaring or paying any cash dividends in the foreseeable future.

Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 28, 2003 on an actual and pro forma as adjusted basis. The “Actual” column reflects our capitalization as of September 28, 2003 on a historical basis, without any adjustments to reflect subsequent or anticipated events. The “Pro Forma” column reflects our capitalization as of September 28, 2003 with adjustments to reflect the conversion of all outstanding shares of our mandatorily redeemable Series A Preferred Stock into 1,849,415 shares of common stock upon the closing of the offering.

The “Pro Forma as Adjusted” column reflects our capitalization as September 28, 2003 with adjustments to reflect the receipt by us of the estimated net proceeds from the sale of 2,666,667 shares of common stock by us in the offering at an assumed initial public offering price of $15.00 per share and the application of the net proceeds of $36.3 million therefrom, including the repayment of approximately $10 million of indebtedness under our loans, including a prepayment penalty of $300,000. See “Use of Proceeds.”

None of the columns shown below reflect the following:

•	an aggregate of 745,512 shares of common stock issuable upon currently exercisable stock options and warrants as of September 28, 2003 at an average exercise price of $4.20 per share.

•	an aggregate of 250,705 shares of common stock available as of the date of this prospectus for future issuance under our 2003 Equity Incentive Plan.

	September 28, 2003
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$6,564	$6,564	$32,701

Current portion of debt(1)	$4,316	$4,316	$—
Long-term debt and obligations under capital leases, net of current portion	5,547	5,547	—
Mandatorily redeemable Series A Preferred Stock, no par value; 4,000,000 shares authorized; 1,849,415 shares issued and outstanding (actual); 0 shares issued and outstanding (pro forma and pro forma as adjusted)	12,992	—	—
Common stockholders’ equity:
Common stock, no par value; 15,600,000 shares authorized; 2,742,747 shares issued and outstanding (actual); 4,592,162 shares issued and outstanding (pro forma); 7,258,829 shares issued and outstanding (pro forma as adjusted)	2,413	15,405	51,705
Retained earnings	7,838	7,838	7,538

Total common stockholders’ equity	10,251	23,243	59,243

Total capitalization	$33,106	$33,106	$59,243

(1)	Includes current portion of long-term debt and obligations under capital leases.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Pro forma net tangible book value per share represents the amount of our common stockholders’ equity, less intangible assets, divided by the number of shares of common stock outstanding. As of September 28, 2003, we had a net tangible book value of approximately $22.2 million or $4.83 per share of common stock, giving effect to the conversion of all outstanding shares of mandatorily redeemable Series A Preferred Stock into 1,849,415 shares of common stock. After giving effect to the sale of the 2,666,667 shares of common stock offered by us in this offering at an assumed initial public offering price of $15.00 per share and the application of the estimated net proceeds therefrom, our net tangible book value as of September 28, 2003 would have been approximately $58.5 million, or approximately $8.06 per share. This represents an immediate increase in net tangible book value of $3.23 per share to existing stockholders and an immediate dilution in net tangible book value of $6.94 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value per share as of September 28, 2003	$4.83
Increase in pro forma net tangible book value per share attributable to new investors	3.23

Pro forma as adjusted net tangible book value per share after the offering		8.06

Dilution per share to new investors		$6.94

The following table sets forth on a pro forma as adjusted basis, as of September 28, 2003, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors, before deducting the underwriting discount and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Consideration Per Share
	Number	Percent	Amount	Percent
Existing stockholders	4,592,162	63.3%	$10,913,000	21.4%	$2.38
New investors	2,666,667	36.7	40,000,000	78.6	15.00

Total	7,258,829	100.0%	$50,913,000	100.0%	7.01

The discussion and tables above assume no exercise of outstanding warrants or any outstanding stock options. As of September 28, 2003, there were 807,837 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $5.76 per share, and 250,705 shares available for future grant or issuance under our 2003 Equity Incentive Plan. As of September 28, 2003, there were also 131,687 shares of common stock issuable upon exercise of warrants with an exercise price of $3.25 per share. To the extent the options and warrants are exercised, there will be further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL DATA

The consolidated statement of earnings data presented below for the fiscal years ended December 31, 2000, December 30, 2001 and December 29, 2002 and the consolidated balance sheet data as of December 30, 2001 and December 29, 2002 are derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, independent certified public accountants, and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated statement of earnings data presented below for the fiscal years ended December 27, 1998 and December 26, 1999 and the consolidated balance sheet data as December 27, 1998, December 26, 1999 and December 31, 2000 are derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of earnings data presented below for the nine months ended September 29, 2002 and September 28, 2003 and the consolidated balance sheet data as September 28, 2003, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The consolidated results for the nine months ended September 28, 2003 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 28, 2003 or for any future period.

	Fiscal Years Ended					Nine Months Ended
	Dec. 27, 1998	Dec. 26, 1999	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	Sept. 29, 2002	Sept. 28, 2003
	(in thousands, except share and per share data, number of restaurants and footnotes)					(unaudited)	(unaudited)
Consolidated Statements of Earnings Data:
Revenue:
Restaurant sales	$17,320	$29,049	$46,244	$66,351	$85,493	$61,669	$80,437
Franchising royalties and fees (1)	4,345	5,126	6,931	8,219	10,614	7,724	9,331

Total revenue	21,665	34,175	53,175	74,570	96,107	69,393	89,768
Costs and expenses:
Restaurant operating costs:
Cost of sales	6,484	9,527	13,935	21,133	24,983	17,986	24,916
Labor	4,333	7,377	12,754	18,563	24,640	17,974	23,572
Operating	2,564	4,397	6,649	10,328	13,311	9,486	12,570
Occupancy	1,168	1,936	2,851	4,262	5,734	4,155	5,627
Depreciation and amortization	1,235	1,928	2,590	4,096	5,528	3,997	5,124
General and administrative	3,683	5,148	9,020	10,333	14,133	10,980	12,088
Preopening	323	498	860	653	1,085	541	579
Restaurant closures and impairment	185	322	50	289	708	431	738

Total costs and expenses	19,975	31,133	48,709	69,657	90,122	65,550	85,214

Income from operations	1,690	3,042	4,466	4,913	5,985	3,843	4,554

Other expense, net	(726)	(692)	(304)	(713)	(878)	(642)	(715)

Earnings before income taxes	964	2,350	4,162	4,200	5,107	3,201	3,839
Income tax expense	383	940	1,600	1,499	2,030	1,274	1,497

Net earnings	581	1,410	2,562	2,701	3,077	1,927	2,342
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	—	60	1,209	1,317	1,457	1,086	1,205

Net earnings available to common stockholders	$581	$1,350	$1,353	$1,384	$1,620	$841	$1,137

Earnings per common share — basic	$0.24	$0.56	$0.55	$0.56	$0.64	$0.33	$0.43
Weighted average shares outstanding — basic	2,385,000	2,417,000	2,469,000	2,469,000	2,529,000	2,529,000	2,671,000
Earnings per common share — diluted	$0.23	$0.55	$0.52	$0.50	$0.54	$0.28	$0.35
Weighted average shares outstanding — diluted	2,494,000	2,460,000	2,583,000	2,781,000	2,976,000	2,979,000	3,296,000
Pro forma earnings per common share — basic (2)					$0.70	$0.44	$0.52
Pro forma weighted average shares outstanding — basic (2)					4,379,000	4,378,000	4,520,000
Pro forma earnings per common share — diluted (2)					$0.64	$0.40	$0.46
Pro forma weighted average shares outstanding — diluted (2)					4,825,000	4,829,000	5,145,000

Selected Operating Data:
Company-owned restaurant data:
Number of restaurants open at end of period	16	26	42	53	70	63	77
Company-owned restaurant sales	$17,320	$29,049	$46,244	$66,351	$85,493	$61,669	$80,437
Company-owned sales growth	41.8%	67.7%	59.2%	43.5%	28.9%	29.4%	30.4%
Franchised-wide restaurant data:
Number of restaurants open at end of period	70	79	95	105	129	123	142
Franchised restaurant sales (1)	$82,680	$97,320	$126,497	$153,947	$195,232	$140,375	$177,919
Franchised sales growth	18.1%	17.7%	30.0%	21.7%	26.8%	27.2%	26.7%
Net cash provided by operating activities	$2,042	$6,116	$4,211	$11,019	$8,494	$4,658	$10,672
Net cash used in investing activities	(3,615)	(3,216)	(8,133)	(7,853)	(9,592)	(5,463)	(6,688)
Net cash provided by (used in) financing activities	2,230	2,475	1,346	(416)	(1,638)	(1,683)	(2,072)

	Dec. 27, 1998	Dec. 26, 1999	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	Sept. 28, 2003
	(in thousands)
Consolidated Balance Sheet Data:
Total current assets	$4,651	$9,741	$8,868	$12,469	$12,656	$11,532
Total assets	13,314	22,161	31,872	40,971	50,741	54,319
Total current liabilities	6,713	6,420	7,865	13,003	14,827	15,134
Total liabilities	10,984	12,260	17,469	23,717	30,390	31,076
Mandatorily redeemable Series A Preferred Stock	—	5,867	9,014	10,331	11,788	12,992
Retained earnings	994	2,344	3,697	5,081	6,701	7,838
Total common stockholders’ equity	2,330	4,034	5,389	6,923	8,563	10,251

(1)	Franchise royalties are based on franchised restaurant sales as reported to us by our franchisees. These franchise royalties are included in the “Franchise royalties and fees” in the Consolidated Statement of Earnings.
(2)	Gives effect to the conversion of mandatorily redeemable Series A Preferred Stock, which occurs automatically upon the closing of this offering, into 1,849,415 shares of common stock as of December 31, 2001 and the related elimination of preferred stock accretion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

As of October 15, 2003, we owned and operated 78 restaurants and franchised an additional 142 restaurants under the name Buffalo Wild Wings Grill & Bar. Our fiscal year ends on the last Sunday in December, which generally results in a 52-week year. However, every five or six years the fiscal year is 53 weeks. Fiscal 2000 was a 53-week year. For the purposes of annual comparisons, unless otherwise noted, we have not adjusted for this difference.

We were founded in 1982 and opened our first restaurant near The Ohio State University. In 1992, our first franchised restaurant opened. In 1994, with nine company-owned and 26 franchised units, we hired our current Chief Executive Officer and President and our current Chief Financial Officer to refine our business strategy and manage our operations and growth. We have further added an experienced senior management team, developed and implemented our restaurant design and décor package and established our flexible service model. Our management has also formalized our real estate and franchise expansion strategy, broadened our menu to attract a wider guest demographic and implemented best practices to develop a platform for nationwide growth.

We have funded our company-owned restaurant development with debt financing, cash from operations and private equity proceeds. In 1996, we completed a private placement of common stock for $400,000 in cash and the conversion into common stock of a $250,000 note payable. At the end of 1996, we had 10 company-owned and 61 franchised restaurants. In early 1998, we completed a private placement of debenture units for $2.3 million. In late 1999, we completed the sale of mandatorily redeemable Series A Preferred Stock in consideration for net cash proceeds of $4.2 million and the conversion of $1.6 million of outstanding debt. At the end of 1999, we had 26 company-owned and 79 franchised restaurants. The second closing of the mandatorily redeemable Series A Preferred Stock occurred in early 2000 and we received net proceeds of $1.9 million.

Since the beginning of 2000, we have continued to expand our restaurant base, growing from 105 to 220 restaurants. We believe that our concept can support a minimum of 1,000 restaurants in the United States. In 2003, we plan to open 14 new company-owned restaurants, of which nine were opened and five were under construction as of October 15, 2003. In 2004, we plan to open 20 new company-owned restaurants, of which 11 had signed leases or for which our designated developers have signed purchase agreements and six had signed letters of intent as of October 15, 2003. Our franchisees are scheduled to open 32 new restaurants in 2003, of which 17 were opened as of October 15, 2003. In 2004, we plan to open 45 new franchised restaurants, for which we had 45 signed commitments as of October 15, 2003. In addition, we have signed commitments for 91 new franchised restaurants to be opened after 2004.

Critical Accounting Policies and Use of Estimates

Our significant accounting policies are described in Note 1 of the Consolidated Financial Statements, which were prepared in accordance with accounting principles generally accepted in the United States of America. Critical accounting policies are those that we believe are both important to the portrayal of our financial condition and results and require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

We believe that the following discussion represents our more critical accounting policies and estimates used in the preparation of our consolidated financial statements, although not inclusive.

Valuation of Long-Lived Assets and Store Closing Reserves

We review long-lived assets quarterly to determine if the carrying value of these assets may not be recoverable based on estimated future cash flows. Assets are reviewed at the lowest level for which cash flows can be identified, which is at the restaurant level. Restaurants are included in the impairment analysis after they have been open for 15 months. We evaluate each long-lived asset, including leasehold improvements, equipment and fixtures over its remaining lease term, after considering the potential impact of planned operational improvements and marketing programs. In determining future cash flows, significant estimates are made by us with respect to future operating results of each restaurant over its remaining lease term. If assets are determined to be impaired, the impairment charge is measured by the amount by which the asset carrying amount exceeds its fair value. The determination of asset fair value is also subject to significant judgment. During fiscal 2000, 2001 and 2002, and the nine months ended September 28, 2003, we recognized $0, $214,000, $309,000 and $590,000, respectively, of asset impairment charges.

In addition to the valuation of long-lived assets, we also record store closing reserves when a restaurant is abandoned. Store closing reserves are subject to significant judgment as accruals are made for lease payments on abandoned leased facilities. Many factors including the local business environment, other available lease sites and the willingness of lessors to negotiate lease buyouts are considered in making the accruals. We estimate future lease obligations based on these factors and quarterly evaluate the adequacy of estimated reserves based on current market conditions. There were no store closing reserves recorded in fiscal 2000 or 2001. During 2002, we recorded store closing reserves of $243,000 to accrue obligations for an underperforming restaurant that was closed in 2002. During the nine months ended September 28, 2003, we recorded reserves of $119,000, which included charges for a restaurant closed in 2003 and additional reserves for the restaurant closed in 2002.

The reconciliation of the store closing reserve for the year ended December 29, 2002 and the nine months ended September 28, 2003 is as follows:

	Balance December 30, 2001	2002 provision	Costs incurred	Balance December 29, 2002	2003 provision	Costs incurred	Balance September 28, 2003
	(in thousands)
Remaining lease obligation and utilities	$—	$185	$(21)	$164	$119	$(76)	$207
Broker fees	—	58	—	58	—	—	58

	$—	$243	$(21)	$222	$119	$(76)	$265

Vendor Allowances

Vendor allowances include allowances, rebates and other funds received from vendors. These funds are determined based on various quantitative contract terms. We also receive vendor rebates from certain manufacturers and distributors calculated based upon purchases made by franchisees. Amounts expected to be received from vendors are recognized as a reduction of inventoriable costs as product purchases are made from vendors. Amounts that represent a reimbursement of costs incurred, such as advertising, are recorded as a reduction of the related expense. We record an estimate of earned vendor rebates and allowances on a monthly basis. We generally receive payment from vendors approximately 30 days from the end of a month for that month’s purchases. During fiscal 2000, 2001 and 2002 and for the nine months ended September 29, 2002 and September 28, 2003, vendor allowances were recorded as a reduction in inventoriable costs and cost of sales was reduced by $755,000, $1.3 million, $1.8 million, $1.4 million and $1.6 million, respectively.

Revenue Recognition — Franchise Operations

Our franchise agreements have terms ranging from 10 to 20 years. These agreements also convey extension terms of five or 10 years depending on contract terms and if certain conditions are met. We provide training, preopening assistance and restaurant operating assistance in exchange for area development fees, franchise fees and royalties of 5% of the franchised restaurant’s sales. Franchise fee revenue from individual franchise sales is recognized upon the opening of the restaurant when all our material obligations and initial services to be provided by us have been performed. Area franchise fees are dependent upon the number of restaurants granted in the agreement as are our obligations under the area franchise agreement. Consequently, as our obligations are met, area franchise fees are recognized proportionally with the opening of each new restaurant. Royalties are accrued as earned and are calculated each period based on reporting franchisees’ sales.

Financial Definitions

Revenue.    Revenue is comprised of our restaurant sales, franchise royalties and initial franchise fees. Our restaurant sales are comprised almost entirely of food and beverage sales. Franchise royalties represent royalties received from franchisees based on restaurant sales from the operation of franchised Buffalo Wild Wings Grill & Bar restaurants. Initial franchise fees received for franchise development agreements are recognized as income when the restaurants are opened.

Restaurant Operating Costs.    Restaurant operating costs are comprised of cost of sales, labor costs and operating and occupancy expenses. Cost of sales includes food, beverage and paper costs, offset by vendor allowances. Labor costs include direct hourly and management wages, bonuses, payroll taxes and benefits for restaurant employees including workers compensation and health insurance. Operating expenses primarily include advertising and marketing, credit card fees, insurance, uniforms, music and cable, repairs and maintenance, supplies and utilities. Occupancy expenses include fixed and percentage rent, common area maintenance charges and real estate taxes.

Depreciation and Amortization.    Depreciation and amortization includes depreciation for restaurant and corporate capital expenditures and amortization of goodwill in fiscal 2000.

General and Administrative.    General and administrative costs include all corporate and administrative functions that support existing company-owned restaurants and franchised restaurants and provide support to facilitate our growth. Such costs include corporate wages and benefits, travel, professional fees, supplies, recruiting costs, training and insurance.

Preopening.    Preopening costs are expensed as incurred. These costs include costs of hiring and training the initial work force, travel, the cost of food and beverage used in training, marketing costs and any grand opening events.

Restaurant Closures and Asset Impairment.    Restaurant closures and asset impairment includes costs such as accrued rent for idle restaurants, severance and utilities along with impairment costs and disposal costs related to long-lived assets.

Same-Store Sales.    In calculating same-store sales, restaurants become comparable in the first month following the fifteenth full month of operations. As of September 28, 2003, we had 56 company-owned restaurants and 108 franchised restaurants that met this criteria.

Results of Operations

Our operating results for 2000, 2001 and 2002 and for the nine months ended September 29, 2002 and September 28, 2003 are expressed as a percentage of total revenue below, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant sales.

	Fiscal Years Ended			Nine Months Ended
	December 31, 2000	December 30, 2001	December 29, 2002	September 29, 2002	September 28, 2003
Revenue:
Restaurant sales	87.0%	89.0%	89.0%	88.9%	89.6%
Franchise royalties and fees	13.0	11.0	11.0	11.1	10.4

Total revenue	100.0	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	30.1	31.9	29.2	29.2	31.0
Labor	27.6	28.0	28.8	29.1	29.3
Operating	14.4	15.6	15.6	15.4	15.6
Occupancy	6.2	6.4	6.7	6.7	7.0
Depreciation and amortization	4.9	5.5	5.8	5.8	5.7
General and administrative	17.0	13.9	14.7	15.8	13.5
Preopening	1.6	0.9	1.1	0.8	0.6
Restaurant closures and asset impairment	0.1	0.4	0.7	0.6	0.8
Total costs and expenses	91.6	93.4	93.8	94.5	94.9

Income from operations	8.4	6.6	6.2	5.5	5.1

Other income (expense):
Interest expense	(1.3)	(1.2)	(1.0)	(1.0)	(0.9)
Interest income	0.8	0.3	0.1	0.1	0.1

Total other expense	(0.6)	(1.0)	(0.9)	(0.9)	(0.8)

Earnings before income taxes	7.8	5.6	5.3	4.6	4.3
Income tax expense	3.0	2.0	2.1	1.8	1.7

Net earnings	4.8	3.6	3.2	2.8	2.6
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	2.3	1.8	1.5	1.6	1.3

Net earnings available to common stockholders	2.5%	1.9%	1.7%	1.2%	1.3%

Nine Months Ended September 28, 2003 Compared to Nine Months Ended September 29, 2002

Restaurant sales increased by $18.8 million, or 30.4%, to $80.4 million in 2003 from $61.7 million in 2002. The increase in restaurant sales was primarily due to a $17.8 million increase associated with the opening of eight new company-owned restaurants through September 28, 2003 and the 25 company-owned restaurants opened before 2003 that did not meet the criteria for same-store sales and $1.5 million related to a 2.7% increase in same-store sales.

Franchise royalties and fees increased by $1.6 million, or 20.8%, to $9.3 million in 2003 from $7.7 million in 2002. The increase was due primarily to additional royalties collected from the 17 new franchised restaurants that opened in 2003 and a full year of operations for the 28 franchised restaurants that opened in 2002. Same-store sales for franchised restaurants increased 3.4%.

Cost of sales increased by $6.9 million, or 38.5%, to $24.9 million in 2003 from $18.0 million in 2002 due primarily to more restaurants being operated in 2003. Cost of sales as a percentage of restaurant sales increased to 31.0% in 2003 from 29.2% in 2002. The increase in cost of sales as a percentage of restaurant sales was primarily due to higher fresh chicken wing costs.

Labor expenses increased by $5.6 million, or 31.1%, to $23.6 million in 2003 from $18.0 million in 2002 due primarily to more restaurants being operated in 2003. Labor expenses as a percentage of restaurant sales increased to 29.3% in 2003 from 29.1% in 2002. The increase in labor expenses as a percentage of restaurant sales was primarily due to management’s focus on increased restaurant hospitality.

Operating expenses increased by $3.1 million, or 32.5%, to $12.6 million in 2003 from $9.5 million in 2002 due primarily to more restaurants being operated in 2003. Operating expenses as a percentage of restaurant sales increased to 15.6% in 2003 from 15.4% in 2002. The increase in operating expenses as a percentage of restaurant sales was primarily due to higher natural gas prices.

Occupancy expenses increased by $1.5 million, or 35.4%, to $5.6 million in 2003 from $4.2 million in 2002 due primarily to more restaurants being operated in 2003. Occupancy expenses as a percentage of restaurant sales increased to 7.0% in 2003 from 6.7% in 2002, primarily due to higher rent expense on new free-standing restaurants opened in 2003 and increasing common area maintenance costs for all restaurants.

Depreciation and amortization increased by $1.1 million, or 28.2%, to $5.1 million in 2003 from $4.0 million in 2002. The increase was primarily due to the additional depreciation on eight new restaurants in 2003 and 10 new restaurants which opened in the first nine months of 2002 and were operated for a full nine months in 2003.

General and administrative expenses increased by $1.1 million, or 10.1%, to $12.1 million in 2003 from $11.0 million in 2002 due to higher corporate headcount. General and administrative expenses as a percentage of total revenue decreased to 13.5% in 2003 from 15.8% in 2002. This decrease was primarily due to a planned decrease in general and administrative expenses growth relative to sales growth, and to our ability to leverage existing corporate infrastructure.

Preopening costs increased by $38,000, or 7.0%, to $579,000 in 2003 from $541,000 in 2002. The decrease was due to eight new company-owned restaurants opened in the first nine months of 2003 versus ten new company-owned restaurants in the first nine months of 2002.

Restaurant closures and asset impairment increased by $307,000, or 71.2%, to $738,000 in 2003 from $431,000 in 2002. The loss in 2003 represented the asset impairment of one underperforming restaurant, closure of one restaurant and additional reserves related to a restaurant which closed in 2002. The loss in 2002 represents the impairment and closure of an underperforming restaurant.

Interest expense increased by $52,000, or 7.3%, to $768,000 in 2003 from $716,000 in 2002. The increase was due to additional capital leases for equipment executed in 2003. This increase was partially offset by new capital leases lowering the overall blended interest rate in 2003 compared to 2002.

Interest income decreased by $21,000, or 28.4%, to $53,000 in 2003 from $74,000 in 2002. The decrease was due to lower interest rates and lower investment balances in 2003 compared to 2002.

Provision for income taxes decreased $223,000, or 17.5%, to $1.5 million in 2003 from $1.3 million in 2002. The effective tax rate as a percentage of income before taxes decreased to 39.0% in 2003 from 40.0% in 2002. Our effective tax rate reflects the full federal and state statutory rates on taxable income. The reduction in our effective tax rate period over period was due to more restaurants being added in states with lower effective rates.

Fiscal Year 2002 Compared to Fiscal Year 2001

Restaurant sales increased by $19.1 million, or 28.9%, to $85.5 million in 2002 from $66.4 million in 2001. The increase in restaurant sales was due to an $18.1 million increase associated with the opening of 18 new company-owned restaurants in 2002 and six company-owned restaurants opened before 2002 that did not meet the criteria for same-store sales, and $1.0 million related to a 1.6% increase in same-store sales.

Franchise royalties and fees increased by $2.4 million, or 29.1%, to $10.6 million in 2002 from $8.2 million in 2001. The increase was primarily due to additional royalties collected from the 28 new franchised restaurants that opened in 2002 and a full year of operations for the 11 franchised restaurants that opened in 2001. Same-store sales for franchised restaurants increased 1.5%.

Cost of sales increased by $3.9 million, or 18.2%, to $25.0 million in 2002 from $21.1 million in 2001 primarily due to more restaurants being operated in 2002. Cost of sales as a percentage of restaurant sales decreased to 29.2% in 2002 from 31.9% in 2001. The reduction in cost of sales as a percentage of restaurant sales was primarily due to lower fresh chicken wing costs.

Labor expenses increased by $6.1 million, or 32.7%, to $24.6 million in 2002 from $18.6 million in 2001 primarily due to more restaurants being operated in 2002. Labor expenses as a percentage of restaurant sales increased to 28.8% in 2002 from 28.0% in 2001. The increase in labor expenses as a percentage of restaurant sales was primarily due to management’s focus on increased restaurant hospitality.

Operating expenses increased by $3.0 million, or 28.9%, to $13.3 million in 2002 from $10.3 million in 2001 primarily due to more restaurants being operated in 2002. Operating expenses as a percentage of restaurant sales remained constant at 15.6%. Higher repair and maintenance costs were offset by lower utilities costs.

Occupancy expenses increased by $1.5 million, or 34.5%, to $5.7 million in 2002 from $4.3 million in 2001 primarily due to more restaurants being operated in 2002. Occupancy expenses as a percentage of restaurant sales increased to 6.7% in 2002 from 6.4% in 2001, primarily due to higher occupancy expenses for higher quality and more expensive restaurant sites.

Depreciation and amortization increased by $1.4 million, or 35.0%, to $5.5 million in 2002 from $4.1 million in 2001. The increase was primarily due to the additional depreciation on 18 new restaurants in 2002 and 11 new restaurants from 2001 that operated for a full year in 2002.

General and administrative expenses increased by $3.8 million, or 36.8%, to $14.1 million in 2002 from $10.3 million in 2001. General and administrative expenses as a percentage of total revenue increased to 14.7% in 2002 from 13.9% in 2001. This increase was primarily due to adding key personnel to support our expansion and related hiring costs, higher professional fees and travel costs.

Preopening costs increased by $432,000, or 66.2%, to $1.1 million in 2002 from $653,000 in 2001. The increase was due to costs associated with opening 18 new company-owned restaurants in 2002 versus nine new company-owned restaurants in 2001.

Restaurant closures and asset impairment increased $419,000, or 145%, to $708,000 in 2002 from $289,000 in 2001. The loss in 2002 represented the impairment and closure of an underperforming restaurant and the impairment of liquor licenses in a particular market. The loss in 2001 represented the impairment of an underperforming restaurant and some miscellaneous equipment.

Interest expense increased $56,000, or 6.2%, to $966,000 in 2002 from $910,000 in 2001. The increase was due to additional capital leases for equipment executed in 2002. This increase was partially offset by new capital leases lowering the overall blended interest rate in 2002 compared to 2001.

Interest income decreased $109,000, or 55.3%, to $88,000 in 2002 from $197,000 in 2001. The decrease was due to lower interest rates and lower investment balances in 2002 compared to 2001.

Provision for income taxes increased $531,000, or 35.4%, to $2.0 million in 2002 from $1.5 million in 2001. The effective tax rate as a percentage of income before taxes increased to 39.8% in 2002 from 35.7% in 2001 due to higher state taxes and a reduction in general business credits.

Fiscal Year 2001 Compared to Fiscal Year 2000

Restaurant sales increased by $20.1 million, or 43.5%, to $66.4 million in 2001 from $46.2 million in 2000. The increase in restaurant sales was due to an $18.1 million increase associated with the opening of nine new company-owned restaurants in 2001, the acquisition of two franchised restaurants and 20 company-owned restaurants opened before 2001 that did not meet the criteria for same-store sales. $3.4 million related to a 8.8% increase in same-store sales. The comparison of 2001 and 2000 restaurant sales was affected by $1.4 million for a 53rd week of sales in 2000.

Franchise royalties and fees increased by $1.3 million, or 18.6%, to $8.2 million in 2001 from $6.9 million in 2000. The increase was primarily due to additional royalties collected from the 11 new franchised restaurants that opened in 2001 and a full year of operations for the 19 franchised restaurants that opened in 2000. Same-store sales for franchised restaurants increased 5.5%.

Cost of sales increased by $7.2 million, or 51.7%, to $21.1 million in 2001 from $13.9 million in 2000 primarily due to more restaurants being operated in 2001. Cost of sales as a percentage of restaurant sales increased to 31.9% in 2001 from 30.1% in 2000. The increase in cost of sales as a percentage of restaurant sales was primarily due to higher fresh chicken wing costs.

Labor expenses increased by $5.8 million, or 45.6%, to $18.6 million in 2001 from $12.8 million in 2000 primarily due to more restaurants being operated in 2001. Labor expenses as a percentage of restaurant sales increased to 28.0% in 2001 from 27.6% in 2000. The increase in labor expenses as a percentage of restaurant sales was primarily due to higher hourly and management wages as well as higher medical costs.

Operating expenses increased by $3.7 million, or 55.3%, to $10.3 million in 2001 from $6.6 million in 2000 primarily due to more restaurants being operated in 2001. Operating expenses as a percentage of restaurant sales increased to 15.6% in 2001 from 14.4% in 2000. The increase in operating expenses as a percentage of restaurant sales was primarily due to higher repair and maintenance costs along with higher utilities.

Occupancy expenses increased by $1.4 million, or 49.5%, to $4.3 million in 2001 from $2.9 million in 2000 primarily due to more restaurants being operated in 2001. Occupancy expenses as a percentage of restaurant sales increased to 6.4% in 2001 from 6.2% in 2000. The increase was due to higher rent, common area maintenance costs and taxes.

Depreciation and amortization increased by $1.5 million, or 58.2%, to $4.1 million in 2001 from $2.6 million in 2000. The increase was primarily due to the additional depreciation on 11 new restaurants in 2001 and 16 new restaurants from 2000 that operated for a full year in 2001.

General and administrative expenses increased by $1.3 million, or 14.6%, to $10.3 million in 2001 from $9.0 million in 2000. General and administrative expenses as a percentage of total revenue decreased to 13.9% in 2001 from 17.0% in 2000. This decrease was primarily a result of opening new restaurants without a proportional increase in general and administrative costs or administrative personnel.

Preopening costs decreased by $207,000, or 24.1%, to $653,000 in 2001 from $860,000 in 2000. The decrease was due to the opening of nine new company-owned restaurants in 2001 versus 16 new company-owned restaurants in 2000.

Restaurant closures and asset impairment increased by $239,000, or 478%, to $289,000 in 2001 from $50,000 in 2000. The loss in 2001 represented the impairment of an underperforming restaurant and miscellaneous equipment. The loss in 2000 represents the disposal of miscellaneous equipment.

Interest expense increased by $205,000, or 29.1%, to $910,000 in 2001 from $705,000 in 2000. The increase was due to additional capital leases for equipment executed in 2001.

Interest income decreased by $204,000, or 50.9%, to $197,000 in 2001 from $401,000 in 2000. The decrease was due to lower interest rates and lower investment balances in 2001 compared to 2000.

Provision for income taxes decreased by $101,000, or 6.3%, to $1.5 million in 2001 from $1.6 million in 2000. The effective tax rate as a percentage of income before taxes decreased to 35.7% in 2001 from 38.4% in 2000 due to a relatively greater utilization of general business credits in 2001.

Liquidity and Capital Resources

Our primary liquidity and capital requirements have been for new restaurant construction, remodeling and maintaining our existing company-owned restaurants, working capital and other general business needs. Our main sources of liquidity and capital are cash flows from operations, proceeds from equipment leasing and the issuance of mandatorily redeemable Series A Preferred Stock, including the conversion of a $1.6 million line of credit, in late 1999 and early 2000 with aggregate net consideration of $7.7 million. The mandatorily redeemable Series A Preferred Stock accretes at a 12% cumulative dividend and is redeemable in December 2004. Upon the closing of this offering, the mandatorily redeemable Series A Preferred Stock will automatically convert to 1,849,415 shares of common stock, without the accrued dividend. The cash balances for the fiscal years ended 2000, 2001, 2002 and nine months ended September 28, 2003, were $4.6 million, $7.4 million, $4.7 million and $6.6 million, respectively.

During fiscal 2000, 2001 and 2002 and the nine months ended September 29, 2002 and September 28, 2003, net cash provided by operating activities was $4.2 million, $11.0 million, $8.5 million, $4.7 million and $10.7 million, respectively. Net cash provided by operating activities in 2002 consisted primarily of net earnings adjusted for non-cash expenses and an increase in accrued expenses, partially offset by an increase in accounts receivable and the timing of income tax payments which reduced income taxes payable. The increase in accrued expenses was due primarily to higher incentive compensation costs resulting from additional corporate headcount and improved company performance. The increase in accounts receivable was primarily the result of higher amounts of purchased restaurant furniture and fixtures that were pending funding from a third-party lessor, which funding was received in early 2003.

Net cash provided by operating activities in 2001 consisted primarily of net earnings adjusted for non-cash expenses and an increase in accounts payable, accrued expenses and income taxes payable partially offset by an increase in accounts receivable. The increase in accounts payable was due to an increased number of invoices as a result of the larger restaurant base. The increase in accrued expenses was due primarily to higher incentive compensation costs resulting from company performance. The increase in income taxes payable was due to the timing of payments. The increase in accounts receivable was primarily the result of higher amounts of purchased restaurant furniture and fixtures that were pending funding from a third party lessor, which funding was received in early 2002.

Net cash provided by operating activities in 2000 consisted primarily of net earnings adjusted for non-cash expenses and an increase in accrued expenses, offset by an increase in accounts receivable due to higher amounts of restaurant furniture and fixtures and a decrease in accounts payable from fewer restaurants under construction at the end of the year. The increase in accrued expenses was due primarily to higher incentive compensation costs resulting from company performance.

Net cash provided by operating activities for the nine months ended September 28, 2003 consisted primarily of net earnings adjusted for non-cash expenses, a decrease in accounts receivable due to funding of equipment leases and a decrease in income taxes receivable due to the receipt of a tax refund, offset by a decrease in accounts payable due to fewer restaurants under construction at the end of the period as compared to December 29, 2002. In anticipation of this offering, subsequent to September 28, 2003, the Company has ceased funding equipment purchases through third-party lessors.

Net cash provided by operating activities for the nine months ended September 29, 2002 consisted primarily of net earnings adjusted for non-cash expenses and an increase in accrued expenses due to higher incentive compensation costs resulting from additional corporate headcount and improved company performance, offset by a decrease in accounts payable due to fewer restaurants under construction at the end of the period and the timing of tax payments.

Net cash used in investing activities for 2000, 2001 and 2002 and the nine months ended September 29, 2002 and September 28, 2003 was $8.1 million, $7.9 million, $9.6 million, $5.5 million and $6.7 million, respectively. Investing activities consisted of purchases of property and equipment related to the opening of new restaurants in all periods. In 2000, 2001 and 2002 and the nine months ended September 29, 2002 and September 28, 2003 we opened 16, nine, 18, 10 and eight new restaurants, respectively. In 2001, we acquired two franchised restaurants for $1.4 million. Fiscal 2003 capital expenditures for leasehold improvements, furniture and equipment are expected to be approximately $11.2 million. We expect capital expenditures to increase to approximately $18.2 million in fiscal 2004 due to additional new company-owned restaurants and renovation and maintenance of existing restaurants.

Net cash provided by (used in) financing activities for 2000, 2001 and 2002 and the nine months ended September 29, 2002 and September 28, 2003 was $1.3 million, ($416,000), ($1.6 million), ($1.7 million) and ($2.1 million), respectively. Net cash used in financing activities for 2002 resulted primarily from payments made on capital lease obligations, offset by cash received from lessors related to restaurant construction. Net cash used in financing activities for 2001 resulted primarily from payments made on capital lease obligations, offset by cash received from lessors related to restaurant construction and cash received from bank loans related to the acquisition of two franchised restaurants. Net cash provided by financing activities in 2000 resulted primarily from cash received from the second closing of the mandatorily redeemable Series A Preferred Stock issuance and cash received from lessors related to restaurant construction offset by payments made on capital lease obligations.

Net cash used in financing activities for the nine months ended September 28, 2003 resulted primarily from payments made on capital lease obligations offset by cash received from lessors related to restaurant construction and proceeds from the exercise of warrants and stock options. Net cash used in financing activities for the nine months ended September 29, 2002 resulted primarily from payments made on capital lease obligations offset by cash received from lessors related to restaurant construction.

Our liquidity is impacted by minimum cash payment commitments resulting from long-term debt outstanding, capital lease obligations and operating lease obligations. The following table presents a summary of our contractual obligations and payments by period, as of September 28, 2003.

	Cash Payments Due By Period
	Total	Less than One year	1-3 years	3-5 years	After 5 years
	(in thousands)
Contractual Obligations:
Notes payable	$555	$217	$338	$—	$—
Capital lease obligations	9,308	4,099	5,209	—	—
Operating lease obligations	55,171	7,199	20,430	12,082	15,460

	$65,034	$11,515	$25,977	$12,082	$15,460

We intend to use a portion of the net proceeds from this offering to repay the notes payable and capital lease obligations. Repayment of the capital lease obligations has a prepayment penalty of approximately $300,000.

We enter into franchise agreements with unrelated third parties to build and operate restaurants using the Buffalo Wild Wings brand within a defined geographical area. We believe that franchising is an effective and efficient means to expand our Buffalo Wild Wings concept. During 2002, our franchised restaurants averaged $1.8 million in sales. Franchisees are required to operate their restaurants in compliance with their franchise agreement that includes adherence to operating and quality control procedures established by us. We do not provide loans, leases, guarantees or other financial assistance to the franchisee or the franchisee’s employees or vendors. If a franchisee becomes financially distressed, we do not provide any financial assistance. If financial distress leads to a franchisee’s non-compliance with the franchise agreement, we may elect to terminate the franchise agreement and we have the right, but not the obligation, to acquire the assets of the franchisee at fair value as determined by an independent appraiser. We receive a 5% royalty of restaurant sales as defined in the franchise agreement and, in most cases, allowances directly from the franchisee’s vendors that generally are less than 0.5% of the franchisees’ restaurant sales. We have financial exposure for the collection of the royalty payments. Franchisees generally remit franchise payments weekly for the prior week’s sales, which substantially minimizes our financial exposure. Historically, we have experienced insignificant write-offs of franchisee royalties. Franchise and area development fees are paid upon the signing of the related agreements.

We are obligated under non-cancelable operating leases for our restaurants and our corporate offices. Lease terms are generally 10 to 15 years with renewal options and generally require us to pay a proportionate share of real estate taxes, insurance, common area maintenance and other operating costs. Some restaurant leases provide for contingent rental payments based on sales thresholds. We do not currently own any of the properties on which our restaurants operate and therefore do not have the ability to enter into sale-leaseback transactions as a potential source of cash.

Historically, we have operated with a net working capital deficit utilizing our cash from operations and proceeds from equity financings and equipment leasing to fund our operations and our expansion. We believe the cash flows from our operating activities and the proceeds from this offering will be sufficient to fund our operations and meet our obligations for the foreseeable future.

Quantitative and Qualitative Disclosures about Market Risk

Our market risk exposures are related to our cash and cash equivalents. We invest our excess cash in highly liquid short-term investments with maturities of less than one year. These investments are not held for trading or other speculative purposes. Changes in interest rates affect the investment income we earn on our cash and cash equivalents and, therefore, impact our cash flows and results of operations.

Many of the food products purchased by us are affected by weather, production, availability and other factors outside our control. We believe that almost all of our food and supplies are available from several sources, which helps to control food product risks. We negotiate directly with independent suppliers for our supply of food and paper products. We use Unipro Food Services, Inc., a national cooperative of independent food distributors, to distribute these products from the suppliers to our restaurants. We have no minimum purchase commitments from our vendors. The primary food product used by company-owned and franchised restaurants is fresh chicken wings. We purchase fresh chicken wings based on current market prices that are subject to fluctuation. A material increase in fresh chicken wing costs may adversely effect our operating results. For fiscal 2002 and the nine months ended September 28, 2003, fresh chicken wing costs were 28% and 30%, respectively, of restaurant cost of sales. If we had experienced a 10% increase or decrease in fresh chicken wing costs, restaurant cost of sales would have increased or decreased by approximately $700,000 for 2002 and $700,000 for the nine months ended September 28, 2003.

We enter into capital lease arrangements with fixed terms of four to five years with fixed interest rates of 7% to 11%. We are not subject to interest rate fluctuations on our capital lease obligations. However, if we enter into new capital lease obligations, we will be subject to the then-current interest rates.

Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring).” SFAS No. 146 requires recognition of a liability for the costs associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan as required under EITF Issue 94-3. SFAS No. 146 was effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 did not have a material impact on our consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock- based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require additional disclosure in both annual and interim financial statements on the method of accounting for stock-based compensation. We adopted the disclosure provisions of SFAS No. 148 in the fourth quarter of fiscal 2002.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 states that companies that have exposure to the economic risks and potential rewards from another entity’s assets and activities have a controlling financial interest in a variable interest entity and should consolidate the entity, despite the absence of clear control through a voting equity interest. The consolidation requirements apply to all variable interest entities created after January 31, 2003. For variable interest entities that existed prior to February 1, 2003, the consolidation requirements are effective for annual or interim periods ending after December 15, 2003. We have completed our analysis of FIN No. 46 and determined that we are not required to consolidate our franchisees.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement requires that an issuer classify a financial instrument within the scope of the pronouncement as a liability. SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement did not have a material impact on our financial statements because our mandatorily redeemable Series A Preferred Stock is convertible into common stock.

Quarterly Results of Operations

Quarterly and annual operating results may fluctuate significantly as a result of a variety of factors, including increases or decreases in same-store sales, changes in fresh chicken wing prices, the timing and amount of new restaurant openings and related expenses, asset impairment charges, store closing charges, competitive factors, any disruption in supplies, general economic conditions and consumer confidence. Our business is also subject to seasonal fluctuations. Historically, sales in most of our restaurants have been higher during fall and winter months. As a result, we may be unable to adjust our business in a timely manner and our financial condition and operating results may be significantly harmed. Our historical results of operations may not be indicative of the results that may be achieved for any future period.

The following table sets forth the unaudited quarterly results of operations for each of the 11 quarters ended September 28, 2003, as well as the same data expressed as a percentage of our total revenue for the periods presented. Restaurant operating costs are expressed as a percentage of restaurant sales. This information includes all adjustments management considers necessary for the fair presentation of such data. The information for each quarter is unaudited and we have prepared it on the same basis as the audited financial statements appearing elsewhere in this document. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results. The results of historical periods are not necessarily indicative of results for any future period.

Results of Quarterly Operations

	Apr. 1, 2001	July 1, 2001	Sept. 30, 2001	Dec. 30, 2001	Mar. 31, 2002	Jun. 30, 2002	Sept. 29, 2002	Dec. 29, 2002	Mar. 30, 2003	June 29, 2003	Sept. 28, 2003
	(in thousands)
Revenue:
Restaurant sales	$15,531	$15,479	$16,661	$18,680	$21,242	$19,687	$20,740	$23,824	$26,587	$25,974	$27,876
Franchise royalties and fees	2,000	1,873	1,955	2,391	2,410	2,706	2,608	2,890	2,988	3,120	3,223

Total revenue	17,531	17,352	18,616	21,071	23,652	22,393	23,348	26,714	29,575	29,094	31,099

Costs and expenses:
Restaurant operating costs:
Cost of sales	4,914	5,019	5,383	5,817	6,547	5,538	5,901	6,997	8,128	8,087	8,701
Labor	4,295	4,439	4,780	5,049	5,914	5,910	6,150	6,666	7,775	7,662	8,135
Operating	2,473	2,452	2,599	2,804	3,141	2,990	3,355	3,825	4,282	3,939	4,349
Occupancy	1,005	1,049	1,073	1,135	1,319	1,365	1,471	1,579	1,792	1,929	1,906
Depreciation and amortization	905	991	1,067	1,133	1,211	1,346	1,440	1,531	1,648	1,732	1,744
General and administrative	2,523	2,462	2,708	2,640	3,651	3,832	3,497	3,153	3,641	4,238	4,209
Preopening	146	89	43	375	166	246	129	544	280	76	223
Restaurant closures and impairment	2	28	13	246	12	172	247	277	1	721	16

Total costs and expenses	16,263	16,529	17,666	19,199	21,961	21,399	22,190	24,572	27,547	28,384	29,283

Income from operations	1,268	823	950	1,872	1,691	994	1,158	2,142	2,028	710	1,816
Other income (expense):
Interest expense	(224)	(225)	(229)	(232)	(220)	(251)	(245)	(250)	(252)	(270)	(247)
Interest income	70	43	47	37	27	27	20	14	12	21	21

	(154)	(182)	(182)	(195)	(193)	(224)	(225)	(236)	(240)	(249)	(226)

Earnings before income taxes	1,114	641	768	1,677	1,498	770	933	1,906	1,788	461	1,590
Income tax expense	397	229	274	599	599	308	367	756	697	180	620

Net earnings	717	412	494	1,078	899	462	566	1,150	1,091	281	970
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	327	327	327	336	362	362	362	371	401	402	402

Net earnings (loss) available to common stockholders	$390	$85	$167	$742	$537	$100	$204	$779	$690	$(121)	$568

Results of Quarterly Operations

	Apr. 1, 2001	July 1, 2001	Sept. 30, 2001	Dec. 30, 2001	Mar. 31, 2002	Jun. 30, 2002	Sept. 29, 2002	Dec. 29, 2002	Mar. 30, 2003	June 29, 2003	Sept. 28, 2003
Revenue:
Restaurant sales	88.6%	89.2%	89.5%	88.7%	89.8%	87.9%	88.8%	89.2%	89.9%	89.3%	89.6%
Franchise royalties and fees	11.4%	10.8%	10.5%	11.3%	10.2%	12.1%	11.2%	10.8%	10.1%	10.7%	10.4%

Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Restaurant operating costs:
Cost of sales	31.6%	32.4%	32.3%	31.1%	30.8%	28.1%	28.5%	29.4%	30.6%	31.1%	31.2%
Labor	27.7%	28.7%	28.7%	27.0%	27.8%	30.0%	29.7%	28.0%	29.2%	29.5%	29.2%
Operating	15.9%	15.8%	15.6%	15.0%	14.8%	15.2%	16.2%	16.1%	16.1%	15.2%	15.6%
Occupancy	6.5%	6.8%	6.4%	6.1%	6.2%	6.9%	7.1%	6.6%	6.7%	7.4%	6.8%
Depreciation and amortization	5.2%	5.7%	5.7%	5.4%	5.1%	6.0%	6.2%	5.7%	5.6%	6.0%	5.6%
General and administrative	14.4%	14.2%	14.5%	12.5%	15.4%	17.1%	15.0%	11.8%	12.3%	14.6%	13.5%
Preopening	0.8%	0.5%	0.2%	1.8%	0.7%	1.1%	0.6%	2.0%	0.9%	0.3%	0.7%
Restaurant closures and impairment	0.0%	0.2%	0.1%	1.2%	0.1%	0.8%	1.1%	1.0%	0.0%	2.5%	0.1%
Total costs and expenses	92.8%	95.3%	94.9%	91.1%	92.9%	95.6%	95.0%	92.0%	93.1%	97.6%	94.2%

Income from operations	7.2%	4.7%	5.1%	8.9%	7.1%	4.4%	5.0%	8.0%	6.9%	2.4%	5.8%

Other income (expense):
Interest expense	(1.3%)	(1.3%)	(1.2%)	(1.1%)	(0.9%)	(1.1%)	(1.0%)	(0.9%)	(0.9%)	(0.9%)	(0.8%)
Interest income	0.4%	0.2%	0.3%	0.2%	0.1%	0.1%	0.1%	0.1%	0.0%	0.1%	0.1%

	(0.9%)	(1.0%)	(1.0%)	(0.9%)	(0.8%)	(1.0%)	(1.0%)	(0.9%)	(0.8%)	(0.9%)	(0.7%)

Earnings before income taxes	6.4%	3.7%	4.1%	8.0%	6.3%	3.4%	4.0%	7.1%	6.0%	1.6%	5.1%
Income tax expense	2.3%	1.3%	1.5%	2.8%	2.5%	1.4%	1.6%	2.8%	2.4%	0.6%	2.0%

Net earnings	4.1%	2.4%	2.7%	5.1%	3.8%	2.1%	2.4%	4.3%	3.7%	1.0%	3.1%
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	1.9%	1.9%	1.8%	1.6%	1.5%	1.6%	1.6%	1.4%	1.4%	1.4%	1.3%

Net earnings (loss) available to common stockholders	2.2%	0.5%	0.9%	3.5%	2.3%	0.4%	0.9%	2.9%	2.3%	(0.4%)	1.8%

BUSINESS

Overview

We are an established and growing owner, operator and franchisor of restaurants featuring a variety of boldly flavored, made-to-order menu items including our Buffalo, New York-style chicken wings spun in any of our 12 signature sauces. Our restaurants create an inviting neighborhood atmosphere that includes an extensive multi-media system, a full bar and an open layout, which appeals to sports fans and families alike. Our flexible service model allows our guests to choose among convenient dining options such as quick casual counter service, casual dining table service or take-out. Our award-winning food and inviting atmosphere, combined with our guests’ ability to customize their dining experience, drives frequent guest visits and loyalty.

The widespread appeal of our concept establishes our restaurants as a neighborhood destination with 220 restaurants in 28 states as of October 15, 2003. Our menu, competitively priced between the quick casual and casual dining markets, features fresh chicken wings and other items including specialty hamburgers and sandwiches, Buffalito soft tacos, finger foods and salads. Our made-to-order menu items are enhanced by the bold flavor profile of our 12 signature sauces, from mild Teriyaki to Blazin’. Our restaurants serve approximately 20 domestic and imported beers on tap, generally featuring several local or regional micro-brews and a wide selection of bottled beers and liquor. The inviting and energetic environment of our restaurants is complemented by furnishings that can be easily rearranged to accommodate parties of various sizes. Our guests have the option of watching various sporting events or other popular programs on our projection screens or up to 40 additional televisions, playing National Trivia Network or playing video games. The open layout of our restaurants offers dining and bar areas that provide distinct seating choices for sports fans and families. Our unique service model, providing the flexibility of ordering at the counter or table, allows our guests to customize their Buffalo Wild Wings experience to meet the different time demands or service preferences of a workday lunch, a dine-in dinner, a take-out meal, an afternoon or evening enjoying a sporting event or a late-night craving.

We have established our brand through coordinated marketing and operational execution that ensures brand recognition and the quality and consistency of our concept. These efforts include marketing programs and irreverent, award-winning advertising to support both our company-owned and franchised restaurants. We also prominently feature our trademark Buffalo insignia and yellow and black colors in our restaurants and brand our company materials. Our concept is further strengthened by our emphasis on operational excellence supported by stringent operating guidelines and comprehensive employee training in both company-owned and franchised restaurants.

History

Buffalo Wild Wings was founded in 1982 by Jim Disbrow and Scott Lowery at a location near The Ohio State University. Our original name was Buffalo Wild Wings & Weck and we became more popularly known as bw-3. In 1991, we began our franchising program. In 1994, with nine company-owned and 26 franchised restaurants, we hired Sally Smith and Mary Twinem as Chief Financial Officer and Controller, respectively, and promoted Ms. Smith to President and Chief Executive Officer and Ms. Twinem to Chief Financial Officer in 1996. Ms. Smith oversaw the hiring of an experienced senior management team in the areas of marketing, real estate, operations, franchising and human resources. Beginning in 1997, to create greater brand identity and consistency throughout our system, we rolled out a new restaurant design and décor package, transitioned the brand to Buffalo Wild Wings Grill & Bar and converted our restaurants to a flexible service model. Additionally, our management formalized our real estate and franchise expansion strategy, broadened our menu to attract a wider guest demographic and implemented best practices to develop a platform for nationwide growth.

Industry

The Buffalo Wild Wings concept offers elements of the quick casual and casual dining restaurant segments, capitalizing on emerging trends in consumer lifestyles.

Quick Casual Segment.    According to Technomic Information Services, a leading restaurant industry research group, the quick casual segment is positioned between quick service restaurants and casual dining restaurants. Quick casual restaurants generally have the following characteristics: i) limited-service or self-service format, ii) check averages between $6 and $9, iii) innovative food suited to sophisticated tastes, iv) upscale or highly developed décor and v) food prepared-to-order. According to The NPD Group, Inc., spending increases in the quick casual segment have historically been higher than in other restaurant segments.

Casual Dining Segment.    With 2002 sales of approximately $107 billion, the casual dining segment accounts for more than one-third of the entire restaurant industry. Characterized by table service and a moderate average check, casual dining restaurants fall between quick casual and fine dining restaurants. The segment readily satisfies guests’ everyday dine-out needs by offering high quality fare at a reasonable price. Casual dining restaurants differ from quick casual restaurants in that they generally have: i) a full-service format, ii) check averages between $10 and $12, iii) a broad menu, iv) an alcohol component and v) comfortable décor with a higher level of finish. According to Technomic Information Services, the casual dining segment experienced a five-year compound annual growth rate, or CAGR, from 1997 to 2002 of 7.0%, which exceeded the restaurant industry average of 5.0%. Technomic Information Services estimates the five-year CAGR for the casual dining segment will be 6.9% from 2002 to 2007 versus 5.0% for the restaurant industry as a whole. Additionally, the grill and bar segment is generally considered the largest sub-segment of the casual dining industry.

Emerging Trends.    Both the quick casual and casual dining segments are benefiting from consumer lifestyle and economic trends, including: i) the increase in dual income families, ii) the decline in the relative cost of a restaurant meal compared to a home-cooked meal, iii) the growth in spending on food eaten away from home, and iv) the emergence of restaurants as “third place” destinations.

Lifestyle and economic trends have increased the need for convenient dining alternatives while making dining out relatively more affordable. The increase in dual income families, which often have busy work and social schedules and long commutes, may lead more families to dine out rather than eat at home. NPD’s National Eating trends survey reveals that 47% of consumers now cite convenience as the most important factor in making eating decisions versus 35% almost 10 years ago. At the same time, dining out continues to make more economic sense, as the premium for a restaurant meal has steadily declined since 1990 versus a home cooked meal.

Consumers are dining out more frequently. According to the National Restaurant Association, food away from home will grow to 53% of total food consumption by 2010, up from 44% in 1996 and 25% in 1955. In tandem with the growth in overall food away from home, the United States Department of Agriculture notes that restaurants have received an increasing percentage of money spent on food, in excess of 70% in 2000 versus 66% in 1993.

Driven by growing time pressures and a desire to relax, consumers are increasingly seeking a neighborhood establishment, a “third place” location in addition to home and work where they can socialize and unwind. Reacting to this trend, some restaurants have begun to offer menu items throughout the day in an inviting, energetic atmosphere that is conducive to long stays and social interaction.

Our Concept and Business Strategy

Our goal is to continue to grow and develop the Buffalo Wild Wings Grill & Bar concept into a leading national restaurant chain. To do so, we plan to execute the following strategies:

Offer a boldly flavored menu with broad appeal.    Our menu features made-to-order items enhanced by our 12 signature sauces, from mild Teriyaki to Blazin’. We offer fresh Buffalo, New York-style, chicken wings and a variety of other items including specialty hamburgers and sandwiches, Buffalito soft tacos, finger foods and salads. We believe the high quality of our menu offerings and competitive prices offer our guests an excellent dining value. We strive to build strong guest loyalty by providing the food quality and dining experience typically associated with casual dining restaurants at competitive prices.

Create an inviting, neighborhood atmosphere.     We provide an energetic atmosphere with familiar surroundings to position our restaurants as a frequent neighborhood destination. Our restaurants are equipped with extensive multi-media systems so that guests may watch sporting events or other popular programs, or play National Trivia Network. We believe that the layout of our restaurants is attractive to both sports fans and families, as guests may move tables together to watch sporting events, to share a family dinner, or to join friends at the bar. Furthermore, by designing our restaurants with a layout that differentiates the dining and bar areas, we believe that we appeal to families while still targeting our 21- to 40-year-old demographic.

Enable our guests to customize their dining experience.    Our flexible service model and restaurant design allow guests to customize each dining experience. As guests enter our restaurants, they can choose to proceed either to our counter area where they can order food and drinks before selecting a table or directly into the bar or restaurant areas where they can order food and drinks from our servers. This allows our guests to customize the Buffalo Wild Wings experience to meet the different time demands or service preferences of a workday lunch, a dine-in dinner, a take-out meal, an afternoon or evening enjoying a sporting event or a late-night craving.

Continue to strengthen the Buffalo Wild Wings brand.    Our marketing efforts are designed to communicate a distinctive and consistent brand to differentiate Buffalo Wild Wings from our competitors. Our marketing programs and irreverent, award-winning advertising showcase our food and fun, energetic atmosphere to support both our company-owned and franchised restaurants. We prominently feature our trademark Buffalo insignia and yellow and black colors in all of our restaurants. We also brand our internal and external company materials.

Focus on operational excellence.    To continue our expansion and develop into an industry-leading restaurant company, we strive for consistent execution of our concept. We have established management information systems and quality control programs across our company-owned and franchised restaurants that enable us to monitor performance. Further, we recognize that a favorable experience by our guests is critical to our success. To deliver the best experience to our guests and ensure a high level of quality and service, we recruit highly motivated employees and offer them the opportunity to advance through our internal training programs.

Increase same-store sales and average unit volume.    We seek to increase same-store sales and average unit volumes by introducing new menu items, increasing sales during non-peak dayparts, expanding our takeout business and running targeted product promotions. We coordinate marketing programs with these initiatives to drive frequent guest visits and expand our guest demographic. The average unit volume for company-owned restaurants open for a full twelve months as of September 28, 2003 was $1.5 million and was $1.8 million for our franchised restaurants. Same-store sales for our company-owned restaurants during the last three fiscal years, and during the nine months ended September 28, 2003, were 11.0%, 8.8%, 1.6% and 2.7%, respectively. Over the same period, same-store sales at our franchised restaurants were 5.6%, 5.5%, 1.5% and 3.4%, respectively.

Growth Strategy

Our growth strategy involves opening company-owned and franchised restaurants in both new and existing markets. We have established the necessary infrastructure and control systems to support our disciplined growth strategy. We believe that our concept can support over 1,000 restaurants in the United States. We have developed procedures for identifying new market opportunities, determining our company and franchising strategy in those markets and identifying sites for company-owned and franchised restaurants. Our growth strategy projects a mix of approximately one-third company-owned restaurants to approximately two-thirds franchised restaurants.

Company-owned restaurants.    We intend to build additional restaurants in both new and existing markets. Within our existing markets, we plan to continue to develop new restaurants until a market is fully penetrated, enabling us to gain cost efficiencies in regional supervision, marketing, media, distribution, purchasing and hiring. We also are developing a number of new, large metropolitan markets, including Atlanta, Charlotte, Dallas and Denver. We intend to enter these new markets by opening several restaurants within a six-month period to quickly build our brand awareness. In 2003, we plan to open 14 new restaurants, of which nine were opened and five were under construction as of October 15, 2003. In 2004, we plan to open 20 new restaurants, of which 11 had signed leases or for which our designated developers have signed purchase agreements and six had signed letters of intent as of October 15, 2003.

Franchised restaurants.    We intend to grow our franchise system through the development of new restaurants by existing and new franchisees. In selecting new franchisees, we plan to focus on multiple unit area development agreements with a minimum of four units per development agreement. Our franchisees must have experience in restaurant operations and development. We also have financial requirements for potential franchisees including $250,000 in liquid net worth and $800,000 in total net worth per unit up to four units. Our concept, growth potential and strong unit level economics coupled with our training and support systems, enable us to attract experienced and well-capitalized area developers. Our franchisees are scheduled to open 32 new restaurants in 2003. As of October 15, 2003, 17 of these restaurants were opened, and 15 were under construction. In 2004, we plan to open 45 new franchised restaurants, for which we had 45 signed commitments as of September 1, 2003. In addition, we have signed commitments with franchisees for 91 restaurants to be opened after 2004.

The Buffalo Wild Wings Menu

Our restaurants feature a variety of menu items including our Buffalo, New York-style chicken wings spun in any of 12 signature sauces (from mildest to hottest: Teriyaki, Sweet BBQ, Smokey Southwest, Mild, Medium, Spicy Garlic, Caribbean Jerk, Thai, Hot BBQ, Hot, Wild and Blazin’). Our fresh chicken wings can be ordered in sizes ranging from six to 100 wings, with larger orders available for parties. Our sauces complement and distinguish our chicken wings to create a bold flavor profile for our guests.

In addition to chicken wings, our menu features a wide variety of food items including boneless wings, chicken tenders, specialty hamburgers and sandwiches, wrappers, Buffalito soft tacos, finger foods and salads. For starters, our guests can choose from 12 finger foods including Potato Wedges, Buffalo Chips, Chicken Buffalo Tenders, Three-Cheese Quesadillas and Roasted Garlic Mushrooms. We offer several made-to-order, one-third pound hamburgers served on a fresh Kimmelweck or Kaiser roll, including our Black & Bleu burger topped with cajun seasoning and bleu cheese dressing and our Western Burger smothered with our Sweet BBQ sauce, cheddar cheese and bacon. Our sandwiches range from our Hot BBQ Pork Sandwich, tender shredded pork mixed with our Hot BBQ sauce, to our Double Jerk Chicken Sandwich, grilled chicken breast coated with a roasted garlic rub and our Caribbean Jerk sauce. On the lighter side, we offer salads including our Grilled Chicken Salad and our Crispy Chicken Tender Salad. We round out our menu with tortilla items including our Thai Chicken Buffalitos, soft flour tortillas filled with chicken, our Thai sauce, sour cream, mozzarella cheese, shredded lettuce, diced tomato and onion, and our Turkey Wrapper that can be customized with any of our 12 signature sauces. We provide a 12 & Under Menu for children that includes a Grilled Cheese Quesadilla, Mini Corn Dogs, Pepperoni Pockets and Chicken Buffalo Tenders.

All of our restaurants feature a full bar which offers an extensive selection of approximately 20 domestic and imported beers on tap as well as bottled beers, wine and liquor. Our draft beer is served in two sizes, 16 oz. and 23 oz., and includes domestic and imported brands as well as local or regional microbrews. We also offer branded specialty drinks including our new Buffarita. Alcoholic beverage sales for company-owned restaurants accounted for approximately 33% of restaurant sales in 2002 and for approximately 31% of restaurant sales for the nine months ended September 28, 2003.

In order to continually improve our menu, we have a research and development department that tests and implements new menu items. Our goal is to balance the established menu offerings that appeal to our loyal guests with new menu items that increase guest frequency and attract new guests. As well as testing potential menu items for taste and appearance, we analyze the ease of preparation and replication to ensure food quality and consistency in our restaurants. Once approved for distribution, an item is typically tested in an established market to gauge guest acceptance. Our latest research and development effort is the introduction of Boneless Buffalo Wings. This item, tested in the Minneapolis and Louisville markets in early 2003, was introduced system-wide in the third quarter of 2003.

Restaurant Atmosphere and Layout

Our restaurants are designed to provide an inviting neighborhood atmosphere and allow our guests the flexibility to customize their dining experience. The inviting and energetic environment of our restaurants is created using furnishings that can be easily rearranged to accommodate parties of various sizes. Our restaurants also feature distinct dining and bar areas and select restaurants have patio seating.

We strategically place approximately 40 televisions and up to five projection screen televisions throughout the restaurant to allow for easy viewing. These televisions, combined with our sound system, National Trivia Network and assorted video games, provide a source of entertainment for our guests and reinforce the energetic nature of our concept. We tailor the content and volume of our video and audio programming in each dining area to reflect our guests’ tastes. We believe the design of our restaurants enhances our guests’ experience, drives repeat visits and solidifies the broad appeal of our concept.

All of our menu items are made-to-order and are available for take-out, which approximates 15% of restaurant sales for company-owned restaurants. Many of our restaurants maintain separate parking for our take-out guests.

Current Restaurant Locations

As of October 15, 2003, we owned or franchised 220 Buffalo Wild Wings restaurants in 28 states, of which 78 were company-owned and 142 were franchised as shown in the chart below. We are scheduled to open 46 restaurants during 2003, 14 of which will be company-owned and 32 of which will be franchised. As of October 15, 2003, 26 new restaurants had opened in 2003 with 20 new restaurants scheduled to open during the remainder of 2003. In 2004, we plan to open 65 restaurants, 20 of which will be company-owned and 45 of which will be franchised. In the following table, “Property Under Control” refers to restaurant locations for which we have a signed lease or for which one of our designated developers has signed a purchase agreement, and “Signed Commitment” refers to a signed franchise or area development agreement under which a franchisee or area developer is required to open a restaurant prior to December 31, 2004.

	Number of Restaurants
	Company-owned		Franchised		Total
	Open	Property Under Control	Open	Signed Commitments	Open	Property Under Control and Signed Commitments
Alabama	—	—	1	4	1	4
Arizona	—	—	—	4	—	4
Arkansas	—	—	—	1	—	1
Colorado	—	2	1	—	1	2
Florida	—	—	5	3	5	3
Georgia	1	3	—	—	1	3
Illinois	—	—	6	8	6	8
Indiana	2	—	18	5	20	5
Iowa	2	—	—	—	2	—
Kansas	6	—	—	—	6	—
Kentucky	8	1	3	1	11	2
Louisiana	—	—	2	1	2	1
Michigan	—	—	14	7	14	7
Minnesota	10	2	2	—	12	2
Mississippi	—	1	2	—	2	1
Missouri	2	1	4	2	6	3
Nebraska	5	—	1	—	6	—
Nevada	—	—	3	4	3	4
New York	4	—	—	—	4	—
North Carolina	3	—	2	—	5	—
North Dakota	—	—	2	—	2	—
Ohio	21	—	50	7	71	7
Oklahoma	—	—	1	2	1	2
Pennsylvania	3	—	—	—	3	—
South Carolina	—	—	—	1	—	1
South Dakota	—	—	1	—	1	—
Tennessee	7	1	—	—	7	1
Texas	—	4	11	6	11	10
Virginia	—	—	6	4	6	4
West Virginia	—	—	3	—	3	—
Wisconsin	4	1	4	—	8	1

Total	78	16	142	60	220	76

Our company-owned restaurants range in size from 4,000 to 7,500 square feet, with an average of approximately 5,500 square feet. Reflecting our current strategy for new restaurant expansion, our 35 company-owned restaurants opened since the beginning of 1999 which were open for a full year in 2002, averaged 5,600 square feet and had a cash investment per restaurant of approximately $730,000, excluding preopening expenses of approximately $50,000.

We anticipate that future restaurants will range in size from 5,000 square feet to 6,000 square feet with an average cash investment per restaurant of approximately $770,000, excluding preopening expenses of $70,000. From time to time, we expect to lease sites that may be smaller or larger and cost more or less than our targeted range, depending on the attractiveness of the particular location.

Our restaurants are typically open on a daily basis from 11 a.m. to 2 a.m. Closing times vary depending on the day of the week and city and state regulations governing the sale of alcoholic beverages. Our franchise agreements require franchisees to operate their restaurants for a minimum of 12 hours a day. Our kitchen remains open during the entire period the restaurant is open.

Site Selection and Development

Our site selection process is integral to the successful execution of our growth strategy. We have formalized internal guidelines for identifying, analyzing and approving new markets, as defined by the A.C. Nielson designated market area in the United States. In selecting designated market areas, we collect and review restaurant industry data relating to restaurant sales, spending on food away from home and expected restaurant growth in the market, as well as market demographics, population data and relative media costs for radio and television advertising. Once a market is identified, we have a number of criteria that are examined to first determine an appropriate trade area within that market. These criteria include the presence of a casual dining corridor, projected growth within the trade area, the locations of key big box retailers in the neighborhood, key demographics and population density, drive time and trading area analysis and other quantitative and qualitative measures. Once a suitable trade area is identified, we examine site specific details including visibility, signage, access and parking. Final approval by our executive management team is required for each company-owned and franchised site.

Marketing and Advertising

We have created a unique marketing program designed to communicate a distinctive and consistent brand that differentiates Buffalo Wild Wings from our competitors and that showcases our food in a fun and energetic atmosphere. These efforts include marketing programs and irreverent, award-winning advertising to support both our company-owned and franchised restaurants. The goal of these efforts is to i) drive positive same-store sales through additional visits by our existing guests and encourage visits by new guests, ii) increase margins, iii) increase average order size, iv) facilitate strong restaurant openings and v) build brand awareness.

Primary Marketing Campaigns.    Our primary marketing campaigns focus on a particular menu item, day or daypart in an attempt to drive traffic. For example, we developed a campaign highlighting our long-standing “Wing Tuesday” promotion. At the start of each campaign, restaurants receive campaign overview and implementation memos. We actively support each campaign through counter cards, table tents, posters, television danglers, crew uniforms and other branded materials. All primary marketing campaigns are supported by one or more of the following: television, radio and print advertising paid for by our National Advertising Fund, or NAF. To encourage participation from our crew members in each campaign, we also structure crew incentive programs and mystery shopping programs. Our primary marketing campaigns have proven very effective at driving guest trial and traffic and we seek to implement a minimum of five primary marketing programs throughout the year. We also work closely with our beverage vendors to create promotional programs that focus on a particular beverage.

Secondary Marketing Campaigns.    Our secondary marketing campaigns focus on reaching beyond the core Buffalo Wild Wings’ guest. These programs are designed to drive traffic during a particular daypart, such as lunch or after work, or attract a particular demographic, such as families. We introduce sales building programs into our locations at regular intervals throughout the year and support them with branded marketing materials. Unlike primary marketing campaigns, our secondary campaigns are not supported by NAF media. We develop these programs to allow for customization by individual restaurants. For example, to support the development of our lunch business, we instituted a lunch promotion that allows our franchisees to select from 12 menu combinations and determine the appropriate pricing for each based on the local market.

Local Area Marketing.    Given our strategy to be a neighborhood destination, local area marketing is key to developing brand awareness in each market. Our restaurants actively sponsor local sporting teams and sporting events to drive guest traffic associated with those activities. We require both franchisees and company-owned restaurants to spend 0.5% of net sales on local area marketing, however many choose to spend more than this minimum amount. As a neighborhood gathering place, we also participate in preopening promotions to educate the community about the Buffalo Wild Wings concept, such as inviting local media and celebrities to our openings and undertake other activities to create word-of-mouth advertising as well as distributing coupons to local businesses.

Advertising.    Our media advertising focuses on positioning the Buffalo Wild Wings brand as an inviting neighborhood dining location. Our commercials, print advertisements and radio spots are irreverent by design and have been recognized in the restaurant and advertising industries for their creativity. Rather than purchasing media on a national basis, we utilize a team of professionals to purchase media on a market-by-market basis, which allows us to react quickly to market specific opportunities. We currently require our company-owned stores and franchisees to remit 2.5% of restaurant sales to support our NAF which, in return, spends approximately 80% of the money in the market from which it originated. As we continue to expand, we anticipate purchasing media on a national scale. We also maintain a website, www.buffalowildwings.com, through which our guests can purchase our branded sauces, learn about promotions and restaurant openings and obtain directions to restaurants. We strive to maintain the integrity of our logo by publishing usage guidelines on our web site and through a style guide.

Franchise Support.    System-wide campaigns and promotions are developed and implemented with input from the Buffalo Wild Wings National Advertising Advisory Board. This volunteer franchisee board is elected by franchisees annually and meets regularly to review marketing strategies, provide input on advertising messages and vendor co-op programs and discuss marketing objectives. We also provide each franchisee with a marketing manual that offers suggestions on local marketing techniques and programs. The manual includes strategies for instituting an effective grand opening plan and programs for local area marketing efforts as well as public relations ideas.

Operations

Our management team strives for operational excellence by recruiting, training and supporting the highest quality management teams and employees and through the implementation of operational best practices across our restaurants.

Restaurant Management.    In order to balance the time and resources of our managers while driving increased operational efficiency, we are implementing a new management structure that consists of a general manager, one assistant general manager and up to three managers depending on restaurant volume. The assistant general manager is expected to perform a portion of the general manager’s duties, allowing the general manager the freedom to focus on larger operational initiatives. Managers have clearly defined responsibilities to oversee either the kitchen, the bar or guest service. Before a manager is promoted to assistant general manager, he or she must complete rotations at each position. We believe this structure improves the quality of life of our managers and aligns our pay scale with the responsibilities of each manager in an effort to improve performance. We are currently rolling out this new management structure and expect to have implemented it in all of our company-owned restaurants by the end of the first fiscal quarter of 2004.

We utilize both city and regional managers to oversee our general managers, ensuring they receive the training and support necessary to improve restaurant operations. Currently, we have nine regional managers who oversee six to 10 restaurants each and five city managers who typically oversee two to three restaurants each.

Both the city and regional managers are trained in all aspects of restaurant operations, with city managers being required to work in each of their restaurants. This management structure allows our city and regional managers to effectively transfer best practices and help our general managers maximize sales while controlling costs. As we expand geographically, we expect to add additional regional and city managers.

Kitchen Operations.    An important aspect to our concept is the efficient design, layout and execution of our kitchen operations. Owing to the relatively simple preparation of our menu items, the kitchen consists of fryers, grill and food prep stations that are arranged assembly-line style for maximum productivity. Given our menu and kitchen design, we are able to staff our kitchen with hourly employees that require only limited training before reaching full productivity. Additionally, we do not require the added expense of an on-site chef. The ease and simplicity of our kitchen operations allows us to achieve our goal of preparing casual dining quality food with minimal wait times. We also believe the ease of operations in our kitchens is a significant factor in attracting franchisees.

Training.    We provide extensive training for management and hourly employees at company-owned restaurants, with the goal of providing excellent guest service focused on high standards based on personal performance, food preparation and maintenance of our facilities. Further, each franchisee, along with a general manager and one additional employee, is required to attend our training program.

Managers of our company-owned restaurants are trained using a two-step process that includes both in-class and hands-on sessions. Classroom training takes place at several training locations, with courses taught by our training and operational staff. Classroom training lasts one week and covers a broad range of topics including food preparation, inventory management and hiring procedures. Managers are also trained in day-to-day restaurant operations during an intensive five-week course at one of our certified training restaurants. During this course, our manager trainees will work in every aspect of the business, including line cook, server and manager.

Our hourly employees in company-owned restaurants complete a comprehensive position certification process. This process helps them become proficient at a specific station. A station certification process requires 16 to 20 hours of classroom and hands-on training. Each trainee receives feedback after each training session. Once certified, the trainee may be cross-trained in another position using the certification process.

In addition, our hourly employees are encouraged to participate in an on-the-job training program called the Wing Certified Trainer, or WCT, program that utilizes both detailed training guides and hands-on instruction by restaurant management. We have placed an emphasis on streamlining the training process and, as such, created the WCT program that can be easily taught and learned. In order to become a WCT, an individual must be recommended by the restaurant general manager as someone with a strong commitment, good attitude and enthusiasm. The certification process requires that the employee have a high level of knowledge of all 10 components of the restaurant’s operational manual. These 10 components represent the 10 different job positions in our restaurant: greeter, cashier, bartender, server, expedite station, grill station, southwest station, shake station, chip station and sandwich station. Monetary incentives and additional benefits are used to encourage employees to participate in this certification process. Our objective is to have at least four WCTs at each company-owned and franchised restaurant.

Career Opportunities.    We attempt to motivate and retain our field operations team by providing them with opportunities for increased responsibilities and advancement. In addition, we offer performance-based cash incentives tied to sales, profitability and qualitative measures such as visits by our mystery shoppers and our quality assurance personnel. It is our policy to promote from within whenever possible. Evidence of the success of our focus on retaining employees can be seen in the reduction in our annual turnover to 139% at the hourly level and to 12% at the general manager level in 2002 from 174% and 27% in 2001, respectively.

Recruiting.    We actively recruit and select individuals who demonstrate enthusiasm and dedication and who share our passion for high quality guest service delivered through teamwork and commitment. To attract high caliber managers, we have developed a competitive compensation plan that includes a base salary and an attractive benefits package, including participation in a management incentive plan that rewards managers for achieving performance objectives.

Awards and Rankings.    We ranked in the top 10 of Technomic’s “Fastest Growing Restaurant Chains” in 2001 and 2002, ranked number one in the QSR 50 “Top 20 Chains With Fewer Than 300 Units By Systemwide Sales” in 2002, ranked number three in the QSR 50 “Top 10 Fast-Casual Chains By Systemwide Sales” in 2002, and ranked number one in the Franchise 500 “Food/Quick Service, Specialty, Chicken Wings” category in 2002. In 2003, Sally Smith, our Chief Executive Officer and President, was awarded the “NRN Golden Chain Award” by Nation’s Restaurant News which honors the achievements of multi-unit food service operators. In addition, numerous local and regional newspapers and magazines have selected our chicken wings as the best in the respective markets.

Food Preparation, Quality Control and Purchasing

We strive to maintain high food quality standards. Our systems are designed to protect our food supply throughout the preparation process. We provide detailed specifications to suppliers for our food ingredients, products and supplies. Our restaurant managers are certified in a comprehensive safety and sanitation course by the National Restaurant Association. Twice-a-day line checks ensure the safety and quality of the food we serve in our restaurants.

We negotiate directly with independent suppliers for our supply of food and paper products. We use UniPro Food Services, Inc., a national cooperative of independent food distributors, to distribute these products from the suppliers to our restaurants. To maximize our purchasing efficiencies and obtain the lowest possible prices for our ingredients, products and supplies, while maintaining the highest quality, our centralized purchasing team negotiates prices based on system-wide usage for both company-owned and franchised restaurants. The kitchen manager places orders with approved local suppliers and their UniPro distributor and orders are inspected at delivery. We believe that competitively priced, high quality alternative manufacturers, suppliers, growers and distributors are available should the need arise.

We utilize T. Marzetti Company, an industry-leading supplier of restaurant food products, for the production of our signature sauces. They maintain sufficient inventory levels to ensure consistent supply to our restaurants. We have a confidentiality agreement with Marzetti that prevents our sauces from being supplied to, or manufactured for, anyone else.

Fresh chicken wings are an important component of our cost of sales. We ensure consistent supply of high quality chicken wings by utilizing four to six suppliers. Prices are generally based on the underlying commodity price of chicken wings plus additional costs for handling and distribution. For the nine months ended September 28, 2003, fresh chicken wings accounted for approximately 30% of our cost of sales. We purchase our wings from between four and six suppliers, with Peco Foods, Inc. currently accounting for greater than 50% of the total system-wide supply. Given our multiple suppliers and the commodity nature of fresh chicken wings, we believe we have sufficient supplier flexibility to maintain a consistent chicken wing supply. We regularly review our buying procedures to ensure quality and cost optimization.

Restaurant Franchise Operations

Our concept continues to attract a strong group of franchisees including franchisees of other successful casual dining and quick service restaurant chains.

Our franchisees execute a separate franchise agreement for each restaurant opened, typically providing for a 15- to 20-year initial term, with an opportunity to enter into a renewal franchise agreement subject to certain conditions. Our agreement currently requires franchisees to pay a franchise fee of $40,000 for the first restaurant opened and $30,000 for each additional restaurant they open. The $30,000 fee is reduced to $20,000 if the additional restaurant is in the designated area of the franchisee’s existing restaurant. If a franchisee has entered into an area development agreement with us, the initial franchise fee is $40,000 for the first restaurant, $30,000 for the second restaurant and $25,000 for each subsequent restaurant. These amounts are reduced to $30,000 for the first restaurant and $10,000 for each subsequent restaurant if the franchisee is an existing area developer. Franchisees also pay us a royalty fee of 5.0% of their restaurant sales. The franchise agreements typically allow us to assess franchisees an advertising fee in the amount of 3.0% of their restaurant sales, of which 2.5% is contributed to the NAF and the remaining 0.5% is spent by the franchisee in the applicable local market.

All of our franchise agreements require that each franchised restaurant be operated in accordance with our defined operating procedures, adhere to the menu established by us and meet applicable quality, service, health and cleanliness standards. We ensure these high standards are being followed through a variety of means including mystery shoppers and unannounced quality assurance inspections. We also employ franchise consultants to assist our franchisees in developing profitable operations and maintaining our operating standards. We may terminate the franchise rights of any franchisee who does not comply with our standards and requirements. We believe that maintaining superior food quality, an inviting and energetic atmosphere and excellent guest service are critical to the reputation and success of our concept. We aggressively enforce the contractual requirements of our franchise agreements.

The area development agreement establishes the number of restaurants that must be developed in a defined geographic area and the deadlines by which these restaurants must open. For area development agreements covering three to seven restaurants, restaurants are usually required to open in 12 month intervals. For larger development agreements, the interval is typically shorter. The area development agreement can be terminated by us if, among other reasons, the area developer fails to open restaurants on schedule.

Currently, our terms require our area developers to make a non-refundable lump sum pre-payment equal to one-half of the initial franchise fee for each restaurant to be operated under the agreement. Under a special program we are currently offering, if the area developer agrees to open 12 restaurants, the development fee is $175,000. Development agreements for 13 to 24 restaurants require area developers to pay a fee of $250,000 and agreements for 25 or more restaurants require area developers to pay a fee of $300,000. As part of this special program, subject to certain conditions, the royalty fee of 5.0% is waived during the first 12 months of operation of each restaurant. There is no additional initial franchise fee for restaurants developed under this special program.

Management Information Systems

We have our core management information systems in place and believe they are scalable to support our future growth plans. We utilize a standard point-of-sale system in all of our company-owned restaurants that helps facilitate the operation of the restaurants by recording sales, cost of sales, labor and other operating metrics and allows managers to create various reports. Certain information from the point-of-sale system is transferred to our headquarters on a daily basis and is reported daily to various levels of management through our corporate email and intranet. Franchisees are required to report sales on a daily basis through an on-line reporting network and submit their restaurant-level financial statements on a quarterly or annual basis. We believe our current information systems are sufficient to support our planned expansion for the foreseeable future.

Employees

As of October 15, 2003, we employed 3,187 employees. We have 524 full-time and 2,565 part-time employees working in our company-owned restaurants and 98 employees based out of our home office or in the field. Our employees are not covered by any collective bargaining agreement and we have never experienced an organized work stoppage or strike. We believe that our working conditions and compensation packages are competitive and consider our relations with our employees to be good.

Competition

The restaurant industry is intensely competitive. We compete on the basis of the taste, quality and price of food offered; guest service; ambience; location; and overall dining experience. We believe that our attractive price-value relationship, our flexible service model and the quality and distinctive flavor of our food enable us to differentiate ourselves from our competitors. We believe we compete primarily with local and regional sports bars and casual dining and quick casual establishments, as well as with quick service restaurants such as wing-based take-out concepts. Many of our direct and indirect competitors are well-established national, regional or local chains and some have substantially greater financial and marketing resources than we do. We also compete with many restaurant and retail establishments for site locations and restaurant level employees.

Properties

We are headquartered in Minneapolis, Minnesota. Our home office has 17,198 square feet of office space. We occupy this facility under a lease that terminates on November 1, 2007 with options to renew for two successive five-year terms.

We lease all of our restaurant facilities. The majority of our existing leases are for 10- or 15-year terms, generally including options to extend the terms. We typically lease our restaurant facilities under “triple net” leases that require us to pay minimum rent, real estate taxes, maintenance costs and insurance premiums and, in some instances, percentage rent based on sales in excess of specified amounts. In addition, most of our leases include exclusive use provisions prohibiting our landlords from leasing space to other restaurants that fall within certain specified criteria.

Trademarks

We own a number of trademarks and service marks registered or pending with the U.S. Patent and Trademark Office. We have registered the following marks with the U.S. Patent and Trademark Office: Better-Be-Ready Blazin’; Buffalo Wild Wings; Buffalo Wild Wings & Weck; Buffalo Wild Wings & Weck The Real Wing; bw-3; Gotta Wing It; Home Of The Real Wing; Something Wild Has Come To Town; and Buffalo Wild Wings Grill & Bar Logo. We have filed applications to federally register the following marks, which are pending: Buffalo Wild Wings (2); Buffalo Wild Wings Grill & Bar Logo (2); Buffalo Wild Wings Trade Dress (4); Get It To Go; Buffalo Design; Wings. Beer. Sports. All the Essentials.; We Can’t Stand Bland; Blazin’; Buffarita; Buffalito; Buffalo Chips; Wild; Be Wild; BWLD; We’re on Fire; B-Dubs; and Buffalo Legs. We have also registered the Internet domain names http://www.buffalowildwings.com and http://www.bwld.com.

We attempt to protect our sauce recipes as trade secrets by, among other things, requiring a confidentiality agreement with our sauce supplier and executive officers. It is possible that competitors could develop recipes and procedures that duplicate or closely resemble our recipes and procedures. We believe that our trademarks, service marks and other proprietary rights have significant value and are important to our brand-building efforts and the marketing of our restaurant concept. We have in the past, and expect to continue to vigorously protect our proprietary rights. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly and may not be successful. Although we believe that we have sufficient rights to all of our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market our restaurants and promote our brand. Any such litigation may be costly and divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages.

Government Regulation

The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages, sanitation, public health, fire codes, zoning and building requirements. Each restaurant requires appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant requires food service licenses from local health authorities. Our licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause, including violation by us or our employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of patrons or employees, advertising, wholesale purchasing and inventory control. The failure of a restaurant to retain liquor or food service licenses could have a material adverse effect on our operations. In order to reduce this risk, each restaurant is operated in accordance with standardized procedures designed to assure compliance with all applicable codes and regulations.

We and our franchisees are also subject to laws governing our relationships with employees, including laws and regulations relating to benefits, wages, hours, workers’ compensation insurance rates, unemployment and other taxes, working and safety conditions and citizenship or immigration status. We may be subject in certain states to “dram-shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. In addition, we are subject to various state and federal laws relating to the offer and sale of franchises and the franchisor-franchisee relationship. In general, these laws and regulations impose specific disclosure and registration requirements prior to the sale and marketing of franchises and regulate certain aspects of the relationship between franchisor and franchisee.

Litigation

Occasionally, we are a defendant in litigation arising in the ordinary course of our business, including claims arising from personal injuries, contract claims, franchise-related claims, dram shop claims, employment-related claims and claims from guests or employees alleging injury, illness or other food quality, health or operational concerns. To date, none of these types of litigation, most of which are typically covered by insurance, has had a material effect on us. We have and continue to insure against these types of claims. A judgment on any claim not covered by or in excess of our insurance coverage could adversely affect our financial condition or results of operations.

On August 8, 2003, an action captioned Ritter v. Buffalo Wild Wings, Inc. was brought in Pennsylvania state court by the representative of the estate of a 23-year-old decedent alleging that we acted improperly by serving alcohol to an individual who later lost control of his vehicle and struck and killed the decedent and one other individual. The plaintiff has asked for unspecified damages for wrongful death and loss of life as well as punitive damages. We believe that we have meritorious defenses to the allegations made and are vigorously defending these claims. In addition, we believe we have sufficient insurance to cover an award of compensatory damages. Recent litigation against restaurant chains has resulted in significant judgments, including punitive damages, under dram shop statutes. A judgment significantly in excess of our insurance coverage or involving punitive damages, which may not be covered by insurance, could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from these allegations may materially adversely affect us and our restaurants.

MANAGEMENT

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position
Sally J. Smith(4)	45	Chief Executive Officer, President and Director

Mary J. Twinem	42	Executive Vice President, Chief Financial Officer and Treasurer

Kathleen M. Alberga	41	Senior Vice President, Marketing and Brand Development

Craig W. Donoghue	41	Senior Vice President, Information Systems

Robert D. McGurk	57	Senior Vice President, Operations

Emil Lee Sanders	51	Senior Vice President, Development and Franchising

James M. Schmidt	43	Senior Vice President, General Counsel and Secretary

Judith A. Shoulak	43	Senior Vice President, Human Resources

Kenneth H. Dahlberg(2)	86	Director, Chairman

Dale M. Applequist(1)(2)(3)	55	Director

Robert W. MacDonald(1)	60	Director

Warren E. Mack(3)(4)	59	Director

J. Oliver Maggard(1)(2)(4)	48	Director

Molly S. Simmons	30	Director

(1)	Member of Audit Committee
(2)	Member of Governance/Nominating Committee
(3)	Member of Compensation Committee
(4)	Member of Executive Committee

Sally J. Smith has served as our Chief Executive Officer and President since July 1996, as a director since August 1996 and as our Chief Financial Officer from 1994 to 1996. Prior to joining the company, she was the Chief Financial Officer of Dahlberg, Inc., the manufacturer and franchisor of Miracle-Ear hearing aids, from 1983 to 1994. Ms. Smith began her career with KPMG LLP, an international accounting and auditing firm. Ms. Smith is a CPA. Ms. Smith serves on the board of the National Restaurant Association.

Mary J. Twinem has served as our Chief Financial Officer and Treasurer since July 1996 and as our Controller from January 1995 to July 1996. Ms. Twinem also served as a director of the company from June 2002 to September 2003. Prior to joining the company, she served as the Director of Finance/Controller of Dahlberg, Inc., from 1989 to December 1994. Ms. Twinem began her career in public accounting and is a CPA.

Kathleen M. Alberga has served as our Senior Vice President, Marketing and Brand Development since January 2003 and a Vice President since March 1997. Prior to joining us, Ms. Alberga was employed by Nemer, Fieger & Associates, an advertising agency, from 1992 to 1997, and she was a partner from 1994 to 1997.

Craig W. Donoghue has served as our Senior Vice President, Information Systems since January 2003, prior to which he served as our Director and later Vice President of Information Systems from August 1998 to January 2003. From November 1996 until August 1998, Mr. Donoghue was a self-employed computer consultant, using a trade name of Excelsior Information Systems. From January 1996 until November 1996, Mr. Donoghue was Manager of Information Systems for Varitronic Systems, Inc.

Robert D. McGurk has served as our Senior Vice President, Operations since February 2002. Prior to joining us, Mr. McGurk served as Senior Vice President of Operations for Rare Hospitality International, Inc., operators of the Longhorn Steakhouse, from 1995 until 2001.

Emil Lee Sanders has served as our Senior Vice President, Development and Franchising since January 2003 and as Vice President of Franchising since August 2001. Prior to joining us, Mr. Sanders was National Director of Franchising of Allied Domecq Quick Service Restaurants, a franchisor of Dunkin’ Donuts, Togo’s Eateries and Baskin-Robbins from September 1998 to August 2001. From 1988 to 1998, Mr. Sanders was a Manager of Branded Retail Systems for General Mills.

James M. Schmidt has served as our Senior Vice President and General Counsel since January 2003 and as Vice President and General Counsel since April 2002. Mr. Schmidt has also served as our Secretary since September 2002, and served as a director of the company from 1994 to September 2003. Mr. Schmidt has been a practicing attorney since 1985, most recently with the law firm of Robbins, Kelly, Patterson & Tucker, which provides legal services to us from time to time.

Judith A. Shoulak has served as our Senior Vice President, Human Resources since January 2003 prior to which she was our Vice President of Human Resources since joining us in October 2001. From 1993 to 2001, Ms. Shoulak served as Vice President of Field Human Resources of Office Max, where she was responsible for human resources leadership to field operations.

Kenneth H. Dahlberg has served as our director since 1994. Mr. Dahlberg has served as Chief Executive Officer and Chairman of Carefree Capital, Inc. since June 1995. He was the founder of Dahlberg, Inc., a public company prior to its acquisition by Bausch & Lomb, Inc. in 1993, and served as its Chairman of the Board from 1948 to 1993. He is also a director of National City Bancorporation, a publicly held bank holding company.

Dale M. Applequist has served as our director since 1997. Mr. Applequist served as President and Chief Executive Officer of Cash Plus, Inc., a division of Campbell Mithun Esty, an advertising agency he co-founded, from 1972 to 1998.

Robert W. MacDonald has served as our director since September 2003. Mr. MacDonald has been Chairman of Allianz Life Insurance Company of North America since March 2002, prior to which he served as its Chief Executive Officer from October 1999 to March 2002. Mr. MacDonald has also been a principal of CTW Consulting, LLC, a business consulting firm, since March 2002. From 1987 to 1999, Mr. MacDonald served as Chairman and Chief Executive Officer of LifeUSA Holding, Inc., an insurance holding company. Mr. MacDonald is also a director of Triple Net Properties, LLC.

Warren E. Mack has served as our director since 1994. Mr. Mack has been an attorney with the law firm of Fredrikson & Byron, P.A. since 1969, serving as its Chairman since September 1999, its President from 1985 to 1997 and as a director since 1978. Fredrikson & Byron, P.A. provides legal services to us from time to time.

J. Oliver Maggard has served as our director since 1999. Mr. Maggard has served as Managing Partner of Caymus Partners LLC, an investment banking company in New York, since October 2002. From January 1995 to October 2002, Mr. Maggard was a Managing Director and Partner of Regent Capital Management Corp., a private equity firm which he co-founded. Prior to founding Regent Capital, Mr. Maggard held various positions with Bankers Trust Company, Kidder Peabody & Company, Inc., Drexel Burnham Lambert Incorporated and E.F. Hutton & Co. Mr. Maggard also serves as a director of Datatec Systems, Inc.

Molly S. Simmons has served as our director since September 2003. Ms. Simmons has been a Vice President at Gemini Investors, a private equity firm, since 2001. From 1999 to 2001, Ms. Simmons worked as an investment manager with venture capital firms divine interVentures and Skyscraper Ventures while attending Harvard Business School. Prior to this, Ms. Simmons was a financial strategies manager at BP Amoco and a management consultant with Bain & Company.

The number of directors is determined by the stockholders at their annual meeting, subject to the right of the stockholders to change such number between annual meetings and to the right of the board to increase such number between annual meetings. Pursuant to a securities purchase agreement and a stockholders’ agreement, GMN Investors II, L.P. (“GMN”), Regent Capital Partners, L.P. (“Regent”), Carefree Capital Partners, L.P. (“Carefree”), each have the right to appoint a director to our board, subject to approval by a majority of our stockholders. In addition, if we fail to meet certain financial projections, GMN, Regent and Carefree shall have the right to appoint, collectively, two additional directors. Such board rights terminate once GMN, Regent and Carefree own less than 50% of the securities purchased pursuant to that agreement or we have maintained a market capitalization of $200,000,000 or more for 12 consecutive months. Currently, GMN’s designee is Molly S. Simmons, Regent’s designee is J. Oliver Maggard and Carefree’s designee is Kenneth H. Dahlberg. All directors hold office until the next annual meeting of stockholders or until successors have been duly elected and qualified. Our executive officers are appointed by, and serve at the discretion of, the board of directors.

Pursuant to our 2003 Equity Incentive Plan, our board or a board committee may grant stock options or restricted stock awards to each non-employee director. Each non-employee director is entitled to receive $5,000 and $2,500 for each board meeting attended in person and by telephone, respectively, $500 and $250 for each board committee meeting attended in person and by telephone, respectively, and reimbursement of expenses incurred in connection with these meetings. Further, persons serving as the chair of our board or any board committee shall be entitled to receive an additional $5,000 annually.

Board Committees

Our board of directors currently has an audit committee, a governance/nominating committee, a compensation committee and an executive committee.

Audit Committee

Our audit committee is solely responsible for appointing and reviewing fee arrangements with our independent accountants, and approving any non-audit services by our independent accountants. Our audit committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent accountants. The audit committee is also responsible for overseeing our compliance with legal and regulatory requirements, including our disclosure controls and procedures. Our audit committee currently consists of Messrs. Applequist, Maggard and MacDonald, each of whom is an independent director. We believe that each of the members of the audit committee is financially sophisticated and is able to read and understand our consolidated financial statements. Our board of directors has determined that Mr. Maggard is an audit committee financial expert as defined in Item 401 of Regulation S-K.

Governance/Nominating Committee

Our governance/nominating committee makes recommendations to the board concerning nominations to the board, including nominations to fill a vacancy (including a vacancy created by an increase in the board of directors). The governance/nominating committee will consider nominees for directors nominated by stockholders upon submission in writing to our corporate secretary of the names of such nominees in accordance with our bylaws. This committee is also charged with shaping corporate governance policies and codes of ethical and legal conduct, and monitoring compliance with such policies. Our governance/ nominating committee currently consists of Messrs. Applequist, Dahlberg and Maggard.

Compensation Committee

Our compensation committee is primarily responsible for reviewing and approving the compensation and benefits of our executive officers; evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives; administering our employee benefit plans and making recommendations to our board of directors regarding these matters; and for administering our equity compensation plans. Our compensation committee currently consists of Messrs. Applequist and Mack.

Executive Committee

During the intervals between the meetings of the board of directors, the executive committee has all the powers of the board in the management of our business, properties and affairs, including any authority to take action provided in the bylaws to be taken by the board, subject to applicable laws. The executive committee, however, is not authorized to fill vacancies of the board or its committees, declare any dividend or distribution or take any action which pursuant to the bylaws is required to be taken by a vote of a specified portion of the whole board. Our executive committee consists of Ms. Smith and Messrs. Mack and Maggard.

Compensation Committee Interlocks and Insider Participation

During fiscal 2002, the compensation committee was comprised of Messrs. Applequist and Dahlberg. None of such persons serves, or has at any time served, as an officer or employee of the company. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our compensation committee.

Executive Compensation

The following table sets forth certain information regarding compensation earned or awarded to our Chief Executive Officer and President and the other four most highly compensated executive officers who received total salary and bonus compensation in excess of $100,000 during our fiscal year ended December 29, 2002 (the “named executive officers”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Securities Underlying Options	All Other Compensation ($)(4)
Sally J. Smith Chief Executive Officer and President	2002	331,875	222,873	—	5,000	6,419
Mary J. Twinem Chief Financial Officer	2002	208,125	139,768	—	5,000	3,576
Robert D. McGurk(5) Senior VP, Operations	2002	174,163	106,344	17,263	10,000	568
Emil Lee Sanders Senior VP, Development and Franchising	2002	192,500	94,553	—	1,000	279
Kathleen M. Alberga Senior VP, Marketing and Brand Development	2002	165,000	81,045	—	3,000	2,977

(1)	Includes deferred compensation payments: Ms. Smith — $36,875; Ms. Twinem — $23,125; Mr. McGurk — $15,833; Mr. Sanders — $17,500 and Ms. Alberga — $15,000.
(2)	Includes signing bonus of $20,000 paid to Mr. McGurk.
(3)	Represents reimbursement of relocation expenses.

(4)	Includes (a) 401(k) contributions: Ms. Smith — $4,433; Ms. Twinem — $2,831 and Ms. Alberga — $2,977 and (b) long-term disability premium: Ms. Smith — $1,986; Ms. Twinem — $745; Mr. McGurk — $568 and Mr. Sanders — $279.
(5)	Mr. McGurk joined us on February 25, 2002.

Option Grants in Fiscal 2002

The following table provides information regarding stock options granted during fiscal 2002 to the named executive officers. The Company has not granted any stock appreciation rights.

	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name						5%($)	10%($)
Sally J. Smith	5,000	(4)	5.7%	11.25	03/01/12	35,375	89,648
Mary J. Twinem	5,000	(4)	5.7%	11.25	03/01/12	35,375	89,648
Robert D. McGurk	10,000	(3)	11.5%	11.25	02/25/12	70,751	179,296
Emil Lee Sanders	1,000	(4)	1.1%	11.25	03/01/12	7,075	17,930
Kathleen M. Alberga	3,000	(4)	3.4%	11.25	03/01/12	21,225	53,789

(1)	The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the company’s common stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over various periods.
(2)	Exercise price is equal to or greater than the fair market value on the date of grant.
(3)	Option was granted on February 25, 2002 and is exercisable to the extent of 25% of the shares on each of the first four anniversary dates of the date of grant.
(4)	Options were granted on March 1, 2002 and are exercisable to the extent of 25% of the shares on each of the first four anniversary dates of the date of grant.

Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

The following table provides summary information regarding options held by the named executive officers in fiscal 2002. The value of unexercised, in-the-money options at fiscal year end is calculated using the difference between the option exercise price and the estimated fair market value at December 29, 2002, which has been deemed to be $10.25 per share, multiplied by the number of shares underlying the option. An option is in-the-money if the fair market value of the common stock subject to the option is greater than the exercise price. The assumed initial public offering price of $15.00 per share is higher than the estimated fair market value at fiscal year end and the value of unexercised options would be higher than the numbers shown in the table if the value were calculated by subtracting the exercise price from the initial public offering price.

	Number of Unexercised Securities Underlying Options at December 29, 2002		Value of Unexercised In-the-Money Options at December 29, 2002
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Sally J. Smith	133,022	39,500	$918,246	$187,050
Mary J. Twinem	81,900	28,700	541,875	128,700
Robert D. McGurk	0	10,000	0	0
Emil Lee Sanders	2,500	8,500	6,875	20,625
Kathleen M. Alberga	23,550	12,450	150,428	53,393

Equity Compensation Plans

2003 Equity Incentive Plan

On September 4, 2003, our board of directors approved the amended and restated 2003 Equity Incentive Plan, or Plan, originally effective on April 18, 1995. The Plan may be administered by our Board or a committee appointed by our board, or Administrator, and provides for grants of incentive and nonqualified stock options to purchase shares of our common stock and for grants of restricted stock awards. Incentive stock options may be granted to employees and may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended, if certain requirements are satisfied. Nonqualified stock options and restricted stock awards may be granted to employees, officers, directors, consultants or advisors and do not qualify for such favorable tax treatment. Individuals to whom options and restricted stock awards are granted are referred to as “participants.”

We have reserved 1,100,000 shares of our common stock for issuance upon exercise of options and for restricted stock awards granted under the Plan. Generally, the exercise price for incentive stock options granted under the Plan may not be less than 100% of the fair market value of our common stock on the option grant date. If a participant owns more than 10% of our voting stock on the date an incentive stock option is granted, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. The exercise price for nonqualified stock options generally will be 100% of the fair market value of our common stock on the option grant date, but may not be less than 85% of the fair market value of our common stock on such date.

Incentive stock options and restricted stock awards granted under the Plan are not transferable by the participant except by will or the laws of descent and distribution in the event of the participant’s death. The Plan allows for the transfer of nonqualified stock options by participants to certain family members and other transferees as permitted by the Administrator.

Options and restricted stock awards vest at the time or times determined by the Administrator. Generally, options may not be exercisable during a term more than ten years from the date of grant. If the participant owns more than 10% of our voting stock on the date an incentive stock option is granted, the option may not be exercisable during a term more than five years following the date of grant. A participant may pay the option exercise price in cash, by personal or certified check, or, if approved by the Administrator in its sole discretion, with previously-owned shares of our common stock, or by such other means authorized by the Administrator.

In the event of any proposed sale, merger, share exchange, consolidation or other reorganization or business combination in which we are not the surviving corporation or in which cash or securities of another corporation are received, or in the event we sell all or substantially all of our assets, then the board will take such action as it deems appropriate and equitable, including without limitation accelerating or changing the exercise dates of any option, accelerating or changing the vesting date of any restricted stock award, canceling the options or restricted stock awards and paying cash to the participants, or causing a successor entity to replace the options or restricted stock awards with like options or awards for other securities.

Our board may amend or terminate the Plan at any time, provided that no amendment shall impair the rights of any participant under an option or a restricted stock award previously granted without his or her consent. If our board amends the Plan, it does not need to ask for stockholder approval of the amendment, unless the amendment i) increases the number of shares subject to the Plan, ii) changes the designation of the class of employees eligible to receive stock options or restricted stock awards, iii) decreases the price at which options may be granted, or iv) increases the benefits accruing to participants under the Plan, and stockholder approval is required for compliance with the requirements of any applicable law or regulation. Further, the board cannot amend the Plan in any manner that will cause incentive stock options to fail to meet the requirements of Internal Revenue Code Section 422 without stockholder approval.

2003 Employee Stock Purchase Plan

We have adopted a 2003 Employee Stock Purchase Plan, or 2003 ESPP, to provide our employees with an incentive to remain in our employ, to improve operations, to increase profits and to contribute more significantly to our success. A total of 300,000 shares of our common stock have been reserved for issuance pursuant to the 2003 ESPP.

Generally, all of our employees who have been employed by us for a period of time and work more than a designated minimum number of hours per week will be eligible to participate in the 2003 ESPP. The plan will generally operate in successive six-month phases. The initial phase will begin on the effective date of this registration statement. On the first day of each phase, each employee eligible to participate in the 2003 ESPP who has timely filed a valid election to participate for that phase will be granted an option to purchase shares of our common stock. Each option granted with respect to a phase will automatically be exercised at the end of the phase. The stock price for a phase will equal 85% of the closing price for a share of our common stock as reported on the Nasdaq National Market or on an established securities exchange as of the commencement or termination date of such phase, whichever amount is less.

The 2003 ESPP will be administered by our board of directors or a committee appointed by our board of directors. Our board may amend, modify or terminate the 2003 ESPP at any time and in any manner, provided that the existing rights of participants are not materially adversely affected thereby. Stockholder approval for any amendment will only be required to the extent necessary to meet the requirements of Section 423 of the Internal Revenue Code or to the extent otherwise required by law.

Employment Agreements and Compensation Plans

We have entered into employment agreements with each of our executive officers. These agreements are for a one-year term and include an automatic extension for successive one-year terms. The agreements also include termination and resignation provisions, a confidentiality clause, a non-compete provision and a severance package that includes salary payments for either one year in the case of our Chief Executive Officer and Chief Financial Officer or six months in the case of our Senior Vice Presidents, and a non-compete period of equal duration.

Our executive officers are entitled to receive an annual bonus upon the achievement of certain board-established performance milestones, including revenue, net income, restaurant openings and employee turnover. Further, under our Management Deferred Compensation Plan, participants may elect to have a portion of their base salary paid into their deferred compensation account. The maximum deferral is 7.5% of the base salary of each vice president, 10% of the base salary of each Senior Vice President, and 12.5% of the base salary of the Chief Executive Officer and Chief Financial Officer. Such amounts are subject to certain vesting provisions depending on length of employment and circumstances of employment termination.

Limitation of Liability and Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement which, in each case, were incurred in connection with actions, suits or proceedings in which such person is a party by reason of the fact that he or she was an officer, director, employee or agent of the corporation, if such person i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions, ii) acted in good faith, iii) received no improper personal benefit and statutory procedure has been followed in the case of any conflict of interest by a director, iv) in the case of any criminal proceedings, had no reasonable cause to believe the conduct was unlawful, and v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the corporation, or, in the case of performance by a director, officer, employee or agent of the corporation as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 requires the corporation to advance, in certain circumstances and upon written request, reasonable expenses prior to final disposition. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Our articles of incorporation limit personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by the Minnesota Business Corporation Act. Our articles of incorporation eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on i) the director’s duty of loyalty to us, ii) acts or omissions not made in good faith, iii) acts or omissions involving intentional misconduct, iv) payments of improper dividends, v) violations of state securities laws and vi) acts occurring prior to the date such provision was added. Any amendment to or repeal of such provision shall not adversely affect any right or protection of a director of ours for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Our restated bylaws provide that each director and officer, past or present, and each person who serves or may have served at our request as a director, officer, employee or agent of another corporation or employee benefit plan and their respective heirs, administrators and executors, will be indemnified by us to such extent as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

We also describe below certain other transactions with our directors, executive officers and stockholders.

Board Representation and Registration Rights

As described in “Management” above, pursuant to a securities purchase agreement and a stockholders’ agreement, GMN, Regent and Carefree are entitled to one board seat, respectively. The board representation rights will continue after this offering.

Following this offering, holders of 2,203,031 shares of our common stock hold registration rights, of which holders of 2,143,031 shares have the right to demand registration, and holders of up to 1,945,997 shares have the right to include such shares in our registration statement if we decide to register our securities with the Securities and Exchange Commission. However, pursuant to lock-up agreements, holders of these shares may not sell such shares within 180 days following the date of this prospectus. These rights are subject to the right of the underwriters of an offering to limit the number of shares included in that registration under certain circumstances. See “Description of Capital Stock—Registration Rights” for further discussion of these rights.

Other Related Party Transactions

We lease a portion of our main office space located at 1600 Utica Avenue South, Suite 700, Minneapolis, MN 55416 to Carefree Capital Partners, Limited Partnership. Kenneth H. Dahlberg, one of our directors, is the president and sole stockholder of Carefree Capital, Inc., the general partner of Carefree Capital Partners, Limited Partnership. The lease arrangement is month-to-month and rent due under the lease is currently $1,853 per month which includes utilities. In addition, in fiscal 2002, we paid a service fee of $42,600 to Carefree Capital Partners for services provided by an employee of Carefree Capital Partners. This arrangement was discontinued in June of 2003.

Carefree Capital, Inc., of which Kenneth H. Dahlberg, one of our directors, is the sole stockholder, was issued warrants to purchase 35,104 shares of our common stock as part of a bridge financing transaction in 1999.

Warren Mack, one of our directors, is an officer and director of the law firm, Fredrikson & Byron, P.A. We have retained Fredrikson & Byron during our last fiscal year. The legal fees we paid to Fredrikson & Byron were less than 5% of Fredrikson & Byron’s gross revenue for its last fiscal year.

It is our policy that all related party transactions must be disclosed and approved by the disinterested directors and the terms and considerations for such related party transactions are compared and evaluated to terms available or the amounts that would have to be paid or received, as applicable, in arms-length transactions with independent third-parties.

PRINCIPAL AND SELLING STOCKHOLDERS

The following tables set forth as of October 15, 2003, and as adjusted to reflect the sale of the shares offered hereby, certain information regarding beneficial ownership of our common stock by:

•	each person or group known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and named executive officers;

•	our directors and executive officers as a group; and

•	each selling stockholder.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. As of October 15, 2003, we had 4,604,162 shares of common stock outstanding. Unless otherwise indicated, each person named or included in the group has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. Shares not outstanding but deemed beneficially owned by virtue of the individual’s right to acquire them as of October 15, 2003, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group. Unless otherwise indicated in the table, the address of each individual listed in this table is c/o Buffalo Wild Wings, Inc., 1600 Utica Avenue South, Suite 700, Minneapolis, MN 55416.

Principal Stockholders and Management

The percentages in the after the offering column assume that the underwriters do not exercise their over-allotment option to purchase up to 400,000 additional shares.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Beneficially Owned After the Offering
Name of beneficial owner	Number	Percent	Number	Percent
Kathleen M. Alberga (1)	30,000	*	30,000	*
Dale M. Applequist (2)	39,691	*	39,691	*
Kenneth H. Dahlberg (3)	1,278,994	27.5%	1,278,994	17.5%
Craig W. Donoghue (1)	26,400	*	26,400	*
Robert W. MacDonald	0	*	0	*
Warren E. Mack (4)	70,266	1.5%	70,266	1.0%
J. Oliver Maggard (5)	12,638	*	12,638	*
Robert D. McGurk (1)	2,500	*	2,500	*
Emil Lee Sanders (1)	5,250	*	5,250	*
James M. Schmidt (6)	18,635	*	18,635	*
Judith A. Shoulak (1)	2,625	*	2,625	*
Molly S. Simmons (7)	652,732	14.2%	652,732	9.0%
Sally J. Smith (8)	184,782	3.9%	184,782	2.5%
Mary J. Twinem (9)	100,574	2.1%	100,574	1.4%
Dianne Disbrow (10)	326,890	7.1%	326,890	4.5%
GMN Investors II, L.P. (11)	652,732	14.2%	652,732	9.0%
Regent Capital Partners, L.P. (12)	326,366	7.1%	326,366	4.5%
Carefree Capital, Inc. (13)	754,610	16.3%	754,610	10.3%
Scott A. Lowery (14)	327,540	7.1%	327,540	4.5%
Kenneth F. Seibel, Trustee U/A John A. Repasy Revocable Trust (15)	298,700	6.5%	298,700	4.1%
Mark A. Lutz (16)	294,245	6.4%	294,245	4.0%
All executive officers and directors as a group (14 persons) (17)	2,425,087	48.1%	2,425,087	31.5%

*	Less than one percent.

(1)	Represents shares that may be acquired upon exercise of currently exercisable options.
(2)	Includes 17,851 shares that may be acquired upon exercise of currently exercisable options by Mr. Applequist.
(3)	Includes 18,751 shares that may be acquired upon exercise of currently exercisable options by Mr. Dahlberg, 719,506 shares held by Carefree Capital Partners, Limited Partnership and 35,104 shares that may be acquired upon exercise of currently exercisable warrants by Carefree Capital, Inc. Carefree Capital, Inc., of which Mr. Dahlberg is the sole stockholder, is the general partner of Carefree Capital Partners, Limited Partnership.
(4)	Includes 18,751 shares that may be acquired upon exercise of currently exercisable options by Mr. Mack.
(5)	Includes 11,251 shares that may be acquired upon exercise of currently exercisable options by Mr. Maggard.
(6)	Includes 15,875 shares that may be acquired upon exercise of currently exercisable options by Mr. Schmidt.
(7)	Represents shares held by GMN Investors II, L.P., of which Ms. Simmons is an officer; the address for Ms. Simmons is 20 William Street, Suite 250, Wellesley, MA 02481.
(8)	Includes 155,023 shares that may be acquired upon exercise of currently exercisable options by Ms. Smith.
(9)	Includes 97,550 shares that may be acquired upon exercise of currently exercisable options by Ms. Twinem.
(10)	Includes 28,000 shares held by Paul R. Waldon, Trustee, Disbrow Family Trust and 1,584 shares that may be acquired upon exercise of currently exercisable options by Ms. Disbrow.
(11)	Shares held by GMN Investors II, L.P., which shares may be beneficially owned by Ms. Simmons — see footnote 7; GMN is located at 20 William Street, Suite 250, Wellesley, MA 02481.
(12)	The address for Regent Capital Partners, L.P. is 505 Park Avenue, Suite 1700, New York, NY 10022.
(13)	Includes 35,104 shares that may be acquired upon exercise of currently exercisable warrants by Carefree Capital, Inc. Shares held by Carefree Capital Partners, Limited Partnership, of which Carefree Capital, Inc. is the general partner, are beneficially owned by Kenneth H. Dahlberg, a director on our board — see footnote 3.
(14)	Includes 14,800 shares that may be acquired upon exercise of currently exercisable options by Mr. Lowery.
(15)	The address for the Repasy Trust is 1014 Vine Street, Suite 2300, Cincinnati, OH 45202.
(16)	Includes 14,800 shares that may be acquired upon exercise of currently exercisable options by Mr. Lutz.
(17)	Includes 401,377 shares that may be acquired upon exercise of currently exercisable options by officers and directors, 719,506 shares held by Carefree Capital Partners, Limited Partnership and 35,104 shares that may be acquired upon exercise of currently exercisable warrants by Carefree Capital, Inc.

Selling Stockholders

	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock To Be Sold in the Offering	Shares of Common Stock Beneficially Owned After the Offering
Name of beneficial owner	Number	Percent		Number	Percent
Scott A. Lowery (1)	327,540	7.1%	28,420	299,120	4.1%
Mark A. Lutz (2)	294,245	6.4%	21,105	273,140	3.7%
Bernard T. Spencer, Trustee, Bernard T. Spencer Trust dtd 12/7/92	197,400	4.3%	25,109	172,291	2.4%
Dianne Disbrow (3)	326,890	7.1%	23,806	303,084	4.2%
Kenneth F. Seibel, Trustee U/A John A. Repasy Revocable Trust	298,700	6.5%	22,559	276,141	3.8%
Arthur Bowman	122,400	2.7%	9,244	113,156	1.6%
Eugenie Redman	148,088	3.2%	11,184	136,904	1.9%
Kent Ward	10,948	*	4,000	6,948	*
Gerald F. Franklin, Sr., and Mary A. Franklin	54,737	1.2%	10,000	44,737	*
Stanley N. Lutz	27,741	*	22,935	4,806	*
William C. Bord	3,000	*	3,000	0	*
Harry L. Bord, Jr.	3,000	*	3,000	0	*

	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock To Be Sold in the Offering	Shares of Common Stock Beneficially Owned After the Offering
Name of beneficial owner	Number	Percent		Number	Percent
James W. Carmody, III, and Cynthia Carmody(4)	2,920	*	2,292	628	*
Randy Morgan	5,474	*	325	5,149	*
Nina E. McLemore	20,856	*	2,152	18,704	*
Michael T. Gillen (5)	17,084	*	5,195	11,889	*
James J. Goodman (6)	37,944	*	2,808	35,136	*
Paul Waldon and Susan Norstrom-Waldon (7)	25,680	*	2,866	22,814	*

(1)	Includes 14,800 shares that may be acquired upon exercise of currently exercisable options by Mr. Lowery.
(2)	Includes 14,800 shares that may be acquired upon exercise of currently exercisable options by Mr. Lutz.
(3)	Includes 28,000 shares held by Paul R. Waldon, Trustee, Disbrow Family Trust and 1,584 shares that may be acquired upon exercise of currently exercisable options by Ms. Disbrow. Ms. Disbrow is a former director of the company.
(4)	Includes 2,400 shares held by Mr. Carmody individually, of which 1,772 shares are being sold, and 520 shares held jointly by Mr. and Mrs. Carmody, all of which are being sold.
(5)	Includes 17,084 shares that may be acquired upon exercise of currently exercisable options by Mr. Gillen.
(6)	Includes 10,584 shares that may be acquired upon exercise of currently exercisable options by Mr. Goodman; does not include shares held by GMN Investors II, L.P., of which Mr. Goodman is an officer.
(7)	Includes 11,250 shares that may be acquired upon exercise of currently exercisable options by Mr. Waldon, 5,250 shares that may be acquired by Ms. Norstrom-Waldon and 20 shares held by son; does not include shares held by Mr. Waldon as a Trustee — see footnote 3; or shares held by Carefree Capital, Inc., of which Mr. Waldon is an officer and director — see footnote 13 in the Principal Stockholders and Management table above.

DESCRIPTION OF CAPITAL STOCK

Prior to the consummation of this offering, our authorized capital stock consists of 15,600,000 shares of common stock, no par value per share, 4,000,000 shares of preferred stock, no par value per share, and 5,600,000 shares of undesignated stock, no par value per share. Immediately following the consummation of this offering, our authorized capital stock will consist of 15,600,000 shares of common stock, no par value per share, and 5,600,000 shares of undesignated stock, no par value per share. As of October 15, 2003, there were 4,604,162 shares of common stock outstanding, held of record by 142 stockholders, options to purchase 806,697 shares of common stock and warrants to purchase 131,687 shares of common stock.

Common Stock

The holders of common stock i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors, ii) are entitled to share ratably in all of our assets available for distribution to holders of the common stock upon liquidation, dissolution or winding up of the affairs of the company, and iii) are entitled to one vote per share on all matters which stockholders may vote on at all meetings of stockholders. All shares of common stock now outstanding are fully paid and nonassessable and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock.

The holders of the common stock do not have cumulative voting rights. Subject to the rights of any future series of preferred stock, the holders of more than 50 percent of such outstanding shares voting for the election of our directors can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Undesignated Stock

Under governing Minnesota law and our restated articles of incorporation, as amended, no action by our stockholders is necessary, and only action of the board of directors is required, to authorize the issuance of 5,600,000 shares of undesignated stock. The board of directors is empowered to establish, and to designate the name of, each class or series of the undesignated shares and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the board of directors, without stockholder approval, may issue preferred stock having rights, preferences, privileges or restrictions, including voting rights, that may be greater than the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of the company without further action by the stockholders. The board has authority to issue 5,600,000 shares of undesignated stock but has no present plans to issue any shares of preferred stock.

Registration Rights

Pursuant to certain registration rights agreements and warrants, holders of mandatorily redeemable Series A Preferred Stock, McDonald Investments Inc., some holders of our common stock issued upon exercise of certain warrants issued in connection with a private placement in 1998 and Kenneth Dahlberg have demand registration or piggyback registration rights.

The demand registration rights as to 1,885,997 shares of common stock granted to holders of mandatorily redeemable Series A Preferred Stock and to McDonald Investments Inc. provide that upon request of holders of a majority of the registrable securities, which request can be made at any time after the consummation of the offering, we may be required to use our best efforts to register all of such securities. There is no limit on the number of registrations on Form S-3 that such holders may request.

Each of these holders also has certain piggyback registration rights. If we propose to register any securities under the Securities Act for our own account or for the account of our stockholders, holders of piggyback rights may require that we include all of their registrable securities in such registration. In connection with any such offering, the managing underwriter thereof can limit the number of shares held by persons with piggyback registration rights to be included in such registration.

In addition, on a one-time basis, upon the request of holders of a majority of the 257,034 shares of our common stock issued upon exercise of warrants issued in connection with our 1998 private placement, we will promptly take all necessary steps to register or qualify such shares of common stock.

Further, Kenneth Dalhberg, a member of our board of directors, has certain piggyback registration rights with respect to 60,000 shares pursuant to a warrant issued to him in 1996. These registration rights will expire on December 26, 2003.

We will be responsible for all expenses incurred in connection with the registration rights above.

Warrants

As of October 15, 2003, we have warrants to purchase 131,687 shares of common stock outstanding held by Carefree Capital, Inc., McDonald Investments Inc. and Paul Waldon, a former director.

Anti-Takeover Provisions

Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility and to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board and to discourage an unsolicited takeover of the company, if the board determines that such a takeover is not in the best interests of the company and our stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire us which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of our voting stock (from a person other than the company and other than in connection with certain mergers and exchanges to which the company is a party) resulting in the acquiring person owning 20% or more of our voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of our stockholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the company within 30 days after the acquiring person has failed to give a timely information statement to us or the date the stockholders voted not to grant voting rights to the acquiring person’s shares.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits us or any of our subsidiaries from entering into any transaction with a stockholder under which the stockholder purchases 10% or more of our voting shares (an “interested stockholder”) within four years following the date the person became an interested stockholder, unless the transaction is approved by a committee of all of the disinterested members of our board of directors serving before the interested stockholder acquires the shares.

In addition to the various Minnesota statutory provisions described above, our articles and bylaws could have an anti-takeover effect. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board and to discourage an unsolicited takeover, if the board determines that such a takeover is not in our, or our stockholders’ best interests. However, these provisions could have the effect of discouraging attempts to acquire us which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than the prevailing market price.

Our restated articles provide that the holders of our common stock do not have cumulative voting rights. For the stockholders to call a special meeting, our bylaws require that at least 10% of the voting power must join in the request. Furthermore, our board of directors has the power to issue any or all of the shares of undesignated stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval, and the right to fill vacancies of the board (including a vacancy created by an increase in the board of directors).

Transfer Agent and Registrar

The Transfer Agent and Registrar with respect to our common stock will be Continental Stock Transfer & Trust Company.

Listing

We expect to list our shares of common stock on the Nasdaq National Market under the symbol “BWLD.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Upon completion of this offering, we will have outstanding an aggregate of 7,270,829 shares of common stock. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

Approximately 4,526,144 shares of common stock held by existing stockholders as of October 15, 2003 are “restricted securities” within the meaning of Rule 144 and will be subject to the volume, manner of sale and other limitations under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

Stockholders holding approximately 4,117,457 shares of our common sotck, including all of our directors, officers and principal stockholders have entered into lock-up agreements in connection with the offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of RBC Dain Rauscher Inc. and SG Cowen Securities Corporation, which consent may be withheld in their sole discretion. Taking into account the lock-up agreements, and assuming RBC Dain Rauscher Inc. and SG Cowen Securities Corporation do not release stockholders from these agreements, the number of restricted shares that will be available for sale in the public market under the provisions of Rule 144, 144(k) and 701 will be as follows:

•	beginning on the effective date of this prospectus, in addition to the 2,666,667 shares sold in this offering and the 400,000 shares that could be sold pursuant to the over-allotment option, 282,393 of our restricted shares will be immediately available for sale in the public market; and

•	beginning 90 days after the effective date, approximately 10,900 shares of our restricted shares will be eligible for sale subject to the manner of sale and certain other limitations under Rule 144.

•	beginning 180 days after the effective date, approximately 4,117,457 shares of our restricted shares will be eligible for sale subject to the volume, manner of sale and other limitations under Rule 144.

In general, under Rule 144, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding, which will equal approximately 7,270 shares immediately after the offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701 permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

Upon completion of this offering, holders of 2,203,031 shares of our common stock will be entitled to certain rights with respect to the registration of their shares under the Securities Act. See “Description of Capital Stock — Registration Rights.” Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. These stockholders are not permitted to exercise their registration rights for at least 180 days following this offering.

Stock Options

We intend to file a registration statement on Form S-8 covering all shares of common stock issuable upon exercise of outstanding stock options on the date of this prospectus and stock options or other stock rights to be granted in the future under our stock option plan. Upon the filing of the registration statement on Form S-8, and after the expiration of any applicable lock-up period, up to an additional 806,697 shares of common stock issuable upon exercise of currently outstanding stock options, together with any additional shares of common stock that will be issuable pursuant to stock options or other stock rights granted in the future under our stock option plan, will be eligible for sale in the public market. Of the 745,512 shares of common stock issuable upon conversion of currently exercisable stock options, 734,612 are subject to lock-up provisions that prevent the sale of such shares for 180 days following the effective date of this offering.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital through any offering of our equity securities.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock purchased pursuant to this offering by a beneficial owner that, for U.S. federal income tax purposes, is a non-U.S. holder. As used in this prospectus, the term “non-U.S. holder” is a person that is not, for U.S. Federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. tax purposes) or partnership (including any entity treated as a partnership for U.S. tax purposes) created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S., other than a partnership treated as foreign under U.S. Treasury regulations;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, in general, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all of its substantial decisions, or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion assumes that you will hold our common stock issued pursuant to this offering as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion does not address all aspects of taxation that may be relevant to particular non-U.S. holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this description of U.S. tax consequences does not address:

•	U.S. state and local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is an entity that is treated as a partnership for U.S. tax purposes, the U.S. tax consequences of holding and disposing our common stock may be affected by determinations made at the partner level;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to some non-U.S. holders, including without limitation, banks, insurance companies, financial institutions, broker-dealers, tax-exempt entities or U.S. expatriates; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge or conversion transaction.

This discussion is based on current provisions of the Code, U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Furthermore, this discussion does not give a detailed discussion of any state, local or foreign tax considerations.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR ABOUT THE U.S. FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

We do not anticipate paying cash dividends on our common stock in the foreseeable future. If dividends are paid to non-U.S. holders on shares of our common stock, however, such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30.0% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S., directly or through an entity treated as a partnership for U.S. tax purposes, or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the U.S., are not subject to the U.S. withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income or income attributable to a permanent establishment to be exempt from withholding. Any effectively connected dividends or dividends attributable to a permanent establishment received by a non-U.S. holder that is treated as a foreign corporation for U.S. tax purposes may be subject to an additional “branch profits tax” at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements. However,

•	in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

•	in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust” or “foreign grantor trust” as defined in the U.S. Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Gain on Disposition

A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale, exchange or other disposition of our common stock unless any one of the following is true:

1.	The non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other requirements are met;

2.	The gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., directly or through an entity treated as a partnership for U.S. tax purposes and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment of such non-U.S. holder; or

3.	Our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of

(i) the period during which the non-U.S. holder holds our common stock or (ii) the 5-year period ending on the date the non-U.S. holder disposes of our common stock. As long as our common stock is regularly traded on an established securities market for tax purposes, our common stock will not be treated as a U.S. real property interest with respect to a non-U.S. holder that has not beneficially owned more than 5.0% of such regularly traded common stock at any time within the five-year period preceding such disposition. We believe that we are a U.S. real property holding corporation and will remain a U.S. real property holding corporation for the foreseeable future. See discussion below.

Non-U.S. holders described in clause i) above are taxed on their gains (including gains from sales of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets incurred during the year) at a flat rate of 30.0% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders described in clause ii) or iii) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If a non-U.S. holder described in clause ii) is a corporation, it may be subject to the branch profits tax at a rate equal to 30.0% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

In general, we will be treated as a “U.S. real property holding corporation” if the fair market value of our “U.S. real property interests” equals or exceeds 50.0% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. The determination of the fair market value of our assets and, therefore, whether we are a U.S. real property holding corporation at any given time, will depend on the particular facts and circumstances applicable at the time.

However, even if we are or have been a U.S. real property holding corporation, a non-U.S. holder which did not beneficially own, directly or indirectly, more than 5.0% of the total fair market value of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that our common stock was held by the non-U.S. holder (a “non-5.0% holder”) and which is not otherwise taxed under any other circumstances described above, generally will not be taxed on any gain realized on the disposition of our common stock if, at any time during the calendar year of the disposition, our common stock was regularly traded on an established securities market within the meaning of the applicable U.S. Treasury regulations.

We have applied to have our common stock listed on the Nasdaq. Although not free from doubt, our common stock should be considered to be regularly traded on an established securities market for any calendar quarter during which it is regularly quoted on Nasdaq by brokers or dealers that hold themselves out to buy or sell our common stock at the quoted price. If our common stock were not considered to be regularly traded on Nasdaq at any time during the applicable calendar year, then any non-U.S. holder of our common stock (whether or not the non-U.S. holder is a non-5.0% holder) would be taxed for U.S. federal income tax purposes on any gain realized on the disposition of our common stock on a net income basis as if the gain were effectively connected with the conduct of a U.S. trade or business by the holder during the taxable year and, in such case, the person acquiring our common stock from such non-U.S. holder generally would have to withhold 10.0% of the amount of the proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the IRS in accordance with applicable U.S. Treasury regulations. We urge all non-U.S. holders to consult their own tax advisors regarding the application of these rules to them.

U.S. Federal Estate Taxes

Our common stock beneficially owned or treated as beneficially owned by an individual who at the time of death is a non-U.S. holder will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 30.0%, subject to a schedule that reduces the rate over time to 28.0% in 2006).

A non-U.S. holder is required to certify its non-U.S. status in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker.

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is i) a U.S. person, ii) a foreign person that derives 50.0% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., iii) a controlled foreign corporation as defined in the Code, or iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

The foregoing discussion is only a summary of certain U.S. federal income and estate tax consequences of the ownership, sale or other disposition of our common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any U.S., state, local, non-U.S. or other tax laws and any applicable income or estate tax treaty.

UNDERWRITING

RBC Dain Rauscher Inc. and SG Cowen Securities Corporation are acting as joint book-running managers of the offering, and together with McDonald Investments Inc., are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each underwriter named below has agreed to purchase from us, on a firm commitment basis, the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
RBC Dain Rauscher Inc.
SG Cowen Securities Corporation
McDonald Investments Inc.

Total	________

The underwriting agreement provides that the underwriters’ obligations to purchase our common stock are subject to approval of legal matters by counsel and to the satisfaction of other conditions. The underwriters are obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any shares.

Commissions and Expenses

The representatives have advised us that the underwriters propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $             per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $             per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table summarizes the underwriting discounts and commissions that will be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount paid by us	$	$	$
Underwriting discount paid by selling stockholders	$	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $900,000.

Over-Allotment Option

The underwriters have an option to buy up to 400,000 additional shares of common stock from us and the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each be obligated, subject to certain conditions, to purchase additional shares approximately in proportion to the amounts specified in the table above. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Lock-Up Agreements

We have agreed that, without the prior written consent of RBC Dain Rauscher Inc. and SG Cowen Securities Corporation, we will not, directly or indirectly, offer, sell or dispose of any common stock or any securities which may be converted into or exchanged for any common stock for a period of 180 days from the date of this prospectus. Our executive officers, directors and principal stockholders, have agreed under lock-up agreements not to, without the prior written consent of RBC Dain Rauscher Inc. and SG Cowen Securities Corporation, directly or indirectly, offer, sell or otherwise dispose of any common stock or any securities which may be converted into or exchanged or exercised for any common stock for a period of 180 days from the date of this prospectus.

Offering Price Determination

Prior to this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives considered:

•	prevailing market conditions;

•	our historical performance and capital structure;

•	estimates of our business potential and earnings prospects;

•	an overall assessment of our management; and

•	the consideration of these factors in relation to market valuation of companies in related businesses.

We intend to apply to have our common stock approved for quotation on the Nasdaq National Market under the symbol “BWLD.”

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in over-allotment and stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Directed Share Program

At our request, the underwriters have reserved up to 130,000 shares, or 4.9% of our common stock offered by this prospectus, for sale under a directed share program to our directors, management and related parties as well as our franchisees and business associates. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Shares committed to be purchased by directed share participants which are not so purchased will be reallocated for sale to the general public in the offering. All sales of shares pursuant to the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus. Participants in the directed share program have agreed not to sell or otherwise dispose of the shares acquired in this program for a period of 180 days from the date of this prospectus.

Other Arrangements

McDonald Investments Inc., an underwriter in this offering, was issued a warrant to purchase 36,581 shares of common stock on December 30, 1999 in exchange for financial services provided to us. The warrant was exercisable immediately upon issuance and has an exercise price of $4.65 per share. It expires on December 30, 2004. McDonald Investments Inc., in the ordinary course of its business, may from time to time effect transactions for its own account of customers, and hold positions in our securities or options on our securities subsequent to this offering. Accordingly, McDonald Investments Inc. has agreed under a lock-up agreement not to, directly or indirectly, offer, sell or otherwise dispose of the securities acquired upon exercise of its warrant only, for a period of 180 days from the date of this prospectus.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Warren E. Mack, an officer of Fredrikson & Byron, P.A., is a director and stockholder of the company. See “Management” and “Principal and Selling Stockholders.” Certain legal matters for the underwriters will be passed upon by Dorsey & Whitney LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements and schedule of Buffalo Wild Wings, Inc. and its subsidiaries as of December 30, 2001 and December 29, 2002 and for each of the fiscal years in the three-year period ended December 29, 2002, have been included herein and in this registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus, which is a part of the registration statement, omits various information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to us and the common stock offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by this reference, including the exhibits and schedules filed therewith.

A copy of the registration statement, including the exhibits and schedules filed therewith, may be inspected without charge at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such Public Reference Room upon the payment of the fees prescribed by the Securities and Exchange Commission.

Please call the Securities and Exchange Commission at 800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the Securities and Exchange Commission are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov.

After this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such filings will also be available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market you should call 212-656-5060.

BUFFALO WILD WINGS, INC.

Independent Auditors’ Report

The Board of Directors and shareholders

Buffalo Wild Wings, Inc.:

We have audited the accompanying consolidated balance sheets of Buffalo Wild Wings, Inc. and subsidiaries (the Company) as of December 30, 2001 and December 29, 2002, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 29, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Buffalo Wild Wings, Inc. and subsidiaries as of December 30, 2001 and December 29, 2002, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended December 29, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Minneapolis, Minnesota

February 6, 2003, except as to note 1(q)

    which is as of April 14, 2003, notes 7(a)

and 7(d) which are as of September 4,

    2003, and notes 7(c) and 15 which are as

    of September 9, 2003

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 30, 2001, December 29, 2002 and September 28, 2003

(Dollar amounts in thousands)

	December 30, 2001	December 29, 2002	September 28, 2003
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,388	4,652	6,564
Accounts receivable – franchisees, net of allowance of $75, $21 and $25, respectively	696	637	715
Accounts receivable – other	2,375	4,309	1,340
Inventory	651	784	907
Income taxes receivable	—	1,008	—
Prepaid expenses	539	533	1,272
Deferred income taxes	820	733	734

Total current assets	12,469	12,656	11,532

Property and equipment, net	26,485	34,874	39,661
Restricted cash	424	1,369	1,675
Marketing fund receivables	263	370	—
Other assets	666	713	692
Goodwill	664	759	759

Total assets	$40,971	50,741	54,319

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,009	1,043	1,602
Accounts payable	2,920	3,301	1,602
Accrued income taxes	947	—	591
Accrued compensation and benefits	2,865	4,133	4,027
Accrued expenses	2,239	2,299	2,507
Current portion of long-term debt	189	205	217
Current portion of deferred lease credits	217	229	489
Current portion of obligations under capital leases	2,617	3,617	4,099

Total current liabilities	13,003	14,827	15,134

Long-term liabilities:
Marketing fund payables	577	1,739	1,675
Accrued expenses, net of current portion	111	—	—
Deferred income taxes	1,330	3,328	3,403
Long-term debt, net of current portion	697	502	338
Deferred lease credits, net of current portion	3,321	4,958	5,317
Obligations under capital leases, net of current portion	4,678	5,036	5,209

Total liabilities	23,717	30,390	31,076

Mandatorily redeemable Series A preferred stock, no par value. Authorized 4,000,000 shares; issued and outstanding 3,082,344 shares; liquidation preferences of $10,774, $12,080 and $13,172, respectively	10,331	11,788	12,992

Commitments and contingencies (notes 4, 6, 13 and 15)

Common stockholders’ equity:
Undesignated stock, 5,600,000 shares authorized	—	—	—
Common stock, no par value. Authorized 15,600,000 shares; issued and outstanding 2,528,929, 2,534,929 and 2,742,747, respectively	1,842	1,862	2,413
Retained earnings	5,081	6,701	7,838

Total common stockholders’ equity	6,923	8,563	10,251

Total liabilities and stockholders’ equity	$40,971	50,741	54,319

See accompanying notes to consolidated financial statements.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

Fiscal years ended December 31, 2000, December 30, 2001, December 29, 2002 and

nine-month periods ended September 29, 2002 and September 28, 2003

(Dollar amounts in thousands except per share data)

	Fiscal years ended			Nine months ended
	December 31,	December 30,	December 29,	September 29,	September 28,
	2000	2001	2002	2002	2003
				(unaudited)	(unaudited)
Revenue:
Restaurant sales	$46,244	66,351	85,493	61,669	80,437
Franchise royalties and fees	6,931	8,219	10,614	7,724	9,331

Total revenue	53,175	74,570	96,107	69,393	89,768

Costs and expenses:
Restaurant operating costs:
Cost of sales	13,935	21,133	24,983	17,986	24,916
Labor	12,754	18,563	24,640	17,974	23,572
Operating	6,649	10,328	13,311	9,486	12,570
Occupancy	2,851	4,262	5,734	4,155	5,627
Depreciation and amortization	2,590	4,096	5,528	3,997	5,124
General and administrative	9,020	10,333	14,133	10,980	12,088
Preopening	860	653	1,085	541	579
Restaurant closures and impairment	50	289	708	431	738

Total costs and expenses	48,709	69,657	90,122	65,550	85,214

Income from operations	4,466	4,913	5,985	3,843	4,554

Other income (expense):
Interest expense	(705)	(910)	(966)	(716)	(768)
Interest income	401	197	88	74	53

	(304)	(713)	(878)	(642)	(715)

Earnings before income taxes	4,162	4,200	5,107	3,201	3,839
Income tax expense	1,600	1,499	2,030	1,274	1,497

Net earnings	2,562	2,701	3,077	1,927	2,342
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	1,209	1,317	1,457	1,086	1,205

Net earnings available to common stockholders	$1,353	1,384	1,620	841	1,137

Earnings per common share — basic	$0.55	0.56	0.64	0.33	0.43
Earnings per common share — diluted	0.52	0.50	0.54	0.28	0.35
Weighted average shares outstanding — basic	2,468,733	2,469,392	2,529,094	2,528,929	2,671,497
Weighted average shares outstanding — diluted	2,582,532	2,780,704	2,976,093	2,979,457	3,295,605

See accompanying notes to consolidated financial statements.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Fiscal years ended December 31, 2000, December 30, 2001, December 29, 2002 and

nine-month period ended September 28, 2003

(Dollar amounts in thousands)

	Common stock
	Shares	Amount	Retained earnings	Total
Balance at December 26, 1999	2,468,179	$1,690	2,344	4,034
Net earnings	—	—	2,562	2,562
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	—	—	(1,209)	(1,209)
Exercise of stock options	750	2	—	2

Balance at December 31, 2000	2,468,929	1,692	3,697	5,389
Net earnings	—	—	2,701	2,701
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	—	—	(1,317)	(1,317)
Exercise of warrant	60,000	150	—	150

Balance at December 30, 2001	2,528,929	1,842	5,081	6,923
Net earnings	—	—	3,077	3,077
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	—	—	(1,457)	(1,457)
Exercise of stock options	6,000	20	—	20

Balance at December 29, 2002	2,534,929	1,862	6,701	8,563
Net earnings (unaudited)	—	—	2,342	2,342
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock (unaudited)	—	—	(1,205)	(1,205)
Exercise of warrants (unaudited)	177,169	456	—	456
Exercise of stock options (unaudited)	30,649	72	—	72
Stock-based compensation (unaudited)	—	23	—	23

Balance at September 28, 2003 (unaudited)	2,742,747	$2,413	7,838	10,251

See accompanying notes to consolidated financial statements.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Fiscal years ended December 31, 2000, December 30, 2001, December 29, 2002 and

nine-month periods ended September 29, 2002 and September 28, 2003

(Dollar amounts in thousands)

	Fiscal years ended			Nine months ended
	December 31, 2000	December 30, 2001	December 29, 2002	September 29, 2002	September 28, 2003
				(unaudited)	(unaudited)
Cash flows from operating activities:
Net earnings	$2,562	2,701	3,077	1,927	2,342
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	2,590	4,096	5,528	3,997	5,124
Restaurant closures and impairment	50	289	708	303	738
Deferred lease credits	(63)	(54)	(194)	(126)	(154)
Deferred income taxes	604	347	2,085	—	74
Stock-based compensation	—	—	—	—	23
Change in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(902)	(969)	(1,921)	(5)	2,938
Inventory	(164)	(124)	(133)	(47)	(123)
Prepaid expenses	(591)	479	7	(212)	(740)
Other assets	(199)	(154)	(206)	(134)	22
Unearned franchise fees	13	247	34	(3)	559
Accounts payable	(994)	1,298	381	(1,531)	(1,699)
Income taxes	(49)	947	(1,956)	(645)	1,599
Accrued expenses	1,354	1,916	1,084	1,134	(31)

Net cash provided by operating activities	4,211	11,019	8,494	4,658	10,672

Cash flows from investing activities:
Acquisition of franchisee stores	—	(1,423)	—	—	—
Acquisition of property and equipment	(8,133)	(6,430)	(9,592)	(5,463)	(6,688)

Net cash used in investing activities	(8,133)	(7,853)	(9,592)	(5,463)	(6,688)

Cash flows from financing activities:
Issuance of preferred stock	1,938	—	—	—	—
Issuance of common stock	2	150	20	—	527
Proceeds from notes payable	—	950	—	—	—
Payments on notes payable	—	(64)	(179)	(131)	(151)
Payments on capital lease obligations	(1,610)	(2,303)	(3,322)	(2,408)	(3,221)
Proceeds from lessors	1,016	851	1,843	866	773

Net cash provided by (used in) financing activities	1,346	(416)	(1,638)	(1,683)	(2,072)

Net increase (decrease) in cash and cash equivalents	(2,576)	2,750	(2,736)	(2,478)	1,912
Cash and cash equivalents at beginning of period	7,214	4,638	7,388	7,388	4,652

Cash and cash equivalents at end of period	$4,638	7,388	4,652	4,910	6,564

See accompanying notes to consolidated financial statements.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

(1)	Nature of Business and Summary of Significant Accounting Policies

(a)	Nature of Business

The Company was organized for the purpose of operating Buffalo Wild Wings restaurants, as well as selling Buffalo Wild Wings restaurant franchises. In exchange for the initial and continuing franchise fees received, the Company gives franchisees the right to use the name “Buffalo Wild Wings.”

At December 31, 2000, December 30, 2001, December 29, 2002, and September 28, 2003, the Company operated 42, 53, 70, and 77, respectively, Company-owned restaurants and had 95, 105, 129, and 142, respectively, restaurants in operation by franchisees.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of Buffalo Wild Wings, Inc. and its wholly owned subsidiaries (collectively, the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

(c)	Fiscal Year

The Company utilizes a 52- or 53-week accounting period that ends on the last Sunday in December. The fiscal year ended December 31, 2000 was comprised of 53 weeks. The fiscal years ended December 30, 2001 and December 29, 2002 were comprised of 52 weeks. The fiscal nine-month periods ended September 29, 2002 and September 28, 2003 were comprised of 39 weeks.

(d)	Restaurant Sales Concentration

As of September 28, 2003, the Company operated 21 Company-owned restaurants and has 50 franchised restaurants in the State of Ohio. The Company-owned restaurants in Ohio aggregated 43.7%, 35.9%, 34.1% and 32.4%, respectively, of the Company’s restaurant sales in fiscal 2000, 2001, and 2002, and in the nine-month period ended September 28, 2003. The Company is subject to adverse trends and economic conditions in that state.

(e)	Unaudited interim results

The accompanying consolidated balance sheet as of September 28, 2003, the consolidated statements of earnings and of cash flows for the nine months ended September 29, 2002 and September 28, 2003, and the consolidated statement of stockholders’ equity for the nine months ended September 28, 2003 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 28, 2003 and results of operations and cash flows for the nine months ended September 29, 2002 and September 28, 2003. The financial data and other information disclosed in these notes to the financials relative to the nine-month periods are unaudited. The results for the nine months ended September 28, 2003 are not necessarily indicative of the results to be expected for the year ending December 28, 2003 or for any other interim period or for any other future year.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

(f)	Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with maturities at purchase of three months or less.

(g)	Accounts Receivable

Accounts receivable — franchisees represents royalty receivables from the Company’s franchisees. Accounts receivable — other consists primarily of equipment held for sale and contractually determined receivables for leasehold improvements. The equipment, purchased by the Company, represents furniture and equipment from recently opened stores. The equipment is sold to a third party lessor and leased back shortly after the store opens.

(h)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

The Company purchases its product from a number of suppliers and believes there are alternative suppliers. The Company has no minimum purchase commitments from its vendors. The primary food product used by Company-owned and franchised restaurants is fresh chicken wings. Fresh chicken wings are purchased by the Company based on current market conditions and are subject to fluctuation. Material increases in fresh chicken wing costs may adversely effect the Company’s operating results. For fiscal 2002 and the nine-month period ended September 28, 2003, fresh chicken wings were 28% and 30% respectively, of restaurant cost of sales.

(i)	Property and Equipment

Property and equipment are recorded at cost. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease, without consideration of renewal options, or the estimated useful lives of the assets, which range from one to ten years. Furniture and equipment, including equipment under capital leases, are depreciated using the straight-line method over the estimated useful lives of the assets, which range from two to eight years. Maintenance, repairs, and minor renewals are expensed as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the respective accounts and the related gains or losses are credited or charged to earnings.

(j)	Impairment of Long-lived Assets and Long-lived Assets to Be Disposed Of

The Company reviews long-lived assets quarterly to determine if the carrying value of these assets may not be recoverable based on estimated future cash flows. Assets are reviewed at the lowest level for which cash flows can be identified, which is the restaurant level. In determining future cash flows, significant estimates are made by the Company with respect to future operating results of each restaurant over its remaining lease term. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

(k)	Goodwill and Other Assets

Goodwill represents the excess of cost over the fair value of identified net assets of the business acquired. The Company acquired two restaurants in 2001. One restaurant was purchased in April 2001

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

with resulting goodwill of $397, which was amortized through December 31, 2001. With the adoption of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets, goodwill amortization from this acquisition ceased on January 1, 2002 and the goodwill is subject to an annual impairment analysis. The store purchase in November 2001 generated goodwill amounting to $390, which was not amortized, as goodwill from all business combinations after June 30, 2001 is subject to an annual impairment analysis with no periodic amortization of the original cost. In early 2002, the Company finalized purchase price adjustments resulted in an increase to goodwill of $95.

The changes in the carrying amount of goodwill are as follows:

Balance as of December 31, 2000	$—
Goodwill acquired during year	692
Amortization	(28)

Balance as of December 30, 2001	664
Purchase price adjustment	95

Balance as of December 29, 2002	$759

Other intangible assets consist primarily of liquor licenses. These licenses are either amortized over their annual renewal period or, if purchased, are carried at the lower of fair value or cost. In fiscal 2002, the Company recorded an impairment charge for the liquor licenses in the Pittsburgh market. Due to a change in the local law, the licenses’ market value decreased and a charge of $159 was taken to reduce the carrying value to fair value. The carrying value of the liquor licenses not subject to amortization as of December 29, 2002 was $287 and is included in other assets.

The Company identifies potential impairments by comparing the fair value of a reporting unit with its book value, including goodwill. If the fair value of the reporting unit exceeds the carrying amount, the asset is not impaired. If the carrying value exceeds the fair value, the Company calculates the possible impairment by comparing the implied fair value of the asset with the carrying amount. If the implied value of the asset is less than the carrying value, a write-down is recorded. Based on the Company’s analysis, goodwill was recoverable as of December 30, 2001 and December 29, 2002.

(l)	Fair Values of Financial Instruments

The carrying value of the Company’s financial assets and liabilities, because of their short-term nature, approximates fair value.

(m)	Revenue Recognition

Franchise agreements have terms ranging from ten to twenty years. These agreements also convey extension terms of five or ten years depending on contract terms and if certain conditions are met. The Company provides training, preopening assistance and restaurant operating assistance in exchange for area development fees, franchise fees, and royalties of 5% of the franchised restaurant’s sales.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

Franchise fee revenue from individual franchise sales is recognized upon the opening of the franchisee restaurant when all material obligations and initial services to be provided by the Company have been performed. Area franchise fees are dependent upon the number of restaurants in the territory as are the Company’s obligations under the area franchise agreement. Consequently, as obligations are met, area franchise fees are recognized proportionally with the opening of each new restaurant. Royalties are accrued as earned, and are calculated each period based on the reporting franchisees’ sales.

Sales from Company-owned restaurant revenues are recognized as revenue at the point of the delivery of meals and services.

(n)	Franchise Operations

The Company enters into franchise agreements with unrelated third parties to build and operate restaurants using the Buffalo Wild Wings brand within a defined geographical area. The Company believes that franchising is an effective and efficient means to expand the Buffalo Wild Wings’ brand. Franchised restaurants averaged $1.8 million in sales in 2002. The franchisee is required to operate their restaurants in compliance with their franchise agreement that includes adherence to operating and quality control procedures established by the Company. The Company does not provide loans, leases, guarantees or other financial assistance to the franchisee or the franchisee’s employees and vendors. If a franchisee becomes financially distressed, the Company does not provide any financial assistance. If financial distress leads to a franchisee’s non-compliance with the franchise agreement and the Company elects to terminate the franchise agreement, the Company has the right but not the obligation to acquire the assets of the franchisee at fair value as determined by an independent appraiser. The Company receives a 5% royalty of gross sales as defined in the franchise agreement and in most cases, allowances directly from the franchisees’ vendors that generally are less than 0.5% of the franchisees’ gross sales. The Company has financial exposure for the collection of the royalty payments. Franchisees generally remit franchise payments weekly for the prior week’s sales which substantially minimizes the Company’s financial exposure. Historically, the Company has experienced insignificant write-offs of franchisee royalties. Franchise and area development fees are paid upon the signing of the related agreements.

(o)	Advertising Costs

Advertising costs for Company-owned restaurants are expensed as incurred and aggregate $1,440, $2,259, $2,762, $1,896, and $2,481 in fiscal years ended 2000, 2001, and 2002 and nine months ended September 29, 2002 and September 28, 2003, respectively. The Company’s advertising costs exclude amounts collected from franchisees as part of the system-wide marketing and advertising fund.

(p)	Preopening Costs

Costs associated with the opening of new stores are expensed as incurred.

(q)	Payments Received from Vendors

Vendor allowances include allowances, rebates, and other funds received from vendors. These funds are determined based on various quantitative contract terms. The Company also receives vendor

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

rebates from certain manufacturers and distributors calculated based upon purchases made by franchisees. Amounts expected to be received from vendors are recognized as a reduction of inventoriable costs. Amounts that represent a reimbursement of costs incurred, such as advertising, are recorded as a reduction of the related expense. The Company records an estimate of earned vendor rebates and allowances on a monthly basis. Repayment is generally received from vendors approximately 30 days from end of a month for that month’s purchases. During fiscal 2000, 2001 and 2002 and for the nine-month periods ended September 29, 2002 and September 28, 2003, vendor allowances were recorded as a reduction in inventoriable costs, and cost of sales was reduced by $755, $1,275, $1,804, $1,369, and $1,645, respectively.

(r)	National Advertising Fund

The Company has a system-wide marketing and advertising fund. Company-owned and franchised restaurants are required to remit a designated portion of sales, currently 2.5%, to a separate advertising fund that is used for marketing and advertising efforts throughout the system. Certain payments received from various vendors are deposited into the National Advertising Fund. These funds are used for development and implementation of system-wide initiatives and programs. The Company accounts for cash and receivables of these funds as “restricted cash” and “marketing fund receivables” with an offsetting “marketing fund payables” on its balance sheet.

(s)	Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing the net earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share include dilutive common stock equivalents consisting of stock options and warrants determined by the treasury stock method and dilutive convertible securities. Both basic and diluted earnings per share are calculated after deducting the accretion resulting from cumulative dividend associated with the mandatory redemption feature of the Company’s Series A preferred stock.

(t)	Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(u)	Deferred Lease Credits

Deferred lease credits consist of reimbursement of costs of leasehold improvements from the Company’s lessors. These reimbursements are amortized on a straight-line basis over the length of the applicable lease. In addition, this account includes adjustments to recognize rent expense on a straight-line basis over the term of the lease.

(v)	Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(w)	Stock-based Compensation

The Company records compensation expense for option grants to employees under its stock option plan if the current market value of the underlying stock at the grant date exceeds the stock option exercise price. No such grants have been issued. The Company applies the intrinsic-value method in accounting for its employee stock option grants and, accordingly, no compensation cost has been recognized for its stock options in the financial statements.

Pro forma disclosure of the net earnings impact of applying an alternative method of recognizing stock compensation expense over the vesting period is based on the fair value of all stock-based awards on the date of grant. If the Company had elected to recognize compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company’s net earnings would have been decreased to the pro forma amounts indicated in the table below.

The impact of calculating compensation cost for stock options under SFAS No. 123 is reflected over the options’ vesting period, typically four years.

	Fiscal years ended			Nine months ended
	December 31, 2000	December 30, 2001	December 29, 2002	September 29, 2002	September 28, 2003
Net earnings, as reported	$2,562	2,701	3,077	1,927	2,342
Deduct:
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	194	221	198	149	165

Pro forma net earnings	$2,368	2,480	2,879	1,778	2,177

Net earnings per common share:
As reported (basic)	$0.55	0.56	0.64	0.33	0.43
Pro forma (basic)	0.47	0.47	0.56	0.27	0.36
As reported (dilutive)	0.52	0.50	0.54	0.28	0.35
Pro forma (dilutive)	0.45	0.42	0.48	0.23	0.29

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Fiscal years ended			Nine months ended
	December 31, 2000	December 30, 2001	December 29, 2002	September 29, 2002	September 28, 2003

Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%
Expected stock price volatility	45.0%	42.0%	46.0%	44.0%	39.0%
Risk-free interest rate	6.7%	4.7%	2.8%	4.7%	2.6%
Expected life of options	5 years	5 years	5 years	5 years	5 years

The per-share weighted average fair value of stock options granted during 2000, 2001, 2002 and the nine months ended September 29, 2002 and September 28, 2003 was $1.90, $1.40, $2.05, $2.05, and $5.36, respectively. Volatility was calculated based on an analysis of the Company’s industry peers.

(x)	New Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring)”. SFAS No. 146 requires recognition of a liability for the costs associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan as required under EITF Issue 94-3. SFAS No. 146 was effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 did not have a material impact on the Company’s consolidated financial statements but may impact the timing of recognition of future restructuring charges.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair-value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require additional disclosure in both annual and interim financial statements on the method of accounting for stock-based compensation. The Company adopted the disclosure provisions of SFAS No. 148 in the fourth quarter of fiscal 2002.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 states that companies that have exposure to the economic risks and potential rewards from another entity’s assets and activities have a controlling financial interest in a variable interest entity and should consolidate the entity, despite the absence of clear control through a voting equity interest. The consolidation requirements apply to all variable interest entities created after January 31, 2003. For variable interest entities that existed prior to February 1, 2003, the consolidation requirements are effective for annual or interim periods ending after December 15, 2003. We completed our analysis of FIN No. 46 and determined that we are not required to consolidate our franchisees.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement requires that an issuer classify a financial instrument within the scope of the pronouncement as a liability. SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement did not have a material impact on its financial statements as the Company’s Series A preferred stock is convertible into common stock.

(2)	Property and Equipment

Property and equipment consists of the following:

	As of
	December 30, 2001	December 29, 2002	September 28, 2003
Construction in process	$1,784	1,030	1,896
Leasehold improvements	20,155	29,476	33,001
Furniture, fixtures, and equipment	2,543	3,030	4,922
Equipment under capital leases	12,054	16,413	20,137

	36,536	49,949	59,956
Less accumulated depreciation and amortization	(10,051)	(15,075)	(20,284)

	$26,485	34,874	39,661

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

(3)	Long-term Debt

Notes payable consisted of the following:

	As of
	December 30, 2001	December 29, 2002
Note payable in monthly installments of $11 through December 2005 at a fixed rate of 7.75%	$442	351
Note payable in monthly installments of $10 through April 2006 at a fixed rate of 8.25%	444	356

Total long-term debt	886	707
Less current portion	(189)	(205)

	$697	502

As of December 29, 2002, the annual maturities of long-term debt are as follows: 2003 — $205, 2004 — $222, 2005 — $240, and 2006 — $40.

(4)	Lease Commitments

The Company leases all of its restaurants and corporate offices under operating leases that have various expiration dates. In addition to base rents, certain leases require the Company to pay its share of maintenance and real estate taxes and include provisions for contingent rentals based upon sales. Certain leases contain renewal options under which the Company may extend the terms for an additional three to five years.

The Company also leases office equipment and restaurant equipment under noncancelable operating leases and capital leases with terms ranging from three to eight years.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

The gross amount of equipment and related accumulated amortization recorded under capital leases are as follows:

	As of
	December 30, 2001	December 29, 2002
Equipment	$12,054	16,413
Less accumulated amortization	(4,056)	(6,400)

Total	$7,998	10,013

Future minimum rental payments due under capital and noncancelable operating leases at December 29, 2002 are as follows:

	Capital leases	Operating leases
Fiscal year ending:
2003	$4,333	6,577
2004	3,190	6,556
2005	1,715	6,283
2006	655	6,289
2007	—	6,296
Thereafter	—	22,173

Total future minimum lease payments	9,893	$54,174

Less amounts representing interest, ranging from 9% to 11%	(1,240)

Present value of net minimum payments	8,653
Less current portion	(3,617)

	$5,036

At December 30, 2001, December 29, 2002, and September 28, 2003 accounts receivable — other included $1,188, $2,686, and $0, respectively, due from a leasing company for expenditures incurred by the Company. These amounts represent expenditures for equipment the Company has purchased which will be refinanced subsequent to year-end under capital lease arrangements. The above capital lease obligations exclude the financing of these amounts.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

In 2000, 2001, and 2002 the Company rented office and warehouse space under operating leases which, in addition to the minimum lease payments, require payment of a proportionate share of the real estate taxes and building operating expenses. The Company also rents restaurant space under operating leases, some of which, in addition to the minimum lease payments and proportionate share of real estate and operating expenses, require payment of percentage rents based upon sales levels. Rent expense, excluding the Company’s proportionate share of real estate and operating expenses, was as follows:

	Fiscal years ended
	December 31, 2000	December 30, 2001	December 29, 2002
Minimum rents	$2,582	3,621	4,869
Percentage rents	52	66	59

Total	$2,634	3,687	4,928

Equipment and auto leases	$73	193	217

(5)	Income Taxes

Income tax expense is comprised of the following:

	Fiscal years ended
	December 31, 2000	December 30, 2001	December 29, 2002
Current:
Federal	$839	926	(303)
State	157	226	250
Deferred:
Federal	459	308	1,954
State	145	39	129

Total tax expense	$1,600	1,499	2,030

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

A reconciliation of the expected federal income taxes (benefits) at the statutory rate of 34% with the provision for income taxes is as follows:

	Years ended
	December 31, 2000	December 30, 2001	December 29, 2002
Expected federal income tax expense	$1,415	1,428	1,736
State income tax expense, net of federal effect	200	175	250
Nondeductible expenses	20	21	60
General business credits	(77)	(112)	(69)
Other	42	(13)	53

	$1,600	1,499	2,030

Deferred tax assets and liabilities are classified as current and noncurrent on the basis of the classification of the related asset or liability for financial reporting. Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes. Temporary differences comprising the net deferred tax assets and liabilities on the balance sheets are as follows:

	Years ended
	December 30, 2001	December 29, 2002
Deferred tax assets:
Unearned franchise fees	$355	375
Accrued vacation	140	176
Accrued compensation	94	145
Other	231	182

	$820	878

Deferred tax liability:
Depreciation	$1,315	3,457
Other	15	16

Total	$1,330	3,473

The Company believes that, as a result of its historical income and reversal of deferred tax liabilities, it is more likely than not that the Company will realize its deferred tax assets.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

(6)	Mandatorily Redeemable Preferred Stock

On December 2, 1999, the Company completed the sale of 2,322,618 shares of Series A preferred stock (Series A) at $2.75764 to three private equity investment funds. The Company received proceeds of $4,220 and converted debt on a line of credit plus accrued interest of $1,587 into preferred stock, net of expenses. In fiscal 2000, the Company sold an additional 759,726 shares of Series A to its existing stockholders, officers, and directors at $2.75764 per share with proceeds of $1,938, net of expenses. Series A is entitled to a cumulative dividend of 12% before dividends may be paid on any other class of capital stock. At December 29, 2002, cumulative dividends in arrears equaled $3,580. Series A is redeemable at the discretion of its holders in December 2004 for $15,100. The Company is increasing the carrying value of the Series A over the four-year period. For fiscal 2000, 2001, and 2002 the carrying value of the Series A increased by $1,209, $1,317, and $1,457, respectively, with a corresponding decrease to retained earnings.

The holders of Series A are entitled to receive dividends out of funds legally available for dividends if and when declared by the board of directors. No dividends can be paid to common stockholders unless the dividend is allocated among the holders of Series A shares and the holders of common shares based on the amount of the investment in the Company represented by each such class. In the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, or in the event of a sale of the Company’s assets or a merger with another corporation, the holders of Series A are entitled to receive $2.75764 per share, plus accrued dividends, before any distribution is made with respect to the common stock. Series A stockholders have special voting rights as defined by the Articles of Incorporation. However, in the event of an underwritten public offering of the Company’s common stock meeting certain requirements, the special voting rights will terminate.

Each Series A share is convertible without the accrued dividend into 0.6 shares of common stock at any time or can be automatically converted into common stock upon the issuance of common stock in an underwritten public offering where the gross proceeds received by the Company equal or exceed $15 million and the public offering price equals or exceeds $11.65 per share.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

(7)	Stockholders’ Equity

(a)	Stock Options

The Company has a stock-based compensation plan which reserved 1,100,000 shares of the Company’s common stock for sale to its employees, officers, and directors. The plan states that the option price for these shares is to be not less than the fair market value on the date of grant. Incentive stock options become exercisable in four equal installments from the date of the grant and have a contractual life of ten years. Nonqualified stock options issued pursuant to the plan have varying vesting periods from immediately to one year and have a contractual life of ten years. On September 4, 2003, the board of directors amended the plan to allow the granting of restricted stock and extended the plan to 2013. Both of these modifications are subject to shareholder approval. Option activity is summarized as follows:

	Number of shares	Weighted average exercise price
Outstanding, December 26, 1999	564,132	$3.50
Granted	247,740	3.90
Exercised	(750)	3.15
Cancelled	(35,700)	3.40

Outstanding, December 31, 2000	775,422	3.65
Granted	140,230	7.50
Exercised	—	—
Cancelled	(138,622)	4.10

Outstanding, December 30, 2001	777,030	4.25
Granted	108,439	11.25
Exercised	(6,000)	3.35
Cancelled	(51,300)	5.30

Outstanding, December 29, 2002	828,169	5.10
Granted	52,600	15.94
Exercised	(41,350)	4.04
Cancelled	(31,582)	8.01

Outstanding, September 28, 2003	807,837	5.76

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

The following table summarizes the Company’s stock options outstanding at December 29, 2002:

	Options outstanding			Options exerciseable
Range	Shares	Average remaining contractual life (years)	Weighted average exercise price	Shares	Weighted average exercise price
$ 2.50 – 3.35	246,357	5.35	$3.05	204,943	$3.00
3.65 – 3.90	222,240	7.04	3.85	121,924	3.85
4.15 – 7.50	255,673	6.59	5.70	171,680	4.80
11.25	103,899	9.34	11.25	—	—

2.25 – 11.25	828,169	6.69	5.10	498,547	3.80

(b)	Warrants

In connection with various financing activities prior to 2000, the Company has granted warrants to acquire an aggregate of 377,685 shares of the Company’s common stock at an exercise price of $2.50 to $4.65 per share, all of which are currently exercisable and remain outstanding at December 29, 2002. During the nine months ended September 28, 2003, 177,169 warrants were exercised and 68,829 warrants expired. 131,687 warrants remain outstanding as of September 28, 2003.

(c)	Common Stock Split

On September 9, 2003, the Company approved and effected a 1-for-5 reverse stock split. All share and per share grants have been adjusted retroactively to reflect the stock split.

(d)	Employee Stock Purchase Plan

On September 4, 2003, the Company’s Board of Directors adopted the 2003 Employee Stock Purchase Plan. This Plan is available to substantially all employees subject to employment eligibility requirement. The Plan is effective upon the completion of the Company’s initial public offering. Participants may purchase the Company’s common stock at 85% of the beginning or ending closing price, whichever is lower, for each six-month period ending each May 15 and December 15. This plan is subject to shareholder approval.

(8)	Earnings Per Share

The following is a reconciliation of basic and fully diluted earnings per share for fiscal 2000, 2001 and 2002 and for the nine-month periods ended September 29, 2002 and September 28, 2003:

	Fiscal year ended December 31, 2000
	Earnings (numerator)	Shares (denominator)	Per-share amount
Net earnings	$2,562
Less accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	(1,209)

Earnings per common share	1,353	2,468,733	$0.55
Effect of dilutive securities — stock options and warrants	—	113,799

Earnings per common share — assuming dilution	$1,353	2,582,532	0.52

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

	Fiscal year ended December 30, 2001
	Earnings (numerator)	Shares (denominator)	Per-share amount
Net earnings	$2,701
Less accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	(1,317)

Earnings per common share	1,384	2,469,392	$0.56
Effect of dilutive securities — stock options and warrants	—	311,312

Earnings per common share — assuming dilution	$1,384	2,780,704	0.50

	Fiscal year ended December 29, 2002
	Earnings (numerator)	Shares (denominator)	Per-share amount
Net earnings	$3,077
Less accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	(1,457)

Earnings per common share	1,620	2,529,094	$0.64
Effect of dilutive securities — stock options and warrants	—	446,999

Earnings per common share — assuming dilution	$1,620	2,976,093	0.54

	Nine-month period ended September 29, 2002
	Earnings (numerator)	Shares (denominator)	Per-share amount
Net earnings	$1,927
Less accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	(1,086)

Earnings per common share	841	2,528,929	$0.33
Effect of dilutive securities — stock options and warrants		450,528

Earnings per common share — assuming dilution	$841	2,979,457	0.28

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

	Nine-month period ended September 28, 2003
	Earnings (numerator)	Shares (denominator)	Per-share amount
Net earnings	$2,342
Less accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	(1,205)

Earnings per common share	1,137	2,671,497	$0.43
Effect of dilutive securities – stock options and warrants		624,108

Earnings per common share – assuming dilution	$1,137	3,295,605	$0.35

The following is a summary of those securities outstanding at the end of the respective periods, which have been excluded from the calculations because the effect on net earnings per common share would not have been dilutive:

	December 31, 2000	December 30, 2001	December 29, 2002	September 28, 2003
Options	165,930	95,378	189,582	64,860
Warrants	81,000	—	—	—
Series A preferred stock	1,849,415	1,849,415	1,849,415	1,849,415

The Series A preferred stock has 3,082,344 shares outstanding. These preferred shares are convertible into common stock at a conversion rate of 0.6 shares of common stock for each share of preferred stock. Upon conversion an additional 1,849,415 shares of common stock will be outstanding.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

(9)	Supplemental Disclosures of Cash Flow Information

	Fiscal years ended			Nine months ended
	December 31, 2000	December 30, 2001	December 29, 2002	September 29, 2002	September 28, 2003
Cash paid during the period for:
Interest	$694	886	941	699	750
Income taxes	1,075	173	1,901	1,921	803
Noncash financing and investing transactions:
Capital lease obligations incurred	4,676	1,779	4,680	3,956	3,876
Goodwill purchase price adjustment	—	—	95	95	—
Increase in cumulative dividend and mandatory redemption feature of preferred stock	1,209	1,317	1,457	1,086	1,204

(10)	Acquisitions

During 2001, the Company acquired two franchise restaurants from its franchisees. These acquisitions were made to increase the presence of Company-owned restaurants in these markets. Both transactions were recorded using the purchase method of accounting. The assets acquired were recorded at estimated fair value as determined by the Company’s management. The purchase price for each of the transactions was paid in cash. A summary of the assets acquired in the acquisition follows:

Estimated fair values:
Assets acquired, primarily leasehold improvements and equipment	$636
Goodwill	787

Purchase price	$1,423

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

(11)	Restaurant Closures and Impairment

On October 4, 2002 and May 20, 2003, the Company closed restaurants due to poor financial performance. As a result, a charge was taken for remaining lease obligations, broker fees, and utilities. These charges were recognized as a part of the restaurant closure and impairment.

The reconciliation of the store closing reserve for the year ended December 29, 2002 and nine-month period ended September 28, 2003 is as follows:

	Balance December 30, 2001	2002 provision	Costs incurred	Balance December 29, 2002
Remaining lease obligation and utilities	$—	185	(21)	164
Broker fees	—	58	—	58

	$—	243	(21)	222

	Balance December 29, 2002	2003 provision	Costs incurred	Balance September 28, 2003
Remaining lease obligation and utilities	$164	119	(76)	207
Broker fees	58	—	—	58

	$222	119	(76)	265

A reconciliation of restaurant closures and impairment charges recognized by the Company is as follows:

	Fiscal year ended			Nine months ended
	December 31, 2000	December 30, 2001	December 29, 2002	September 29, 2002	September 28, 2003
Store closing charges	$—	—	243	228	119
Long-lived asset impairment	—	214	309	150	590
Other asset write-offs	50	75	156	53	29

	$50	289	708	431	738

(12)	Employee Benefit Plan

The Company has a defined contribution 401(k) plan whereby eligible employees may contribute pretax wages in accordance with the provisions of the plan. The Company matches certain contributions made by eligible employees. Matching contributions of approximately $60, $72, and $81, were made by the Company during 2000, 2001, and 2002, respectively.

(13)	Employment Agreements

We have entered into employment agreements with each of our executive officers. These agreements are for a one-year term and include an automatic extension for successive one-year terms. The agreements also include

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

termination and resignation provisions, a confidentiality clause, a non-compete provision and a severance package that includes salary payments for either one year in the case of our Chief Executive Officer and Chief Financial Officer or six months in the case of our Senior Vice President, and a non-compete period of equal duration.

Our executive officers are entitled to receive an annual bonus upon the achievement of certain board-established performance milestones, including revenue, net income, restaurant openings and employee turnover. Further, under our Management Deferred Compensation Plan, participants may elect to have a portion of their base salary paid into their deferred compensation account. The maximum deferral is 7.5% of the base salary of each Vice President, 10% of the base salary of each Senior Vice President, and 12.5% of the base salary of Chief Executive Officer and Chief Financial Officer. Such amounts are subject to certain vesting provisions depending on length of employment and circumstances of employment termination.

The employment agreements further provide that we shall pay our executive officers the annual base salary, which will be reviewed not less than annually and may be increased or reduced; provided, (i) any reduction relating to our Chief Executive Officer or Chief Financial Officer will be permitted only if we reduce the base compensation of our executive employees generally and will not exceed the average percentage reduction for such employees; and (ii) with respect to our other executive officers, any reduction will be permitted only if we reduce the base compensation of our employees generally and will not exceed the average percentage reduction for all such employees. In addition to the base salary, our executive officers are entitled to participate in additional stock option plans and other employee benefit plans. Annual base salary commitments under employment agreements are $1,621.

(14)	Related Party Transactions

The Company subleases a portion of its main offices to Carefree Capital Partners, Limited Partnership (Carefree) for $2 per month in a month-to-month lease which includes utilities. A director of the Company is president and sole stockholder of Carefree. The Company paid a service fee of $43 in 2002 to Carefree for services provided to the Company by an employee of Carefree. This arrangement was discontinued in June of 2003.

Carefree Capital, Inc., of which one of our directors is the sole stockholder, was issued warrants to purchase 35,104 shares of our common stock as part of a bridge financing transaction in 1999.

A member of the board of directors is an officer and director at the Company’s primary law firm. Legal fees incurred with this firm were less than 5% of the law firm or the Company’s total revenue. The services provided by the law firm were at fair value.

It is our policy that all related party transactions must be disclosed and approved by the disinterested directors and the terms and considerations for such related party transactions are compared and evaluated to terms available or the amounts that would have to be paid or received, as applicable, in arms-length transactions with independent third-parties.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2001 and December 29, 2002

(Dollar amounts in thousands, except per-share amounts)

(Information pertaining to the nine months ended September 28, 2003 is unaudited)

(15)	Contingencies

The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position and results of operations.

On August 8, 2003, an action captioned Ritter vs. Buffalo Wild Wings, Inc. was brought in Pennsylvania state court by the representative of the estate of a 23-year-old decedent alleging that we acted improperly by serving alcohol to an individual who later lost control of his vehicle and struck and killed the decedent and one other individual. The plaintiff has asked for unspecified damages for wrongful death and loss of life as well as punitive damages. We believe that we have meritorious defenses to the allegations made and are vigorously defending these claims. In addition, we believe we have sufficient insurance to cover an award of compensatory damages. Recent litigation against restaurant chains has resulted in significant judgments, including punitive damages, under dram shop statutes. A judgment significantly in excess of our insurance coverage or involving punitive damages, which may not be covered by insurance, could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from these allegations may materially adversely affect us and our restaurants.

GRAZING ZONE

FINGER FOODS

PEPPERONI POCKETS
Two pockets packed with mozzarella and provolone cheese blended with pepperoni and basil pizza sauce, then deep-fried to a golden brown. 2.99

MOZZARELLA STICKS
Batter-dipped mozzarella cheese sticks served with marinara sauce. 4.29

ROASTED GARLIC MUSHROOMS
Whole-button mushrooms, lightly marinated in roasted garlic, breaded and deep-fried. Served with your choice of Ranch or our new Southwestern Ranch dressing. 4.29

ULTIMATE NACHOS
Blue corn chips topped with chili or grilled chicken, diced tomato, onion, shredded lettuce and cheddar cheese. Served with salsa and sour cream. They're nacholicious. 5.59

CHICKEN QUESADILLA
Large grilled flour tortilla stuffed with strips of tender chicken breast, cheddar and mozzarella cheese, onion and diced tomato. Served with salsa and sour cream. 5.49

THREE-CHEESE QUESADILLA
Large grilled flour tortilla packed with cheddar, mozzarella and pepperjack cheese, onion and diced tomato. Served with salsa and sour cream. It's three times the fun. 4.99

POTATO WEDGES
A smooth blend of rich sour cream and chive flavors on crispy battered potato wedges. Served in a basket and topped with cheddar cheese. 4.19

BUFFALO CHIPS™
A basket of natural-cut potato slices deep-fried to a golden brown and topped with cheddar cheese. 3.99

ONION RINGS
Crispy beer-battered onion rings deep-fried to a golden brown. Served with our new Southwestern Ranch dressing. 3.49

CHICKEN BUFFALO TENDERS™
Whole breast fillet chicken strips, lightly breaded and crispy. Served with your favorite signature sauce.

4 Tenders 4.79 6 Tenders 5.99

BLUE CORN CHIPS
Cool blue chips, with a side of salsa and sour cream. 2.99

MINI CORN DOGS
Bite-sized corn dogs in real corn bread batter. Served with our signature Honey Mustard sauce. 3.99

SALADS

Who says a salad has to be bland? Ours are bigger and better than ever.

Bleu Cheese • French • Honey Mustard • Light Italian • Ranch • Fat-Free Ranch • **NEW** Southwestern Ranch • Thousand Island

GARDEN SALAD
Crisp mixed greens topped with onion, tomato, celery, green peppers and a side of crunchy croutons. Served with your choice of dressing. 3.49

CRISPY CHICKEN TENDER SALAD
A fresh take on our garden salad. Crispy greens are topped with three chopped Chicken Buffalo Tenders™, served with a side of croutons and your choice of dressing. 5.99

GRILLED CHICKEN SALAD
Our fresh garden salad topped with a hot, grilled chicken breast. Served with a side of croutons and your choice of dressing. 5.99

GRILLED BLACKENED CHICKEN SALAD
Same ingredients as our Grilled Chicken Salad, but topped with tasty blackened chicken. Served with croutons and your choice of dressing. 5.99

CHICKEN CAESAR SALAD
A classic Caesar salad with our special Old World Caesar dressing, topped with a hot, grilled chicken breast and served with a side of croutons. 5.99

BLACKENED CHICKEN CAESAR SALAD
Same ingredients as our Chicken Caesar Salad, but featuring a hot, blackened chicken breast. 5.99

TACO SALAD
Lettuce, tomato, onion and cheddar cheese with grilled chicken or chili in a crisp tortilla shell. Served with a side of blue corn chips, salsa and your choice of dressing. 5.99

Veggie & Cheese 5.49

CALL AHEAD FOR TAKEOUT

BURGERS

Beefy third-pound burgers served with lettuce, tomato and onion. Choose a Kimmelweck roll (our special Kaiser roll toasted with rock salt and caraway seeds) or a plain Kaiser roll. Then spice 'em up with one of our signature sauces.

THE CLASSIC BURGER
A single, juicy seasoned beef patty charbroiled just the way you like it. 3.79

Double patty 5.19

THE CLASSIC BURGER WITH CHEESE
Same as our Classic Burger, only now it's topped with your choice of cheese. 3.99

SWISS & 'SHROOM BURGER
The perfect couple. A burger with Swiss cheese and mushrooms. 4.59

BLACK & BLEU BURGER
The burger with bite. It's grilled with our Cajun seasoning and topped with Bleu Cheese dressing. 4.59

BACON CHEDDAR BURGER
This one's piled high with strips of crispy bacon and cheddar cheese. 4.59

WESTERN BURGER
A triple threat. A juicy burger smothered with our Sweet BBQ sauce, cheddar cheese and bacon. 4.59

GARDENBURGER®
The no-meat version. It's a tasty blend of mushrooms, onions, whole grains and cheese with lettuce, tomato and onions. 4.59

Hot Tip: Try it with our signature Hot sauce and Bleu Cheese dressing!

ROLL CALL

SANDWICHES

Choose from a Kimmelweck roll (our special Kaiser roll toasted with rock salt and caraway seeds) or a plain Kaiser roll.

GRILLED CHICKEN SANDWICH
A tender grilled chicken breast topped with lettuce, tomato and onion. Try it with your favorite signature sauce. 4.59

BREADED CHICKEN SANDWICH
A juicy chicken breast made with the same breading as our Chicken Buffalo Tenders™ and topped with lettuce, tomato and onions. Add some kick with one of our signature sauces. 4.59

DOUBLE JERK CHICKEN SANDWICH
Can you take the heat? Try this grilled chicken breast coated with a roasted garlic rub and our Caribbean Jerk sauce. It's served with shredded lettuce and Bleu Cheese dressing. 4.89

CHICKEN CAESAR SANDWICH
A juicy grilled chicken breast topped with romaine lettuce, Caesar dressing and Romano cheese. It gets a thumbs up. 4.59

SPICY CHICKEN SANDWICH
Spice up your meal with this breaded chicken breast topped with lettuce, tomato and onion. 4.59

CHICKEN PARMESAN SANDWICH
A plump, juicy chicken breast with our Chicken Buffalo Tenders™ breading, topped with mozzarella and Romano cheese, marinara sauce, lettuce and onion. 4.89

CHICKEN CLUB SANDWICH
A juicy, grilled chicken breast piled high with bacon, Swiss cheese, lettuce, tomato and onion. Served with mayo on the side. 4.89

TURKEY CLUB SANDWICH
A stack of turkey, bacon, Swiss cheese, lettuce, tomato and onion. Served with mayo on the side. 4.99

THE BIG FISH SANDWICH
A lightly breaded cod fillet topped with lettuce, tomato and onion. Served with tartar on the side. 4.89

HOT BBQ PORK SANDWICH
Tender shredded pork mixed with our own special Hot BBQ sauce and piled high on a roll. We're not kidding, it's hot. 4.59

Tasty tip: Try it with Swiss cheese.

ON THE SIDE

POTATO WEDGES
A smooth blend of rich sour cream and chive flavors on crispy battered potato wedges.

Regular 1.99
Regular with cheddar 2.39
Basket 3.39
Basket with cheddar 4.19
Basket with chili & cheese 4.89

ONION RINGS
Crispy beer-battered onion rings deep-fried to a golden brown. Served with our new Southwestern Ranch dressing. 3.49

Add Cajun spice for 20¢ more.

BUFFALO CHIPS™
Not what you think. Natural-cut potato slices deep-fried to a golden brown.

Regular 1.89
Regular with cheddar 2.29
Basket 3.19
Basket with cheddar 3.99
Basket with chili & cheese 4.89

Add Cajun spice for 20¢ more.

DENOTES A SIGNATURE ITEM

CAN YOU SAY CHICKEN?

WINGS

Here they are in all their lip-smacking, award-winning glory: Buffalo, New York-style chicken wings flavored with your favorite signature sauce.

6 WINGS	3.29
12 WINGS	5.89
18 WINGS	7.99
24 WINGS	10.49
50 WINGS	20.99
100 WINGS	39.99

30¢ WING TUESDAY

Order celery, Bleu Cheese or Ranch dressing for just 40¢ each.

Larger orders available on request. Availability of phone-in orders on Tuesdays varies by location. Pricing and hours may vary by location.

TENDERS

Try our original Chicken **BUFFALO TENDERS**™, whole breast fillet chicken strips, lightly breaded and crispy. Served with your favorite signature sauce.

4 TENDERS	4.79
6 TENDERS	5.99

LEGS

Our tasty **BUFFALO LEGS**™ are tender chicken drumsticks cooked to a crispy golden brown and spun in your favorite signature sauce.

2 LEGS	1.99
4 LEGS	3.59

50¢ LEG WEDNESDAY

TORTILLA TIME

CHICKEN TENDER WRAPPER

Large soft flour tortilla wrapped around our own Chicken Buffalo Tenders™, cheddar and mozzarella cheese, shredded lettuce, tomato, pineapple and your choice of Ranch, Bleu Cheese, our new Southwestern Ranch dressing, or your favorite signature sauce. Served with blue corn chips. 5.49

TURKEY WRAPPER

Large soft flour tortilla wrapped around sliced turkey, cheddar and mozzarella cheese, tomato, pineapple and your choice of Ranch, Bleu Cheese, our new Southwestern Ranch dressing, or your favorite signature sauce. Served with blue corn chips. 5.49

CHICKEN QUESADILLA

Large grilled flour tortilla stuffed with strips of tender chicken breast, cheddar and mozzarella cheese, onion and diced tomato. Served with salsa and sour cream. 5.49

THREE-CHEESE QUESADILLA

Large grilled flour tortilla packed with cheddar, mozzarella and pepperjack cheese, onion and diced tomato. Served with salsa and sour cream. It's three times the fun. 4.99

CHICKEN FAJITAS

Two soft flour tortillas filled with grilled chicken, green pepper, onion, crisp lettuce, diced tomato and shredded cheddar cheese. Served with blue corn chips, salsa and sour cream. 5.99

GRILLED CHICKEN BUFFALITOS™

Two soft flour tortillas packed with grilled chicken, lettuce, tomato, onion, cheddar cheese, sour cream, and your favorite signature sauce. Served with blue corn chips. 5.49

Single Buffalito™ 2.69

Veggie & Cheese: Two for 4.49 Single Buffalito™ 2.19

CARIBBEAN JERK BUFFALITOS™

Feel the burn with these two soft flour tortillas filled with chicken, Caribbean Jerk sauce, sour cream, mozzarella cheese, shredded lettuce, diced tomato and onion. Topped with pineapple and served with blue corn chips. 5.49

THAI CHICKEN BUFFALITOS™

Far East meets West with these two soft flour tortillas filled with chicken, Thai sauce, sour cream, mozzarella cheese, shredded lettuce, diced tomato and onion. Topped with pineapple and served with blue corn chips. 5.49

HEARTY CHILI BUFFALITOS™

Two soft flour tortillas stuffed with chili, lettuce, tomato, onion, cheddar cheese, sour cream, and your favorite signature sauce. Served with blue corn chips. 5.49

Single Buffalito™ 2.69

KIDS 12 & UNDER

GRILLED CHEESE QUESADILLA
CHICKEN BUFFALO TENDERS™
PEPPERONI POCKET
MINI CORN DOGS
4 WINGS

All kids' meals are served with Buffalo Chips,™ a pickle and a 12-ounce soft drink. 2.99 gift·card
www.buffalowildwings.com
BUFFALO WILD WINGS
GRILL & BAR

Get it to go.

Drop in after work.
Enjoy special party prices.
Coors Light

Wing Tuesdays
Get as many in as you can.

WE'RE ON FIRE™

BEST **ENTREE**, 2002 People's Choice Award–Cincinnati Post; **BEST** **CHICKEN WINGS**, 2002 Sandusky People's Choice Awards; **BEST** **SPORTS BAR**, 2002 Best of Buffalo – University of Buffalo; **BEST** **BUFFALO WINGS**, 2002 Winner – Detroit News

2002 QSR 50–**RANKED #1** Top 20 Chains With Fewer Than 300 Units By Systemwide Sales; **2002 Franchise 500**–**RANKED #1** Food/Quick Service, Specialty, Chicken Wings; **2002 QSR 50**–**RANKED #3** Top 10 Fast-Casual Chains By Systemwide Sales; **2002 TECHNOMIC**–**RANKED #8** Fastest Growing Restaurant Chains

Jerk Chicken.

BLAZIN

BONELESS
BUFFALO WINGS
Try some today!

IT STARTED WITH TWO GUYS DRIVEN BY HUNGER

BUFFALO WILD WINGS
GRILL & BAR

The year was 1982. Jim Disbrow and Scott Lowery had recently transplanted to Kent, Ohio from Buffalo, New York. All was fine until one day they started craving wings. Not just any wings, but authentic Buffalo, New York-style chicken wings. Problem was, there was nowhere to go. So they decided to open their own wing joint. Hence the beginning of Buffalo Wild Wings® (formerly known as bw-3) – the grill and bar that serves up a healthy dose of fun along with wings spun in one of twelve signature sauces. Several years and over a billion wings later Buffalo Wild Wings continues to grow with 220 restaurants nationwide.

Coca-Cola
You Win

BUFFALO WILD WINGS
GRILL & BAR

                     Shares

Common Stock

PROSPECTUS

                    , 2003

Joint Book-Running Managers

RBC CAPITAL MARKETS	SG COWEN

MCDONALD INVESTMENTS INC.

Until                     , 2003 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following expenses will be paid by us in connection with the distribution of the securities registered hereby and do not include the underwriting discount to be paid to the Underwriters. All of such expenses, except for the SEC registration fee, NASD fee and Nasdaq listing fee, are estimated.

SEC Registration Fee	$3,722
NASD Fee	5,100
Nasdaq National Market Listing Fee	105,000
Legal Fees	350,000
Accountants’ Fees and Expenses	250,000
Printing Expenses	50,000
Blue Sky Fees and Expenses	5,000
Transfer Agent Fees and Expenses	5,100
Miscellaneous	126,078

Total	$900,000

Item 14.    Indemnification of Directors and Officers

Section 302A.521, subd. 2, of the Minnesota Statutes requires that we indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, ii) acted in good faith, iii) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company. In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of our board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

Our bylaws provide that we shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statute, as detailed above. We also maintain a director and officer liability insurance policy.

In addition, the registration rights agreements we entered into with Series A preferred stockholders in 1999 and the warrants we issued in connection with a private placement in 1998 obligate us to indemnify such security holders requesting or joining in a registration and each underwriter of the securities so registered, as well as the officers, directors and partners of such party, against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of any material fact contained in any prospectus, offering circular or other related document or any omission (or alleged omission) to state any material fact required to be stated or necessary to make the statements not misleading, or any violation by us of any rule or regulation promulgated under the Securities Act.

Section 10(b) of the form of underwriting agreement to be filed as Exhibit 1.1 hereto, the underwriters agree to indemnify, under certain conditions, the company, our directors, certain of our officers and persons who control the company within the meaning of the Securities Act against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we issued the securities described below (adjusted to give effect to a 1-for-5 reverse stock split) that were not registered under the Securities Act.

(1)    On October 15, 2003, we issued an aggregate of 12,000 shares of common stock for an aggregate purchase price of $55,350 to the estate of a former director upon the exercise of a stock option.

(2)    In 2003, we granted options to purchase an aggregate of 52,601 shares of our common stock with exercise prices ranging from $12.75 to $18.65 per share to employees and directors pursuant to our 1995 Stock Option Plan.

(3)    On April 8, 2003, we issued 450 shares of common stock for an aggregate purchase price of $1,125 to an employee upon the exercise of an option.

(4)    In March and April 2003, we issued an aggregate of 174,169 shares of common stock to holders of warrants, each of whom is an accredited investor, upon the exercise or conversion of warrants, with 97,200 shares being issued for an aggregate of $421,216 in cash and 76,969 shares being issued upon forfeiture of 47,231 shares underlying the warrants pursuant to a cashless conversion provision in the warrants.

(5)    In March 2003, we issued 4,900 shares of common stock for an aggregate purchase price of $16,680 to an employee upon the exercise of an option.

(6)    On March 21, 2003, we issued an aggregate of 3,000 shares of common stock for an aggregate purchase price of $10,000 to an accredited investor upon exercise of a warrant.

(7)    On January 22, 2003, we issued an aggregate of 13,268 shares of common stock to two employees upon the exercise of options for an aggregate of 24,000 shares for an aggregate purchase price of $110,000, which was paid by exchanging 10,732 shares of previously owned stock.

(8)    On January 23, 2003, we issued an aggregate of 12,000 shares of common stock for an aggregate purchase price of $55,000 to the estate of a former director upon the exercise of a stock option.

(9)    In 2002, we granted options to purchase an aggregate of 108,840 shares of our common stock with exercise prices ranging from $7.00 per share to $11.25 per share to employees and directors pursuant to our 1995 Stock Option Plan.

(10)    On December 19, 2002, we issued 6,000 shares of common stock for an aggregate purchase price of $11,276 to an employee upon exercise of an incentive stock option.

(11)    On February 25, 2002, we issued 60,000 shares of common stock for an aggregate purchase price of $150,000 to a director upon exercise of a warrant.

(12)    In 2001, we granted options to purchase an aggregate of 140,230 shares of our common stock at an exercise price of $7.50 per share to employees and directors pursuant to our 1995 Stock Option Plan.

(13)    From September through December 2000, we granted options to purchase an aggregate of 13,332 shares of our common stock at an exercise price of $3.90 per share to employees pursuant to our 1995 Stock Option Plan.

The option grants described in paragraphs (2), (9), (12) and (13) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under a compensatory benefit plan and contract relating to compensation as provided under such rule. The recipients of the options were our employees and directors and received the securities under our 2003 Equity Incentive Plan.

The offers, sales and issuances of common stock described in paragraphs (1), (3), (5), (6), (8) and (10) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under a compensatory benefit plan and contract relating to compensation as provided under such rule. The recipients of the common stock were our employees, directors and the estate of a former director, and they received the securities under our 2003 Equity Incentive Plan. Appropriate legends were affixed to the share certificates issued in such transactions. Each of the recipients represented their intention to acquire the common stock for investment purposes only and not with a view to distribution, and each recipient had adequate access, through employment or other relationships, to information about us.

The offers, sales and issuances of common stock described in paragraphs (4), (6) and (11) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of common stock to the recipients did not involve a public offering and the offers and sales were made to a limited number of investors, each of whom are accredited, in private transactions. The shares of common stock in such transactions were issued to the holders of warrants upon exercise or conversion of such warrants. Appropriate legends were affixed to the share certificates issued in such transactions. Each recipient represented his or her intention to acquire the common stock for investment purposes only and not with a view to distribution, and each recipient had access to adequate information about us.

No underwriters were involved in connection with the above-referenced transactions.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits. The following is a list of all of the exhibits filed as part of the registration statement.

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement
3.1	*	Restated Articles of Incorporation, as amended
3.2	*	Restated Bylaws
4.1	**	Form of specimen certificate representing Buffalo Wild Wings, Inc.’s common stock
5.1	**	Opinion of Fredrikson & Byron, P.A.
10.1	**	2003 Equity Incentive Plan and related forms of agreements
10.2	*	Management Deferred Compensation Plan and Amendment No. 1
10.3	*	Employment Agreement, dated as of December 1, 1999, with Sally J. Smith
10.4	*	Employment Agreement, dated as of December 1, 1999, with Mary J. Twinem
10.5	*	Employment Agreement, dated as of December 1, 1999, with Kathleen M. Alberga (formerly Hoekstra)
10.6	*	Employment Agreement, dated as of April 22, 2002, with James Schmidt
10.7	*	Employment Agreement, dated as of February 25, 2002, with Robert McGurk
10.8	*	Employment Agreement, dated as of August 20, 2001, with Emil Lee Sanders
10.9	*	Employment Agreement, dated as of February 25, 2002, with Judith A. Shoulak
10.10	*	Employment Agreement, dated as of December 1, 1999, with Craig W. Donoghue
10.11	*	Securities Purchase Agreement, dated as of December 2, 1999, with GMN Investors II, L.P., Regent Capital Partners, L.P., and Carefree Capital Partners, Limited Partnership and related Form of Instrument of Adherence
10.12	*	Stockholders Agreement, dated as of December 2, 1999, with GMN Investors II, L.P., Regent Capital Partners, L.P., and Carefree Capital Partners, Limited Partnership

Exhibit No.		Description
10.13	*	Registration Rights Agreement, dated as of December 2, 1999, with GMN Investors II, L.P., Regent Capital Partners, L.P., and Carefree Capital Partners, Limited Partnership, and related Form of Instrument of Accession
10.14	*	Warrant held by Carefree Capital, Inc. dated June 23, 2000
10.15	*	Warrant held by Carefree Capital, Inc. dated March 26, 1999
10.16	*	Warrant held by McDonald Investments Inc. issued on December 30, 1999
10.17	*	Form of Franchise Agreement
10.18	*	Form of Area Development Agreement
21.1	*	List of Subsidiaries
23.1		Independent Auditors’ Consent and Report on Financial Statement Schedule
23.2	**	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on the signature page)

*	Previously filed
**	To be filed by amendment.

(b)    Financial Statement Schedule.

Schedule II — Valuation and Qualifying Accounts

Item 17.    Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant further undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 22, 2003.

BUFFALO WILD WINGS, INC.

By	/s/ SALLY J. SMITH

Sally J. Smith, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on October 22, 2003.

Signatures	Title

/s/ SALLY J. SMITH Sally J. Smith	Chief Executive Officer, President and Director (principal executive officer)

* Dale M. Applequist	Director

* Kenneth H. Dahlberg	Director

* Warren E. Mack	Director

* J. Oliver Maggard	Director

* Robert MacDonald	Director

/s/ MARY J. TWINEM Mary J. Twinem	Chief Financial Officer and Treasurer (principal financial and accounting officer)

* Molly S. Simmons	Director

* /s/ SALLY J. SMITH Sally J. Smith Attorney-in-Fact

Buffalo Wild Wings, Inc.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Description		Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions From Reserves	Balance at End of Period
Allowance for doubtful accounts	- 2002	$75	$0	$54	$21
	- 2001	20	75	20	75
	- 2000	23	14	17	20

Store closing reserves	- 2002	—	243	21	222
	- 2001	—	—	—	—
	- 2000	—	—	—	—

SCH-II

INDEX TO EXHIBITS

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1*	Restated Articles of Incorporation, as amended
3.2*	Restated Bylaws
4.1**	Form of specimen certificate representing Buffalo Wild Wings, Inc.’s common stock
5.1**	Opinion of Fredrikson & Byron, P.A.
10.1**	2003 Equity Incentive Plan and related forms of agreements
10.2*	Management Deferred Compensation Plan and Amendment No. 1
10.3*	Employment Agreement, dated as of December 1, 1999, with Sally J. Smith
10.4*	Employment Agreement, dated as of December 1, 1999, with Mary J. Twinem
10.5*	Employment Agreement, dated as of December 1, 1999, with Kathleen M. Alberga (formerly Hoekstra)
10.6*	Employment Agreement, dated as of April 22, 2002, with James Schmidt
10.7*	Employment Agreement, dated as of February 25, 2002, with Robert McGurk
10.8*	Employment Agreement, dated as of August 20, 2001, with Emil Lee Sanders
10.9*	Employment Agreement, dated as of February 25, 2002, with Judith A. Shoulak
10.10*	Employment Agreement, dated as of December 1, 1999, with Craig W. Donoghue
10.11*	Securities Purchase Agreement, dated as of December 2, 1999, with GMN Investors II, L.P., Regent Capital Partners, L.P., and Carefree Capital Partners, Limited Partnership and related Form of Instrument of Adherence
10.12*	Stockholders Agreement, dated as of December 2, 1999, with GMN Investors II, L.P., Regent Capital Partners, L.P., and Carefree Capital Partners, Limited Partnership
10.13*	Registration Rights Agreement, dated as of December 2, 1999, with GMN Investors II, L.P., Regent Capital Partners, L.P., and Carefree Capital Partners, Limited Partnership, and related Form of Instrument of Accession
10.14*	Warrant held by Carefree Capital, Inc. dated June 23, 2000
10.15*	Warrant held by Carefree Capital, Inc. dated March 26, 1999
10.16*	Warrant held by McDonald Investments Inc. issued on December 30, 1999
10.17*	Form of Franchise Agreement
10.18*	Form of Area Development Agreement
21.1*	List of Subsidiaries
23.1	Independent Auditors’ Consent and Report on Financial Statement Schedule
23.2**	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)

*	Previously filed
**	To be filed by amendment.